Exhibit 2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised under the Financial Services and Markets Act 2000.

If you have sold or otherwise transferred all your WPP Shares, please send this document and the accompanying documents to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. If you have sold or transferred only part of your holding of WPP Shares, you should retain this document and the accompanying documents and consult the bank, stockbroker or agent through who the sale was effected.

The distribution of this document in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an offer to sell or issue, or the solicitation of an offer to buy or subscribe, shares in any jurisdiction in which such offer or solicitation is unlawful.

Share owners should read the whole of this document.

Merrill Lynch International, which is authorised and regulated in the UK by The Financial Services Authority, is acting exclusively for WPP and New WPP in connection with the Scheme Proposals and for no one else and will not be responsible to anyone other than WPP and New WPP for providing the protections afforded to its clients, for the content of this document, or for providing advice in relation to the Proposals.

Your attention is drawn to the letter from the Chairman of WPP in Part 1 of this document, which contains the unanimous recommendation of your Board that you vote in favour of the Scheme Proposals at both the Court Meeting and the Extraordinary General Meeting and in favour of the Share Plans Proposals at the Extraordinary General Meeting. A letter from Merrill Lynch International explaining the Scheme Proposals is set out in Part 2 of this document.

WPP Group plc

(Incorporated in England and Wales under the Companies Act 1985, with Registered Number 01003653)

Recommended proposals for the introduction of a new parent company by means of a scheme of arrangement under section 425

of the Companies Act 1985 and for the authorisation of new share plans

and

Notices of Court Meeting and Extraordinary General Meeting

A copy of the Prospectus, prepared in accordance with the Prospectus Rules of the UK Listing Authority made under section 73A of the Financial Services and Markets Act 2000, has been filed with the FSA in accordance with the Prospectus Rules.

No New WPP Shares have been marketed to, nor are any New WPP Shares available for purchase by, the public in the United Kingdom or elsewhere in connection with the introduction of the New WPP Shares to the Official List. This document does not constitute an offer or an invitation to any person to subscribe for or to purchase any securities in New WPP.

Application has been made to the UK Listing Authority for the New WPP Shares to be admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities. It is expected that dealings in WPP Shares will continue until the close of business on 24 October 2005 and that Admission will become effective and that dealings in New WPP Shares will commence on the London Stock Exchange at 8.00 a.m. on 25 October 2005. Application has also been made to list the New WPP ADSs representing New WPP Shares on NASDAQ. It is expected that dealings in WPP ADSs will continue on NASDAQ until the close of business on 24 October 2005 and that listing will be effective and trading of the New WPP ADSs will commence on NASDAQ at 9.30 a.m. (New York time) on 25 October 2005.

Notices of the Court Meeting and of the Extraordinary General Meeting of WPP to be held on 26 September 2005, commencing respectively at 3.30 p.m. and 3.45 p.m. (or as soon thereafter as the Court Meeting concludes or is adjourned), are set out in Part 6 and Part 7 respectively of this document.

Whether or not you intend to be present at the meetings, please complete and return the forms of proxy accompanying this document to the Registrars, Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA as soon as possible and in any event so as to arrive by not later than 48 hours before the time appointed for the relevant meeting (although the form of proxy for the Court Meeting may be handed to the Chairman or to the Registrars, Computershare Investor Services PLC, at the Court Meeting). If you hold WPP Shares in uncertificated form, you may also appoint a proxy for each meeting by completing and transmitting a CREST proxy instruction in accordance with the procedures set out in the CREST manual and ensuring that it is received by Computershare (under CREST Participant ID 3RA50) by no later than 48 hours before the time appointed for the relevant meeting. Holders of WPP ADSs who do not wish to attend and vote in person should complete their ADS proxy cards in relation to the voting rights attached to the WPP Shares represented by their WPP ADSs and return such cards as soon as possible to the US Depositary, Citibank N.A., at Citibank Shareholder Services, P.O. Box 8527, Edison NJ 08818-9395, USA and in any event by 10.00 a.m. (New York time) on 20 September 2005. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADRs. A summary of the action to be taken by WPP Share Owners and holders of WPP ADSs is set out on pages 7 and 8.

Securities may not be offered or sold in the United States unless they are registered under the Securities Act or are exempt from such registration requirements. Any securities issued pursuant to the Scheme have not been and will not be registered under the Securities Act but will be issued in reliance on the exemption provided by Section 3(a)(10) thereof.

A copy of the Prospectus of New WPP is obtainable up until Admission, free of charge, by calling the Share Owner Helpline on telephone number freephone 0800 953 0082 (+44 800 953 0082 if you are calling from outside the United Kingdom) or on request, free of charge from the head office of WPP and of New WPP (being, in both cases, 27 Farm Street, London W1J 5RJ). A copy of the Prospectus may also be inspected as described in paragraph 4 of the Summary on page 10 and in paragraph 23 of Part 3 of this document.

In connection with the provisions of the U.S. Private Securities Litigation Reform Act of 1995 (the Reform Act), WPP and/or New WPP may include forward-looking statements (as defined in the Reform Act) in oral or written public statements issued by or on behalf of WPP and/or New WPP. These forward-looking statements may include, among other things, plans, objectives, projections and anticipated future economic performance based on assumptions and the like that are subject to risks and uncertainties. As such, actual results or outcomes may differ materially from those discussed in the forward-looking statements. Important factors which may cause actual results to differ include but are not limited to: the unanticipated loss of a material client or key personnel, delays or reductions in client advertising budgets, shifts in industry rates of compensation, government compliance costs or litigation, natural disasters or acts of terrorism, WPP’s and New WPP’s exposure to changes in the values of other major currencies (because a substantial portion of their revenues are derived and costs incurred outside of the United Kingdom) and the overall level of economic activity in WPP’s and New WPP’s major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets). In light of these and other uncertainties, the forward-looking statements included in the document should not be regarded as a representation by WPP or New WPP that WPP’s or New WPP’s plans and objectives will be achieved.

Neither WPP nor New WPP undertakes any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions or assumptions or other factors, unless required to do so by the Prospectus Rules, the Listing Rules or the Disclosure Rules.

Notice to Canadian residents: This document and the accompanying documents are being sent to share owners of WPP as a result of the requirements of, and in compliance with, English law and the Listing Rules of the UK Listing Authority. They do not constitute a proxy solicitation for Canadian law purposes.

Notice to Irish residents: Copies of the Prospectus will be sent to Irish resident share owners of WPP, free of charge, on request. Please call the Share Owner Helpline number freephone +44 800 953 0082 (or 0800 953 0082 from within the United Kingdom).

Notice to Italian residents: This document is not addressed to any Italian resident other than an existing share owner of WPP.

This document and the accompanying documents are first being sent to share owners of WPP on 31 August 2005.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

12 August 2005	Voting record date in respect of the WPP ADS holders

19 September 2005	10.00 a.m. (New York time): Latest requested time for receipt by the trustee of the 401k Plans of instructions in respect of WPP ADSs held under the 401k Plans

20 September 2005	10.00 a.m.: (New York time): Latest requested time for receipt by the US Depositary of voting instructions in respect of the WPP ADSs

24 September 2005	3.30 p.m.: Latest requested time for receipt of white form of proxy for the Court Meeting(1)

24 September 2005	3.45 p.m.: Latest requested time for receipt of blue form of proxy for the Extraordinary General Meeting

24 September 2005	6.00 p.m.: Voting record time (in respect of the Court Meeting and the Extraordinary General Meeting)

26 September 2005	3.30 p.m.: Court Meeting

26 September 2005	3.45 p.m.: Extraordinary General Meeting(2)

24 October 2005	Court Hearing to sanction the Scheme and associated reduction of capital

24 October 2005	Last day of dealings in WPP Shares and WPP ADSs(3)

24 October 2005	6.00 p.m.: Scheme Record Time(3)

25 October 2005	Effective Date(3)

25 October 2005	8.00 a.m.: Delisting of WPP Shares, New WPP Shares admitted to Official List, crediting of New WPP Shares to CREST accounts and dealings in New WPP Shares commence on the London Stock Exchange(3)

25 October 2005	9.30 a.m.: (New York time): Delisting of WPP ADSs and dealings in New WPP ADSs commence on NASDAQ(4)

26 October 2005	Court hearing of the petition to confirm the New WPP Reduction of Capital(5)

27 October 2005	New WPP Reduction of Capital becomes effective(5)

by 8 November 2005	Despatch of New WPP Share certificates(5)

All times are London times unless otherwise stated.

(1)	Forms of proxy for the Court Meeting not returned by this time may be handed to the Registrars, Computershare Investor Services PLC, or to the Chairman, at the Court Meeting.

(2)	To commence at the time fixed or, if later, immediately following the conclusion or adjournment of the Court Meeting.

(3)	These dates are indicative only and will depend, inter alia, on the date upon which the Court sanctions the Scheme.

(4)	New WPP Shares credited to the account of the US Depositary will be represented by the New WPP ADSs (in book-entry form, direct registration book entry form or in the form of a registered New WPP ADR certificate). The US Depositary will effect the cancellation of the WPP ADSs and the issuance of New WPP ADSs, including the exchange of WPP ADSs represented by WPP ADR certificates.

(5)	These dates are indicative only and will depend, inter alia, on the date upon which the Scheme becomes effective.

The dates given are based on WPP’s current expectations and may be subject to change. If the scheduled date of the Court Hearing to sanction the scheme is changed then WPP will give adequate notice of the change by issuing an announcement through a Regulatory Information Service. All WPP Share Owners have the right to attend the Court Hearing to sanction the Scheme.

SUMMARY

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, or other independent financial adviser, who, if you are taking advice in the United Kingdom, is duly authorised under the Financial Services and Markets Act 2000.

This document tells you about:

(i)	the proposals for a reorganisation of the WPP Group which will allow the WPP Group to create sufficient distributable reserves to support future dividends and share repurchases in the medium to long term (the Scheme Proposals); and

(ii)	the proposals to authorise the adoption by the New WPP directors of the New Share Plans and the Continuing Share Plans for the purpose of granting awards to employees of the WPP Group over New WPP Shares after the reorganisation (the Share Plans Proposals).

Here is what you need to do now:

•	Review this document (Summary) and the remainder of this document;

•	Read the Chairman’s letter on pages 15 to 20. This explains what is happening and why your Board recommends that you should vote for the capital reorganisation and recommends that you should vote to authorise the New WPP directors to adopt the New Share Plans and the Continuing Share Plans;

•	Look at the flowchart on page 7 and, if you are a holder of WPP ADSs, the summary on page 8 also. These show or describe the different ways you can vote in relation to the Scheme Proposals and the Share Plans Proposals. The relevant forms are enclosed; and

•	If you have any further queries, please call our Share Owner Helpline below.

WPP Share Owners and holders of WPP ADSs should read the whole of this document, and not just rely on this summary which should not be regarded as a substitute for reading the whole document.

SHARE OWNER HELPLINE TELEPHONE NUMBER:

Freephone 0800 953 0082

(+44 800 953 0082 if you are calling from outside the UK)

Monday to Friday, 8.30 a.m. to 5.30 p.m. (UK time)

Web query facility: web.queries@computershare.co.uk

Note: For legal reasons, the Share Owner Helpline will only be able to provide practical information and will not provide advice on the merits of the Proposals or give any financial or taxation advice. For financial or taxation advice, you will need to consult an independent financial adviser.

SUMMARY

The Scheme Proposals: the recommended proposals for a reorganisation of the WPP Group

This document explains the proposals for a reorganisation of the WPP Group which will enable the WPP Group to create sufficient distributable reserves to support future dividends and share repurchases in the medium to long term. The proposed reorganisation involves the introduction of a new company as the parent company of the WPP Group. The new parent company (New WPP) will be renamed WPP Group plc once the Scheme becomes effective. WPP Group plc (WPP), the existing parent company of the WPP Group, will be renamed WPP 2005 plc once the Scheme becomes effective.

This can be illustrated as follows:

If the scheme becomes effective you will receive:

For WPP Share Owners:

For every one WPP Share (in WPP)	One New WPP Share (in New WPP)

For holders of WPP ADSs:

For every one WPP ADS (representing five WPP Shares)	One New WPP ADS (representing five New WPP Shares)

The Share Plans Proposals: the recommended proposals for the adoption of new share plans for the WPP Group and continuing certain of the WPP Share Plans

This document also explains the proposals to approve and authorise the adoption by the New WPP directors of the New Share Plans and the Continuing Share Plans for the purpose of granting new awards to employees of the WPP Group after the proposed reorganisation and the reasons for their proposed adoption.

SUMMARY

What you should do now

You are being asked to approve:

(i)	the Scheme Proposals. Approvals for the Scheme Proposals are being sought at the Court Meeting and at the Extraordinary General Meeting; and

(ii)	the Share Plans Proposals. Approvals for the Share Plans Proposals are being sought at the Extraordinary General Meeting.

Five separate resolutions will be voted on at the Extraordinary General Meeting, one dealing with the Scheme Proposals, two dealing with the adoption by the New WPP directors of the New Share Plans and two dealing with the adoption by the New WPP directors of the Continuing Share Plans. The resolution relating to the Scheme Proposals is not conditional on all or any of the resolutions relating to the Share Plans Proposals. The resolutions relating to the Share Plans Proposals are conditional on the Scheme becoming effective.

WPP Share Owners need to complete the forms they have received as follows (holders of WPP ADSs should consult the next page):

SUMMARY

This part of the summary is relevant to holders of WPP ADSs only. In addition to this summary, holders of WPP ADSs should refer to paragraph 7 of Part 1 and paragraph 6 of Part 2 of this document in particular (but should also read this document in its entirety).

Holders of WPP ADSs will have received ADS proxy cards and should complete them as follows:

(i)	if you would like to attend and vote at the Court Meeting and EGM in person: each holder of WPP ADSs is already appointed proxy in respect of the relevant number of WPP Shares underlying their WPP ADSs (an Appointed Proxy). Therefore a holder of WPP ADSs can attend and vote at the Court Meeting and/or EGM in person by bringing the ADSs proxy card(s) to the relevant meeting(s);

(ii)	if you would like to instruct the US Depositary to attend and vote on your behalf at the Court Meeting and/or EGM: please complete the ADS proxy card(s) appointing a nominee of the US Depositary as Appointed Proxy and instructing such substitute Appointed Proxy how to vote at the Court Meeting and/or EGM in relation to the WPP Shares underlying your WPP ADSs; or

(iii)	if you would like to appoint someone to attend and vote on your behalf at the Court Meeting and/or EGM: please complete the ADS proxy card(s) appointing such person as substitute Appointed Proxy in relation to the WPP Shares underlying your WPP ADSs. Such person may then attend the Court Meeting and/or the EGM and should bring the completed card(s) with them.

If you want a nominee of the US Depositary to vote for you, you must complete, sign and return the enclosed ADS proxy card as soon as possible to the US Depositary, Citibank N.A., at Citibank Shareholder Services, PO Box 8527, Edison NJ 08818-9395 and in any event by 10.00 a.m. (New York Time) on 20 September 2005.

Please note that a holder of WPP ADSs may also cancel their WPP ADSs and withdraw the relevant WPP Shares from the ADS programme. To ensure that they become registered holders of WPP Shares by 48 hours prior to the relevant meetings, such holders should present their WPP ADSs to the US Depositary for withdrawal (upon compliance with the terms of the WPP ADS deposit agreement, including payment of the US Depositary’s fees and any applicable taxes and governmental charges) and delivery of WPP Shares at least seven business days prior to the relevant meeting.

SUMMARY

Summary

This document explains the Scheme Proposals to introduce a new parent company for the WPP Group. This new parent company (New WPP) is currently called WPP 2005 plc but will be renamed WPP Group plc immediately after the Scheme becomes effective. After the Scheme becomes effective, New WPP will own all the shares of the existing parent company, WPP Group plc (WPP), which will be renamed WPP 2005 plc immediately after the Scheme becomes effective. It is likely that WPP will also be re-registered as a private limited company shortly after the Scheme becomes effective.

This document also summarises the Share Plans Proposals to approve and authorise the adoption by the New WPP directors of the New Share Plans and the adoption by the New WPP directors of the Continuing Share Plans, as well as summarising the terms of the New Share Plans and the Continuing Share Plans and the reasons for their proposed adoption.

To help you understand what is involved in the Proposals we have prepared this summary. You should read the whole of this document and not rely solely on the summary of the Proposals below.

Unless otherwise noted in this summary, discussion of WPP Shares and New WPP Shares includes WPP Shares represented by WPP ADSs and New WPP Shares represented by New WPP ADSs.

On completion of the Scheme Proposals, you will receive one New WPP ordinary share (New WPP Share) in place of every WPP ordinary share (WPP Share) that you hold at the Scheme Record Time (which is expected to be 6.00 p.m. (London time) on 24 October 2005). If you hold your WPP Shares in the form of WPP ADSs, Citibank, N.A., as US Depositary, is the holder of the WPP Shares represented by your WPP ADSs, and, as such, will receive one New WPP Share for every WPP Share held at the Scheme Record Time. The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and issuance of New WPP ADSs under the terms of the New WPP ADS Deposit Agreement.

You will not have to pay anything for these New WPP Shares or New WPP ADSs.

The New WPP Shares will be admitted to the Official List and to trading on the London Stock Exchange’s market for listed securities. New WPP ADSs will be listed for trading on NASDAQ.

New WPP Shares will initially have a nominal value of 475 pence per share (or such lower nominal value as the directors of New WPP shall decide before the date on which the Court is asked to sanction the Scheme). However, shortly after the introduction of New WPP, the capital of New WPP will be reduced by decreasing the nominal value of each New WPP Share from 475 pence (or such lower nominal value as the directors of New WPP shall decide before the date on which the Court is asked to sanction the Scheme) to 10 pence, being the same as each existing WPP Share. The reasons for this reduction of capital are explained below (see paragraph 1). The reduction of capital and the decrease in nominal value should not affect the market value of New WPP Shares.

1.	Why are you proposing the Scheme Proposals?

Under the Companies Act 1985 a public company requires (amongst other things) “distributable reserves” in order to declare and pay dividends and to effect share repurchases. On the basis of WPP’s existing policies, the Directors consider that approximately £5 billion of distributable reserves should be created in order to cater for likely requirements for dividends and share repurchases in the medium to long term. Therefore, the Scheme Proposals are being implemented to create distributable reserves in New WPP which will provide flexibility and be available for future dividends and share repurchases. These distributable reserves are created via the proposed reduction in the nominal value of the New WPP Shares referred to above. Assuming a reduction of capital of 465 pence per share, and that no further WPP Shares are issued after 30 August 2005, this will create distributable reserves of approximately £5.88 billion.

The introduction of a new parent company facilitates the proposed reduction of capital which will result in the creation of substantial distributable reserves. In particular, a reduction of capital by the existing parent company would create a significantly smaller amount of reserves and would be likely to be more time-consuming and administratively complex. It is also possible that a portion of the reserves created by a reduction of capital in the existing parent company would be likely to be non-distributable, at least in the short to medium term.

Therefore, the Directors have concluded that the introduction of the new parent company and the related reduction of capital is the most appropriate way of creating distributable reserves.

SUMMARY

The amendments to the current WPP Share Plans, which form part of the Scheme Proposals, are to ensure that if the Scheme becomes effective, subsisting awards under the current WPP Share Plans will be satisfied with New WPP Shares, so that participants’ rights are protected.

A number of other listed companies have implemented similar reorganisations for similar purposes.

2.	Why are you implementing the introduction of the new parent company by way of a scheme of arrangement?

The simplest procedure to introduce the new parent company is by way of a scheme of arrangement (Scheme). The Scheme is a formal procedure under the Companies Act 1985 and this procedure is commonly used to carry out corporate reorganisations. The Scheme requires the approval of WPP Share Owners and the High Court. If the relevant approvals are obtained, all WPP Share Owners will be bound by the Scheme regardless of whether or how they voted.

3.	What are the New Share Plans and the Continuing Share Plans and why are you proposing the Share Plans Proposals?

The WPP Share Plans operate over WPP Shares and WPP ADSs and have been used to incentivise employees of the WPP Group. The effect of the Scheme on the WPP Share Plans is summarised in paragraph 14 of Part 3 of this document. It is proposed that, conditional on the Scheme becoming effective, New WPP adopt the New Share Plans and the Continuing Share Plans to provide equity incentives to employees of the WPP Group following the Scheme.

The New Share Plans (which will replace the existing WPP Executive Stock Option Plan and the existing WPP Worldwide Ownership Plan) will operate over New WPP Shares and New WPP ADSs and are summarised in paragraph 20 of Part 3 of this document. You are being asked to approve the New Share Plans and to authorise the New WPP directors to adopt the New Share Plans so that New WPP does not need to hold an extraordinary general meeting to seek your approval for them shortly after the Scheme becomes effective and New WPP becomes the parent company of the WPP Group.

The Share Plans Proposals also include resolutions authorising the New WPP directors to adopt the Continuing Share Plans so that, conditional on the Scheme becoming effective, New WPP will have available to it those employees’ share plan arrangements that WPP currently has and, but for the Scheme, intended to operate in the future. A Continuing Share Plan will, if adopted by the New WPP directors after approval at the EGM, operate over New WPP Shares and New WPP ADSs; the Continuing Share Plans are described in paragraph 20 of Part 3 of this document.

The Share Plans Proposals are the subject of separate resolutions at the proposed EGM, notice of which is set out in Part 7 of this document. This is to enable WPP Share Owners to vote on the Share Plans Proposals separately to the resolution which relates to the Scheme Proposals and also to vote on each relevant plan separately.

4.	Why am I being sent this document together with other documents?

The Scheme Proposals require WPP Share Owners to vote on certain matters at both the Court Meeting and the EGM. The Share Plans Proposals require WPP Share Owners to vote on certain matters at the EGM. This document contains information to assist you in your voting decision in relation to both these Proposals. The accompanying forms of proxy and, where relevant, ADS voting instruction cards are for your use in the voting process.

The Prospectus, which contains prescribed information relating to New WPP, is not being sent to you but is available, free of charge, upon request to the Share Owner Helpline, details of which are included at the end of this summary and at the head office of WPP and of New WPP (being, in both cases, 27 Farm Street, London W1J 5RJ).

A copy of the Prospectus may also be viewed at the Document Viewing Facility of the Financial Services Authority, 25 North Colonnade, London E14 5HS or at the offices of Allen & Overy LLP, One New Change, London EC4M 9QQ up until Admission during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted). A copy of the Prospectus will also be available for inspection at the Court Meeting and the Extraordinary General Meeting.

5.	Why are there two meetings and do I need to attend?

There are two Share Owner meetings, the Court Meeting and the Extraordinary General Meeting (EGM), which are being called for different purposes.

The sole purpose of the Court Meeting is to seek the approval of WPP Share Owners for the Scheme.

SUMMARY

The EGM, which will be held immediately after the Court Meeting, is being called to enable WPP Share Owners to vote on:

(i)	approving elements of the Scheme and various matters in connection with the Scheme Proposals; and

(ii)	approving the Share Plan Proposals and so authorising the New WPP directors to adopt the New Share Plans and the Continuing Share Plans for the purpose of granting awards over New WPP Shares and New WPP ADSs to employees of the WPP Group after the reorganisation, each as described in more detail in the section entitled “Meetings” on pages 26 and 27 of this document. Five separate resolutions will be voted on at the EGM, one dealing with the Scheme Proposals and the others dealing with the Share Plans Proposals. The resolution relating to the Scheme Proposals is not conditional on the resolutions relating to the Share Plans Proposals. The resolutions relating to the Share Plans Proposals are conditional on the Scheme becoming effective.

The meetings will be held on 26 September 2005.

If you hold WPP Shares you are entitled and encouraged to attend the Court Meeting and the EGM. If you do not attend, you are still entitled to vote at both meetings by appointing a proxy — see paragraph 6 below.

If you hold WPP ADSs you may attend the Court Meeting and/or the EGM as proxy or you may instruct the US Depositary to vote at the Court Meeting and/or the EGM or you may appoint a third party as proxy to vote at the Court Meeting and/or the EGM — see paragraph 6 below.

6.	Do I need to vote?

It is important that as many WPP Share Owners as possible cast their votes, and that holders of WPP ADSs either vote in person or instruct the US Depositary or other substitute proxy to vote. This applies to both the Court Meeting and the EGM. In particular, it is important that a considerable number of votes are cast at the Court Meeting so as to demonstrate that there is a fair representation of WPP Share Owner opinion.

The proposed resolution at the Court Meeting will be decided by way of a poll and, pursuant to the requirements of the WPP Articles, the special resolution proposed at the EGM will also be decided by way of a poll. In accordance with the WPP Articles, the ordinary resolutions proposed at the EGM would ordinarily be voted on by a show of hands. However, in accordance with WPP’s articles of association, the Chairman will require them to be put to a poll so that WPP Share Owners’ views can be fully represented and so that the same procedure is used for all the resolutions under consideration. On the poll each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held. Your votes count.

You are, therefore, strongly encouraged to complete, sign and return your forms of proxy as soon as possible. You will have been sent a white form of proxy for the Court Meeting and a blue form of proxy for the EGM.

If you do not wish, or are unable, to attend the Court Meeting and/or the EGM you may appoint someone (known as a “proxy”) to act on your behalf and vote on the poll. You may appoint your proxy by completing the forms of proxy and returning them in accordance with the instructions set out in the section entitled “Action to be taken” on pages 19 and 20 and on the relevant form of proxy.

If you hold WPP Shares in uncertificated form you may also appoint a proxy by completing and transmitting a CREST proxy instruction in accordance with the procedures set out in the CREST manual ensuring that it is received by Computershare (under CREST Participant ID 3RA50) by no later than 48 hours before the time appointed for the relevant meeting.

Should you later change your mind and decide to attend the meetings in person, then returning the forms of proxy will not preclude you from doing so.

Holders of WPP ADSs have been sent ADS proxy cards. Holders of WPP ADSs are strongly encouraged to complete, sign and return their ADS proxy cards in accordance with the instructions set out in the section entitled “Action to be taken” on pages 19 and 20 and on the relevant ADS proxy card. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADSs.

SUMMARY

Holders of WPP ADSs will receive ADS proxy cards. A Holder of WPP ADSs has three options:

(i)	each ADS holder has already been appointed as proxy over the relevant number of WPP Shares underlying their WPP ADSs (an Appointed Proxy). Therefore a holder of WPP ADSs may attend and vote at the Court Meeting and/or EGM in person by bringing the ADSs proxy card(s) to the relevant meeting(s);

(ii)	the ADS holder may appoint a nominee of the US Depositary as substitute Appointed Proxy and instruct such nominee how to vote at the Court Meeting and/or the EGM in relation to the WPP Shares underlying such holder’s WPP ADSs by completing the ADS proxy card(s) and returning them to the US Depositary; or

(iii)	the ADS holder may appoint a substitute Appointed Proxy over the WPP Shares underlying such holder’s WPP ADSs. Such substitute Appointed Proxy can then vote at the Court Meeting and/or the EGM in relation to the WPP Shares underlying such holder’s WPP ADSs by bringing the completed ADS proxy card(s) so appointing them to the relevant meeting(s).

Holders of WPP ADS also have the right to cancel their WPP ADSs and withdraw the relevant WPP Shares from the ADS programme. To ensure that they become registered holders of WPP Shares by 48 hours prior to the relevant meetings, such holders should present their WPP ADSs to the US Depositary for withdrawal (upon compliance with the terms of the WPP ADS deposit agreement, including payment of the US Depositary’s fees and any applicable taxes and governmental charges) and delivery of WPP Shares at least seven business days prior to the relevant meeting.

7.	What will I end up with after the Scheme comes into effect?

When the Scheme becomes effective you will receive one New WPP Share in place of every existing WPP Share held at the Scheme Record Time (this time is expected to be 6.00 p.m. (London time) on 24 October 2005). The register of members of New WPP will be updated to reflect your shareholding on the Scheme becoming effective. If you hold your WPP Shares in a CREST account, the New WPP Shares will be credited to your CREST account and if you hold your WPP Shares in certificated form, share certificates will be sent to you in due course.

Citibank, N.A. is the US Depositary for the WPP ADSs and is the holder of all the WPP Shares represented by WPP ADSs. As holder of those WPP Shares, the US Depositary will receive one New WPP Share for every WPP Share held at the Scheme Record Time. The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account(s). You will need to surrender any WPP ADSs you hold in the form of WPP ADR certificates to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the ADS Scheme Record Time. The holders of WPP ADSs represented by WPP ADR certificates will be able to choose to receive their New WPP ADSs in the form of New WPP ADR certificates or book-entry direct registration with the ADS Depositary. See questions 12 to 14 below.

8.	Do I have to pay anything under the Scheme?

No. All New WPP Shares and New WPP ADSs arising as a result of the Scheme are being issued to WPP Share Owners and WPP ADS holders, in return for their existing WPP Shares and WPP ADSs. No additional payment is required.

9.	Will there be any change to the value of my shareholding?

There is no reason to believe that the market price of each New WPP Share or New WPP ADS following the Scheme and the New WPP Reduction of Capital would be different to the market price of each WPP Share or WPP ADS had New WPP not been introduced as a new parent company of the WPP Group.

10.	Will I receive dividends on my New WPP Shares or my New WPP ADSs?

The board of directors of New WPP, which at the date of this document is the same as the Board of WPP, expects to continue to pay dividends in line with the policy which WPP has adopted to date, pursuant to which growth in

SUMMARY

dividends is in line with underlying growth in operating profits, provided that no more than one third of WPP’s free cash is returned to share owners in the form of share buybacks or dividends.

The proposed interim dividend announced by WPP on 26 August 2005 with a record date of 14 October 2005 is still proposed to be paid by WPP, whether or not the Scheme becomes effective.

11.	Do I need to change my existing instructions so far as the payment of dividends is concerned?

Your present dividend instructions will be continued for New WPP after the Scheme becomes effective, unless and until you revoke them. If you wish to change your instructions you should contact the Share Owner Helpline, details of which are included at the end of this summary.

12.	What do I do with my old share certificates?

When the Scheme becomes effective, your holding of existing WPP Shares will be replaced by an equivalent holding of New WPP Shares. Thus, all your certificates for shares in WPP will cease to be valid. This is the case even though New WPP will be renamed WPP Group plc on the Scheme becoming effective. Upon receipt of your share certificates for shares in New WPP, your share certificates in WPP should be destroyed.

If you hold WPP ADSs in the form of WPP ADR certificates then promptly following the Effective Date you will receive instructions from the US Depositary as to how to exchange your WPP ADR certificates for New WPP ADSs.

13.	When will I receive share certificates for my New WPP Shares?

It is currently proposed that share certificates for New WPP Shares will be despatched to you by 8 November 2005. If you hold your WPP Shares in a CREST account, the New WPP Shares will be credited to your account on 25 October 2005.

14.	How will ADS holders receive their entitlements?

If you hold WPP ADSs in the form of WPP ADR certificates then, following the Effective Date, the US Depositary will deliver your New WPP ADSs to you in the form you specify as promptly as practicable after receipt by it of the applicable number of New WPP Shares in its CREST account(s) and receipt from you of properly completed and signed documentation together with your surrendered WPP ADR certificates. The relevant documentation will be mailed to you by the US Depositary promptly after the Effective Date.

If you hold WPP ADSs in the DTC system, the US Depositary will cancel the WPP ADSs and issue New WPP ADSs through the DTC system promptly upon receipt of the applicable number of New WPP Shares in its CREST account. The US Depositary will also cancel uncertificated and restricted WPP ADSs held in book entry form and issue uncertificated and restricted New WPP ADSs promptly upon receipt of the applicable number of New WPP Shares in its CREST account.

15.	Will I have to pay any tax as a result of the Scheme?

There should generally be no tax liabilities for UK resident WPP Share Owners arising from the Scheme.

Details of the UK and US tax treatments are set out respectively in the sections entitled “UK taxation” on pages 48 to 49 and “US taxation” on page 49.

If you are in any doubt about your tax position, you should consult a professional adviser.

16.	What if I hold my WPP Shares in a PEP or an ISA?

If you hold your WPP Shares in a PEP or an ISA, you should be able to hold your New WPP Shares in the PEP or ISA, depending on the PEP/ISA terms and conditions. If you require further details, you should contact your PEP/ISA manager.

If you do not currently hold WPP Shares in a PEP or ISA, the New WPP Shares should qualify for inclusion in the stocks and shares component of an ISA.

SUMMARY

17.	What if I participate in a WPP Share Plan?

It is intended that the WPP Share Plans and awards under certain of the WPP Share Plans will be amended, if and where necessary, to ensure that any awards or options outstanding under the WPP Share Plans will ultimately be satisfied with New WPP Shares or New WPP ADSs (as appropriate). How it is proposed that this will be achieved, including the proposed amendments to certain of the WPP Share Plans is described in paragraph 14 of Part 3 of this document. If you participate in a WPP Share Plan, you will be advised separately of the impact of the Scheme on your options and/or awards.

18.	What if I participate in a 401k Plan?

Members of any of the 401k Plans who hold WPP ADSs under the 401k Plans have been sent a voting instruction form by the trustee of such plans. This form must be completed by the members in accordance with the accompanying instructions and delivered either by hand or post to the trustee of the 401k Plans at the address shown thereon in order to instruct the trustee how to direct the ADS Depositary to vote the WPP Shares underlying the WPP ADSs on behalf of the members at the Court Meeting and the EGM. The voting instruction form must be returned to the trustee of the 401k Plans by 10.00 a.m. (New York time) on 19 September 2005.

Members of the 401k Plans will not be entitled to attend the Court Meeting or the EGM or to be present at the Court Hearing.

Members of the 401k Plans who hold WPP ADSs under such plans will automatically receive New WPP ADSs in their plan accounts in exchange for their WPP ADSs.

19.	What if I am resident outside the UK?

You should refer to pages 25 and 26 of this document.

Certain additional information relevant to US Share Owners and holders of WPP ADSs or ADRs is included in paragraphs 6 and 7 above, Part 2 (pages 25 and 26) and Part 3 (pages 35 to 43) of this document.

20.	What is the estimated cost of implementing the Proposals?

The total cost (exclusive of any value added tax) payable by WPP and New WPP in connection with the Proposals is estimated to amount to approximately £7.4 million.

This sum includes approximately £3.9 million which could become payable in respect of adverse tax consequences (including stamp duty) arising out of the effect of the Scheme on certain outstanding awards under the WPP Share Plans.

21.	Do I need to take further action?

It is important that you vote at the Court Meeting and the EGM. You are strongly encouraged to complete, sign and return your forms of proxy as soon as possible. See paragraph 5 above and the section entitled “Action to be taken” on pages 19 and 20 of this document.

22.	What if I still have questions?

If you have read this document and still have questions, please call our Share Owner Helpline on telephone number freephone 0800 953 0082 (+44 800 953 0082 if you are calling from outside the United Kingdom) open from 8.30 a.m. to 5.30 p.m. Monday to Friday (London time). A web query facility is available via web.queries@computershare.co.uk

Note: For legal reasons this helpline will only be able to provide practical information and will not provide advice on the merits of the Proposals or give any financial or taxation advice. For financial or taxation advice, you will need to consult an independent financial adviser.

PART 1: CHAIRMAN’S LETTER

WPP Group plc

(Registered in England No. 01003653)

Registered Office: Pennypot Industrial Estate Hythe Kent CT21 6PE United Kingdom 31 August 2005

Dear Share Owner

1.	Introduction

On 26 August 2005, we announced our proposals to change our corporate structure by putting in place a new parent company for the WPP Group and to reduce its capital to create substantial distributable reserves (the Scheme Proposals).

This new parent company (New WPP) is currently called WPP 2005 plc but will be renamed WPP Group plc immediately after the Scheme becomes effective. If the Scheme becomes effective the existing parent company, WPP Group plc (WPP), will be re-named WPP 2005 plc. It is likely that WPP will also be re-registered as a private limited company shortly after the Scheme becomes effective.

It is also proposed that, subject to the Scheme Proposals becoming effective and subject to separate approval by share owners, the New WPP directors should be authorised to adopt the New Share Plans and the Continuing Share Plans (the Share Plans Proposals).

We have prepared a summary on pages 5 to 14 to help you understand what is involved. You should nevertheless read the whole of this document and not rely solely on the summary.

The purpose of this letter is to explain why the Board considers the Scheme Proposals to be on fair and reasonable terms and both the Scheme Proposals and the Share Plans Proposals to be in the best interests of WPP and its share owners.

2.	Reasons for the Scheme Proposals

Under the Companies Act 1985 a public company requires (amongst other things) “distributable reserves” in order to declare and pay dividends and to effect share repurchases. On the basis of WPP’s existing policies, the Directors consider that approximately £5 billion of distributable reserves should be created in order to cater for likely requirements for dividends and share repurchases in the medium to long term. Therefore, the Scheme Proposals are being implemented to create distributable reserves in New WPP which will provide flexibility and be available for future dividends and share repurchases. These distributable reserves are created via the proposed reduction in the nominal value of the New WPP Shares referred to in paragraph 4 below. Assuming a reduction of capital of 465 pence per share, and that no further WPP Shares are issued after 30 August 2005, this will create distributable reserves of approximately £5.88 billion.

The introduction of a new parent company facilitates the proposed reduction of capital which will result in the creation of substantial distributable reserves. In particular, a reduction of capital by the existing parent company would create a significantly smaller amount of reserves and would be likely to be more time-consuming and administratively complex. It is also possible that a portion of the reserves created by a reduction of capital in the existing parent company would be likely to be non-distributable, at least in the short to medium term.

Therefore, the Directors have concluded that the introduction of the new parent company and the related reduction of capital is the most appropriate way of creating distributable reserves.

PART 1: CHAIRMAN’S LETTER

Those amendments to the WPP Share Plans, which form part of the Scheme Proposals, are to ensure that if the Scheme becomes effective, subsisting awards under the WPP Share Plans will ultimately be satisfied with New WPP Shares so that participants’ rights are protected.

A number of other listed companies have implemented similar reorganisations for similar purposes.

The Scheme Proposals should not result in any disruption to WPP Group’s commercial operations.

3.	Current trading and prospects

On 26 August 2005, WPP announced its WPP unaudited interim results for the six month period ended 30 June 2005 which included the following statement:

“The Group’s performance in the first half of the year mirrored the continuing good economic conditions in the United States, Central and Eastern Europe, Asia Pacific, Latin America, Africa and the Middle East, reinforced by a mild improvement in Western Europe, although the United Kingdom remains relatively weak, even against France and Germany. Like-for-like revenue was up 6% in the first half of 2005, exceeding budgeted levels. July like-for-like revenues were up almost 3%. Experts forecast that the industry will grow at 2–3% this year, which, so far, the group has well exceeded, therefore growing market share. An IFRS operating margin of 12.1% (against 2004 UK GAAP of 13.7%) was achieved, due principally to higher than budgeted revenues and a relative reduction in, and the variability of, non-staff costs.

The first half of 2005 saw another significant improvement in activity, even against the quadrennial 2004. Our levels of activity in 2005 should match, or surpass, the levels of activity seen in 2004 and there are significant new business opportunities at both the network and parent company levels.

Corporate profitability remains strong on both sides of the Atlantic and, as a result, advertising and marketing services spending does too, if anything continuing to strengthen. However, in a low inflationary environment, which remains a government and central bank priority and which has been with us continuously for almost 15 years, significant, continuous, like-for-like volume gains remain difficult to achieve. Overcapacity, disintermediation via the web, slowing population growth and concentrating distribution result in limited pricing power. This pressure is at its most intense in the slower growth, but large, mature markets of the United States and Western Europe. Concerns remain of stagflation, as the United States wrestles with increasing oil prices, twin fiscal and trade deficits and the potential impact of changes in interest rate policy.

The consumer remains under pressure on both sides of the Atlantic from increasing levels of debt, low savings ratios and potentially fragile house prices. Any slack in consumer spending has not to date been taken up by significant increases in corporate capital spending, beyond replacement spending.

Consequently, clients are seeking new ways of reaching the consumer and finding new geographic growth opportunities. Satellite and cable television, outdoor and out-of-home advertising and radio in traditional media and more importantly direct, internet and interactive are taking a growing share of client spending, albeit from lower absolute and relative levels. Similarly, but geographically, Asia (particularly but not exclusively China and India), Latin America, despite political volatility, Africa, the Middle East and Eastern Europe are becoming more and more significant, again from lower absolute and relative levels. We are finding that our industry is becoming increasingly more and more two-paced. Slow growth in traditional media, such as network television, newspapers and magazines, more rapid growth in new media, such as direct, internet and interactive, driven by new technology. Slower growth in the mature markets of the United States and Western Europe, more rapid growth in Central and Eastern Europe, Asia, Latin America, Africa and the Middle East. Even varied growth patterns regionally—for example, slow growth in Western Europe and rapid growth in Eastern Europe.

In these market conditions, the prospects for our industry remain very good, as the needs for differentiation through innovation and branding and global expansion grow.

The prospects for trading performance improvements at WPP remain good too. We are today raising our IFRS operating margin targets for 2005 to 13.7% (equivalent to 14.8% under 2004 UK GAAP) from 13.2% (14.3% under 2004 UK GAAP) and for 2006 to 14.2% (equivalent to 15.3% under 2004 UK GAAP). This effectively accelerates the timetable for achievement of our operating margin targets by one year. We will also be setting an IFRS target of 14.7% for 2007 (equivalent to 15.8% under 2004 UK GAAP). Our long term operating margin target (pre-IFRS) remains 20%, or approximately 19% under IFRS.

PART 1: CHAIRMAN’S LETTER

Plans, budgets and forecasts will continue to be made on a conservative basis and considerable attention is still being focused on achieving margin and staff cost to revenue or gross margin targets. Margins continue to be strong in important parts of the business. For example, the combined operating margins of our advertising and media investment management sector (pre-IFRS), are almost 15% in the first half. Geographically, North American operating margins are 16%. In addition to influencing absolute levels of cost, the initiatives taken by the parent company in the areas of human resources, property, procurement, information technology and practice development continue to improve the flexibility of the Group’s cost base.

The Group continues to improve co-operation and co-ordination between companies in order to add value to our clients’ businesses and our people’s careers, an objective which has been specifically built into short-term incentive plans. Particular emphasis and success has been achieved in the areas of media investment management, healthcare, privatisation, new technologies, new markets, retailing, internal communications, hi-tech, financial services and media and entertainment. The Group continues to lead the industry, in co-ordinating investment geographically and functionally through parent company initiatives.

The Group also continues to concentrate on its long-term targets and strategic objectives of improving operating profits; improving operating margins by half to one margin point per annum or more depending on revenue growth; improving staff cost to revenue or gross margin ratios by 0.6 margin points per annum or more depending on revenue growth; converting 25–33% of incremental revenue to profit; growing revenue faster than industry averages and encouraging co-operation among Group companies.

As clients face an increasingly undifferentiated market place, particularly in mature markets, the Group is competitively well positioned to offer them the creativity they desire, along with the ability to deliver the most effective co-ordinated communications in the most efficient manner. The rise of the procurement function, the increasing concentration of distribution and the legislative acceptance of media ownership concentration in several countries, will further stimulate consolidation amongst clients, media owners, wholesalers and retailers and last, but not least, advertising and marketing services agencies. The Group is very well positioned to capitalise on these developments and to focus on developing the best talents, the strongest management structures and the most innovative incentive plans in the industry for our people.”

The Board reiterates the guidance for 2005 in respect of the WPP Group as outlined in the WPP interim results for the six month period ended 30 June 2005 as set out above.

4.	Key features of the Scheme Proposals

The introduction of the new parent company will be carried out by a formal procedure, known as a scheme of arrangement (the Scheme), under the Companies Act 1985. This will be followed by a reduction of capital of the new parent company (the New WPP Reduction of Capital). The key features of the Scheme Proposals are as follows:

Shares and ADSs

Under the Scheme:

(a)	all WPP Shares (including WPP Shares represented by WPP ADSs) will be cancelled;

(b)	WPP will issue New Shares to New WPP so that New WPP will own all the issued shares in WPP; and

(c)	WPP Share Owners at the Scheme Record Time (including the US Depositary) will receive one New WPP Share for each WPP Share cancelled under the Scheme.

Promptly following the Effective Date:

(a)	the US Depositary will cancel WPP ADSs registered in the name of a nominee of DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC promptly upon receipt of the applicable number of New WPP Shares in its CREST account;

(b)	the US Depositary will mail documentation to enable the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on the books of the US Depositary at the ADS Scheme Record Time; and

PART 1: CHAIRMAN’S LETTER

(c)	the US Depositary will cancel certain uncertificated and restricted WPP ADSs held in book entry form and issue uncertificated and restricted New WPP ADSs promptly upon receipt of the applicable number of New WPP Shares in its CREST account.

Members of any of the 401k Plans who hold WPP ADSs under such plans will automatically receive New WPP ADSs in their plan accounts in exchange for their WPP ADSs.

Listing

The shares which you will receive in New WPP will be listed in the UK. Application will be made to the UK Listing Authority for the New WPP Shares to be admitted to the Official List and for trading on the London Stock Exchange’s market for listed securities. We expect that the New WPP Shares will be listed and that dealings in them will commence on 25 October 2005. The listing of WPP Shares is also expected to be cancelled on that date.

Application has also been made to list the New WPP ADSs on NASDAQ. We expect that the WPP ADSs will be delisted and the New WPP ADSs will be listed and trading on them will commence on NASDAQ at 9.30 a.m. (New York time) on 25 October 2005.

Court Meeting and Extraordinary General Meeting

The Scheme requires the approval of WPP Share Owners at the Court Meeting. WPP Share Owners will also be asked to approve a resolution covering various matters in connection with the Scheme at the Extraordinary General Meeting. If the Scheme is approved by the requisite majority at the Court Meeting, and approval is also obtained at the Extraordinary General Meeting, an application will be made to the Court to sanction the Scheme at the Court Hearing.

Effective date of new parent company structure

We expect that the Scheme will become effective on 25 October 2005.

Amendments to WPP’s Articles of Association

In order to facilitate the Scheme Proposals certain amendments are proposed to WPP’s Articles of Association. These are described in paragraph 21 of Part 3 of this document and set out in full in the Notice of Extraordinary General Meeting in Part 7 of this document.

New WPP Reduction of Capital

The New WPP Reduction of Capital is being implemented to create distributable reserves in New WPP. New WPP Shares will initially have a nominal value of 475 pence per share (or such lower nominal value as the directors of New WPP shall decide before the date on which the Court is asked to sanction the Scheme). However, shortly after the Scheme becomes effective, the capital of New WPP will, subject to Court approval, be reduced by decreasing the nominal value of each New WPP Share (including the New WPP Shares represented by New WPP ADSs) and each unissued share in the capital of New WPP from 475 pence (or such lower nominal value as the directors of New WPP shall decide before the date on which the Court is asked to sanction the Scheme) to 10 pence. The directors of New WPP may decide that a lower nominal value of its shares is necessary to ensure that its shares are not allotted at a discount to their nominal value.

The initial share owners of New WPP resolved on 26 August 2005 to reduce its capital, as described above, conditional on the Scheme becoming effective. At the Extraordinary General Meeting of WPP, the WPP Share Owners (who will become share owners in New WPP if the Scheme becomes effective) will also be asked to approve the New WPP Reduction of Capital. The New WPP Reduction of Capital will also require the confirmation of the Court and, if so confirmed, will create a new reserve on the balance sheet of New WPP of approximately £5.88 billion (assuming a reduction of 465 pence per share and no further shares of WPP are issued after 30 August 2005). The creation of distributable reserves will provide flexibility and be available for future dividends and share repurchases.

The dividend policy and share repurchase programme of New WPP will be the same as WPP’s current policy and programme.

The New WPP Reduction of Capital and the decrease in the nominal value of the New WPP Shares which it entails should not affect the market value of the New WPP Shares.

PART 1: CHAIRMAN’S LETTER

Effective date of New WPP Reduction of Capital

The New WPP Reduction of Capital is expected to become effective on 27 October 2005.

5.	The Share Plans Proposals

The New Share Plans and the Continuing Share Plans are summarised in paragraph 20 of Part 3 of this document. The New Share Plans are being introduced and the Continuing Share Plans are to be adopted by the New WPP directors as part of the WPP Group arrangements to incentivise employees following the introduction of New WPP as the new parent company of the WPP Group via the Scheme.

You are being asked to approve the New Share Plans and to authorise the New WPP directors to adopt the New Share Plans and the Continuing Share Plans so that New WPP does not need to hold an extraordinary general meeting to seek your approval for them shortly after the Scheme becomes effective and New WPP becomes the parent company of the WPP Group.

The Share Plans Proposals are the subject of separate resolutions at the proposed Extraordinary General Meeting of WPP, notice of which is set out in Part 7 of this document. This is to enable WPP Share Owners to vote on the Share Plans Proposals separately to the resolution which relates to the Scheme Proposals and also to vote on each relevant share plan separately.

6.	The WPP Share Plans

As part of the Scheme Proposals New WPP will be authorised to adopt certain of the WPP Share Plans (which are listed in paragraph 11(i)(f) of Part 2 of this document), some of which will be amended in order to protect the rights of participants as regards subsisting awards.

Also as part of the Scheme Proposals, the directors of New WPP will be authorised to adopt the Continuing Share Plans which will be amended to allow them to be operated after the Scheme. However, no new awards will be made under a Continuing Share Plan unless the New WPP directors are authorised to adopt that plan at the Extraordinary General Meeting as part of the Share Plans Proposals.

7.	Action to be taken

On 26 September 2005, the Court Meeting and the Extraordinary General Meeting will be held to seek approval for the Scheme Proposals. Approval for the Share Plans Proposals will be sought at the Extraordinary General Meeting only. Notice of the Court Meeting is set out in Part 6 of this document. Notice of the Extraordinary General Meeting and the explanatory notes to the resolutions are set out in Part 7 of this document.

In order that the Court can be satisfied that the votes cast fairly represent the views of WPP Share Owners, it is important that as many votes as possible are cast at the Court Meeting. WPP Share Owners are therefore encouraged to attend the Court Meeting in person or by proxy. Holders of WPP ADSs are also encouraged to use the ADS proxy cards to appoint a nominee of the US Depositary as proxy and to instruct such proxy as to how to vote the WPP Shares underlying their WPP ADSs unless they intend to attend and vote in person.

The proposed resolution at the Court Meeting will be decided by way of a poll, as will the special resolution proposed at the Extraordinary General Meeting. In accordance with the WPP Articles, the ordinary resolutions proposed at the Extraordinary General Meeting would ordinarily be voted on by a show of hands. However, in accordance with WPP’s articles of association the Chairman will require them to be voted on by way of a poll so that WPP Share Owners’ views can be fully represented and so that the same procedure is used for all the resolutions under consideration. On the poll each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held.

Whether or not you propose to attend the meetings, you are requested to complete, sign and return to the Registrars, Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, the enclosed white form of proxy for use at the Court Meeting and blue form of proxy for use at the Extraordinary General Meeting. If you hold WPP Shares in uncertificated form you may also appoint a proxy by completing and transmitting a CREST proxy instruction in accordance with the procedures set out in the CREST manual ensuring that it is received by Computershare (under CREST Participant ID 3RA50) by no later than 48 hours before the time appointed for the relevant meeting.

If you hold WPP ADSs, you are requested to complete, sign and return the enclosed ADS proxy cards as soon as possible to the US Depositary, Citibank N.A., at Citibank Shareholder Services, P.O. Box 8527, Edison NJ 08818-9395

PART 1: CHAIRMAN’S LETTER

and in any event by 10.00 a.m. (New York Time) on 20 September 2005. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADSs.

A holder of WPP ADSs has three options:

(i)	each ADS holder has already been appointed as proxy over the relevant number of WPP Shares underlying its WPP ADSs (an Appointed Proxy). Therefore, a holder of WPP ADSs may attend and vote at the Court Meeting and/or EGM in person by bringing the ADS proxy card(s) to the relevant meeting;

(ii)	the ADS holder may appoint a nominee of the US Depositary as substitute Appointed Proxy and instruct such nominee how to vote at the Court Meeting and/or the EGM in relation to the WPP Shares underlying such holder’s WPP ADSs by completing the ADS proxy card(s) and returning them to the US Depositary; or

(iii)	the ADS holder may appoint a substitute Appointed Proxy over the WPP Shares underlying such holder’s WPP ADSs. Such substitute Appointed Proxy can then vote at the Court Meeting and/or the EGM in relation to the WPP Shares underlying such holder’s WPP ADSs by bringing the completed ADS proxy card(s) so appointing them to the relevant meeting(s).

Holders of WPP ADS also have the right to cancel their WPP ADSs and withdraw the relevant WPP Shares from the ADS programme. To ensure that they become registered holders of WPP Shares by 48 hours prior to the relevant meetings, such holders should present their WPP ADSs to the US Depositary for withdrawal (upon compliance with the terms of the WPP ADS deposit agreement, including payment of the US Depositary’s fees and any applicable taxes and governmental charges) and delivery of WPP Shares at least seven business days prior to the relevant meeting.

Members of any of the 401k Plans who hold WPP ADSs under the 401k Plans have been sent a voting instruction form by the trustee of such plans. This form must be completed by the members in accordance with the accompanying instructions and delivered either by hand or post to the trustee of the 401k Plans at the address shown thereon in order to instruct the trustee how to direct the ADS Depositary to vote the WPP Shares underlying the WPP ADSs on behalf of the members at the Court Meeting and the Extraordinary General Meeting. The voting instruction form must be returned to the trustee of the 401k Plans by 10.00 a.m. (New York time) on 19 September 2005.

Members of the 401k Plans will not be entitled to attend the Court Meeting or the EGM or to be present at the Court Hearing.

8.	Recommendation

The Directors of WPP, who have received financial advice from Merrill Lynch, consider the Scheme Proposals to be fair and reasonable. In providing its advice, Merrill Lynch has relied on the Directors’ commercial assessments.

The Directors of WPP also consider the Share Plans Proposals to be fair and reasonable.

In addition, the Directors believe both the Scheme Proposals and the Share Plans Proposals to be in the best interests of WPP Share Owners as a whole and, accordingly, unanimously recommend that WPP Share Owners vote, and that holders of WPP ADSs instruct the US Depositary to vote or instruct the US Depositary to appoint a proxy who will in turn vote, in favour of the Scheme Proposals at the Court Meeting and at the Extraordinary General Meeting and in favour of the Share Plans Proposals at the Extraordinary General Meeting.

The Directors urge you to complete, sign and return the enclosed Forms of Proxy (or the enclosed ADS proxy cards in the case of holders of WPP ADSs) as soon as possible and, in any event, no later than 24 September 2005 (or 20 September 2005 in the case of holders of WPP ADSs).

The members of the Board intend to vote their own shareholdings, totalling 16,085,561 WPP Shares (representing in aggregate approximately 1.27 per cent. of the issued ordinary share capital of WPP), in favour of both the Scheme Proposals and the Share Plans Proposals.

Yours faithfully

Philip Lader
Chairman

PART 2: EXPLANATORY STATEMENT

(In compliance with section 426 of the Companies Act 1985)

Merrill Lynch International Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ

31 August 2005

Dear Share Owner

Recommended Scheme Proposals

1.	Introduction

On 26 August 2005, WPP announced its intention to change its corporate structure by putting in place a new parent company, New WPP, which will then reduce its capital in order to create distributable reserves, which will provide flexibility and be available for future dividends and share repurchases. New WPP is a newly incorporated company. The introduction of New WPP is to be effected by way of a scheme of arrangement under section 425 of the Companies Act 1985.

The Scheme is subject to various conditions. If these conditions are satisfied and the Scheme is approved and implemented in full, New WPP will own the entire issued share capital of WPP.

In addition, it is proposed that the New WPP directors be authorised to adopt two new share plans, (the New Share Plans) and certain of the WPP Share Plans currently operated by WPP (the Continuing Share Plans). However, this explanatory statement only relates to the Scheme Proposals. Please see the letter from the Chairman of WPP in Part 1 of this document and paragraph 20 of Part 3 of this document in relation to the Share Plans Proposals. The proposed resolution at the Extraordinary General Meeting of WPP relating to the Scheme Proposals is not conditional on all or any of the proposed resolutions relating to the Share Plans Proposals.

Your attention is drawn to the letter from the Chairman of WPP in Part 1 of this document setting out the reasons for the Scheme Proposals and including the unanimous recommendation of the Directors of WPP to WPP Share Owners to vote, and holders of WPP ADSs to either vote or instruct the US Depositary to vote, in favour of the Scheme itself at the Court Meeting and the resolution relating to the Scheme to be proposed at the Extraordinary General Meeting. That letter and Parts 3 and 5 of this document form part of this Explanatory Statement.

The Directors have been advised by Merrill Lynch in connection with the Scheme. We have been authorised by the Directors to write to you to explain the terms of the Scheme and to provide you with other relevant information. The Scheme is set out in full in Part 4 of this document. The Notice of the Court Meeting at which approval for the Scheme will be sought and the Notice of the Extraordinary General Meeting at which a resolution relating to the Scheme will be proposed are set out in Parts 6 and 7 of this document respectively.

2.	Background to and reasons for the Scheme and the New WPP Reduction of Capital

The background to and reasons for the Scheme and the New WPP Reduction of Capital are described in paragraphs 2 and 4 of the Chairman’s letter in Part 1 of this document.

3.	Summary of the Scheme

Under the Scheme, all the Scheme Shares will be cancelled on the Effective Date. In consideration for the cancellation, Scheme Share Owners will receive:

for each Scheme Share cancelled                      one New WPP Share

Citibank, N.A. is the US Depositary for the WPP ADSs and is the holder of all the WPP Shares represented by WPP ADSs. As holder of those WPP Shares, the US Depositary will receive one New WPP Share for every Scheme Share held by it. The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry

PART 2: EXPLANATORY STATEMENT

form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account(s). You will need to surrender any WPP ADSs you hold in the form of WPP ADR certificates to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the ADS Scheme Record Time. The holders of WPP ADSs represented by WPP ADR certificates will be able to choose to receive their New WPP ADSs in the form of New WPP ADR certificates or book-entry direct registration with the ADS Depositary.

Following the cancellation of the Scheme Shares, the share capital of WPP will be increased to its former amount by the creation of the New Shares and the credit arising in the books of WPP as a result of the reduction in capital will be applied in paying up in full, at par, the New Shares. The New Shares will be issued to New WPP which will, as a result, become the parent company of WPP and the WPP Group.

4.	Conditions to implementation of the Scheme

The implementation of the Scheme is conditional on the following having occurred:

(a)	the Scheme is approved by a majority in number, representing three-fourths in value, of those WPP Share Owners present and voting, either in person or by proxy, at the Court Meeting;

(b)	the special resolution to approve the matters in connection with the Scheme is duly passed at the Extraordinary General Meeting by a majority of not less than three-fourths of the votes cast;

(c)	the Australian Federal Treasurer having issued a statement of no objection in relation to the Scheme or the period of time during which the Australian Federal Treasurer may object to the Scheme having elapsed;

(d)	the Scheme is sanctioned by the Court at the Court Hearing;

(e)	an office copy of the Order of the Court sanctioning the Scheme under section 425 of the Companies Act 1985 having been delivered to the Registrar of Companies for registration and the minute confirming the reduction of capital in relation to the Scheme is registered by the Registrar of Companies; and

(f)	permission having been granted by the UK Listing Authority to admit the New WPP Shares to the Official List and to trading on the London Stock Exchange’s market for listed securities.

The Directors will not take the necessary steps to implement the Scheme unless the above conditions have been satisfied or waived and, at the relevant time, they consider that it continues to be in WPP’s and the WPP Share Owners’ best interests that the Scheme should be implemented.

The Court Hearing is expected to be held on 24 October 2005. Scheme Share Owners will have the right to attend the Court Hearing and, if lodging a response to the petition to the Court to sanction the Scheme, to appear in person or be represented by counsel to support or oppose the sanction of the Scheme. The Court Hearing will be held at the Royal Courts of Justice, The Strand, London WC2A 2LL.

The Scheme contains a provision for WPP and New WPP jointly to consent, on behalf of all persons concerned, to any modification of or addition to the Scheme, or to any condition that the Court may think fit to approve or impose. The Court would be unlikely to approve or impose any modification of, or addition or condition to, the Scheme which might be material to the interests of Scheme Share Owners unless Scheme Share Owners were informed of any such modification, addition or condition. It will be a matter for the Court to decide, in its discretion, whether or not the consent of Scheme Share Owners should be sought at a further meeting. Similarly, if a modification, addition or condition is put forward which in the opinion of the Directors, is of such a nature or importance as to require the consent of the Scheme Share Owners at a further meeting, the Directors will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

If the Scheme is sanctioned at the Court Hearing and the other conditions to the Scheme have been satisfied or waived, the Scheme is expected to become effective, and dealings in New WPP Shares are expected to commence, on 25 October 2005. If the Scheme has not become effective by 30 June 2006 (or such later date as WPP and New WPP may agree and the Court may allow), it will lapse, in which event there will not be a new parent company of WPP, Scheme Share Owners will remain share owners of WPP and the existing WPP Shares will continue to be listed on the Official List.

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5.	Effects of the Scheme

Under the Scheme, Scheme Share Owners will exchange their shareholdings in WPP for an equivalent proportionate shareholding in New WPP. Their proportionate entitlement to participate in WPP Group’s capital and income will not be affected by reason of the implementation of the Scheme.

Immediately following the Scheme becoming effective, New WPP will own no assets other than the share capital of WPP and nominal cash balances. WPP Share Owners will not receive any amount in cash, pursuant to the terms of the Scheme.

6.	Listing, dealings, share certificates and settlement

Application will be made to the UK Listing Authority for the admission of up to 1,270,000,000 New WPP Shares to the Official List and for the New WPP Shares to be admitted to trading on the London Stock Exchange’s market for listed securities. The last day of dealings in WPP Shares is expected to be 24 October 2005. The last time for registration of transfers of Scheme Shares is expected to be 6.00 p.m. on 24 October 2005, the Scheme Record Time. It is expected that Admission will become effective and that dealings in the New WPP Shares will commence on 25 October 2005, the Effective Date. The listing of WPP Shares is also expected to be cancelled on that date.

Application has been made to list the New WPP ADSs for trading on NASDAQ. We expect that the WPP ADSs will be delisted and the New WPP ADSs will be listed and trading in the New WPP ADSs will commence on NASDAQ at 9:30 a.m. (New York time) on 25 October 2005.

These dates may be deferred if it is necessary to adjourn any meetings required to approve the arrangements described in this document or if there is any delay in obtaining the Court’s sanction of the Scheme. In the event of a delay, the application for the WPP Shares to be delisted will be deferred, so that the listing will not be cancelled until immediately before the Scheme becomes effective.

With effect from (and including) the Effective Date, all share certificates representing the Scheme Shares will cease to be valid and binding in respect of such holdings and should be destroyed. This is the case even though New WPP will be renamed “WPP Group plc” on the Scheme becoming effective.

The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account(s). You will need to surrender any WPP ADSs you hold in the form of WPP ADR certificates to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the ADS Scheme Record Time. The holders of WPP ADSs represented by WPP ADR certificates will be able to choose to receive their New WPP ADSs in the form of New WPP ADR certificates or book-entry direct registration with the ADS Depositary.

The articles of association of New WPP permit the holding of New WPP Shares under the CREST system. New WPP has applied for the New WPP Shares to be admitted to CREST with effect from Admission. Accordingly, settlement of transactions in the New WPP Shares following Admission may take place within the CREST system if any Scheme Share Owner so wishes. CREST is a voluntary system and holders of New WPP Shares who wish to receive and retain share certificates will be able to do so. Scheme Share Owners may, however, elect to receive New WPP Shares in uncertificated form if they are a system-shareholder (as defined in the CREST Regulations) in relation to CREST.

For Scheme Share Owners who hold their WPP Shares in a CREST account at the Scheme Record Time, New WPP Shares are expected to be credited to the relevant CREST member account on 25 October 2005, the Effective Date. For those holding shares in certificated form at the Scheme Record Time, definitive share certificates for the New WPP Shares are expected to be despatched within fifteen business days after the Effective Date. In the case of joint holders, certificates will be despatched to the joint holder whose name appears first in the register. All certificates will be sent by pre-paid first class post at the risk of the person entitled to them. Pending the despatch of certificates for New WPP Shares, transfers of New WPP Shares will be certified against the register of members of New WPP. Temporary documents of title will not be issued in respect of the New WPP Shares.

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WPP Shares held in uncertificated form will be disabled in CREST on the Effective Date. New WPP reserves the right to issue New WPP Shares to any or all share owners in certificated form if, for any reason, it wishes to do so.

All mandates in force at the Scheme Record Time relating to payment of dividends on WPP Shares and all instructions given relating to notices and other communications will, unless and until varied or revoked, be treated, from the Effective Date, as being valid and effective mandates or instructions to New WPP in relation to the corresponding holding of New WPP Shares.

All documents, certificates, cheques or other communications sent by or to Scheme Share Owners, or as such persons shall direct, will be sent at their own risk and may be sent by post.

The Prospectus relating to New WPP, which is required to be published in accordance with the Prospectus Rules to effect the introduction of the New WPP Shares to the Official List, is obtainable free of charge by calling the Share Owner Helpline on telephone number freephone 0800 703 6250 (+44 800 703 6250 if you are calling from outside the United Kingdom) open from 8.30 a.m. to 5.30 p.m. Monday to Friday (London time) or on request, free of charge up until Admission at any time during normal business hours on any business day from the registered office of WPP and of New WPP (being, in both cases, Pennypot Industrial Estate, Hythe, Kent, CT21 6PE). A copy of the Prospectus may also be inspected as described in paragraph 23 of Part 3 of this document.

7.	Directors’ and other interests

Sir Martin Sorrell, Paul Richardson and Mark Read, who are Directors of WPP, were the directors of New WPP on incorporation but the remaining Directors of WPP have since been appointed as directors of New WPP. Therefore on the Effective Date the boards of New WPP and WPP will be the same. It is proposed that all the non-executive directors will then resign as directors of WPP.

The interests of the Directors in the share capital of WPP are set out in paragraph 5 of Part 3 of this document.

The Directors may be considered to be affiliates for purposes of the Securities Act (see paragraph 10 below).

Paul Richardson and Mark Read hold the two issued ordinary shares in New WPP. If the Scheme becomes effective, they will gift those shares to New WPP, or New WPP will repurchase them, and such ordinary shares will be cancelled.

Details of Directors’ service agreements and the terms of their appointment are set out in paragraph 4 of Part 3 of this document. Conditional on the Scheme becoming effective, each of the Directors of WPP and New WPP have agreed that the relevant Director’s service agreement or letter of appointment (as appropriate) will be transferred to New WPP.

Any award held by Directors under the WPP Share Plans will be preserved but so that New WPP Shares will ultimately be delivered in satisfaction of any of those awards under their terms, in the manner described in paragraph 14 of Part 3 of this document.

The effect of the Scheme on the interests of the Directors is set out in paragraphs 4 and 5 of Part 3 of this document. Save as described above, the effect of the Scheme on the interests of the Directors does not differ from its effect on the like interests of other persons.

8.	Taxation

Certain UK tax and US federal income tax considerations relevant to UK-resident (or, in the case of individuals, ordinarily resident) WPP Share Owners and US holders (as defined therein) are summarised in paragraphs 18 and 19 of Part 3 of this document.

9.	WPP Share Plans

It is intended that the WPP Share Plans and awards under certain of the WPP Share Plans will be amended, if and where necessary, to ensure that any awards or options outstanding under the WPP Share Plans will ultimately be satisfied with New WPP Shares or New WPP ADSs (as appropriate). How it is proposed that this will be achieved, including the proposed amendments to certain of the WPP Share Plans, is described in paragraph 14 of Part 3 of this document.

PART 2: EXPLANATORY STATEMENT

10.	Overseas share owners

General

The implications of the Scheme for persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom (overseas share owners) may be affected by the laws of the relevant jurisdictions. Such overseas share owners should inform themselves about and observe all applicable legal requirements.

It is the responsibility of any person into whose possession this document comes to satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection with the Scheme, including the obtaining of any governmental, exchange control or other consents which may be required and/or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

If, in respect of any overseas share owners, New WPP is advised that the allotment and issue of New WPP Shares would or might infringe the laws of any jurisdiction outside the United Kingdom, or would or might require New WPP to obtain any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of New WPP, it would be unable to comply or which it regards as unduly onerous, the Scheme provides that New WPP may determine either (i) that the share owner’s entitlement to New WPP Shares shall be issued to a nominee for such share owner appointed by New WPP and then sold, with the net proceeds being remitted to the share owner concerned; or (ii) that the share owner’s entitlement to New WPP Shares pursuant to the Scheme shall be issued to such share owner and then sold on his behalf as soon as reasonably practical at the best price which can be reasonably obtained at the time of sale, with the net proceeds of sale being remitted to the share owner. Any remittance of the net proceeds of sale referred to in this paragraph shall be at the risk of the relevant holder.

Overseas share owners should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme in their particular circumstances. For additional information relating to certain US tax considerations relevant to the Scheme, see paragraph 19 of Part 3 of this document. A summary of certain US tax considerations relevant to holding New WPP Shares or New WPP ADSs is also contained in the Prospectus.

United States

Any securities to be issued under the Scheme in the United States have not been and will not be registered under the Securities Act but will be issued in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. For the purpose of qualifying for the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof, WPP will advise the Court that its sanctioning of the Scheme will be relied on by New WPP as an approval of the Scheme following a hearing on its fairness to Scheme Share Owners, at which Court hearing all Scheme Share Owners are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such share owners.

Securities to be issued in the Scheme in exchange for WPP Securities that were not “restricted securities” should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and persons who receive securities in the Scheme in exchange for WPP Shares or WPP ADSs that were not restricted securities (other than “affiliates” as described in the paragraph below) may resell them without restriction under the Securities Act. Persons who hold restricted WPP Shares or restricted WPP ADSs will receive New WPP Shares or New WPP ADSs, as the case may be, that will be subject to the same restrictions as applied to their WPP Shares or WPP ADSs.

A person who is entitled to receive securities in the Scheme and who is an affiliate of WPP before implementation of the Scheme may not resell such securities without registration under the Securities Act except pursuant to the applicable resale provisions of Rule 145(d) of the Securities Act or another applicable exemption from registration or in a transaction not subject to registration (including a transaction that satisfies the applicable requirements of Regulation S under the Securities Act). Whether a person is an affiliate of a company for purposes of the Securities Act depends on the circumstances but affiliates can include certain officers, directors and significant shareholders. Persons who believe they may be affiliates of WPP should consult their own legal advisers before any sale of securities received in the Scheme.

WPP files annual reports and submits certain other information and documents to the SEC pursuant to its registration under section 12 of the US Securities Exchange Act of 1934. Once the Scheme becomes effective, New WPP will automatically succeed to WPP’s existing US Securities Exchange Act registration, and will be subject to the reporting requirements thereof.

PART 2: EXPLANATORY STATEMENT

The reports and other information filed by WPP with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at www.sec.gov. Please call the SEC on 1-800-SEC-0330 for further information.

Each of WPP and New WPP is a public limited company incorporated under the laws of England and Wales. Some of their respective directors and officers reside outside of the United States. In addition, a substantial portion of the directly owned assets of such persons, of WPP and New WPP are located outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against WPP, New WPP or their respective directors and officers or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the federal securities laws of the United States.

11.	Meetings

The Scheme will require the approval of WPP Share Owners at the Court Meeting held at the discretion of the Court and the passing by WPP Share Owners of the special resolution relating to the Scheme at the Extraordinary General Meeting both of which have been convened for 26 September 2005 at 3.30 p.m. and 3.45 p.m. respectively and both of which will be held at Allen & Overy LLP, One New Change, London EC4M 9QQ.

Notices of the Court Meeting and the Extraordinary General Meeting are set out in Parts 6 and 7 respectively of this document.

Court Meeting

The Court Meeting has been convened for 26 September 2005 at 3.30 p.m. pursuant to an order of the Court, at which meeting, or at any adjournment thereof, WPP Share Owners will consider and, if thought fit, approve the Scheme.

At the Court Meeting, voting will be by poll and each WPP Share Owner present in person or by proxy will be entitled to one vote for each WPP Share held. The statutory majority required to approve the Scheme at the Court Meeting is a majority in number of the WPP Share Owners present and voting (either in person or by proxy) at the Court Meeting representing three-fourths in value of the WPP Shares held by them.

In order that the Court can be satisfied that the votes cast constitute a fair representation of the views of the WPP Share Owners, it is important that as many votes as possible are cast at the Court Meeting. WPP Share Owners are therefore encouraged to take the action referred to in paragraph 12 below.

If the Scheme is approved and becomes effective, it will be binding on all Scheme Share Owners irrespective of whether they attended the Court Meeting or the way they voted.

Extraordinary General Meeting

The Extraordinary General Meeting has been convened for 26 September 2005 at 3.45 p.m. (or as soon thereafter as the Court Meeting concludes or is adjourned). A description of the business to be transacted at the Extraordinary General Meeting is set out in the Notice of the Extraordinary General Meeting in Part 7 of this document, but in summary at the Extraordinary General Meeting, or at any adjournment thereof, WPP Share Owners will consider and, if thought fit, pass:

(i)	in relation to the Scheme a special resolution to approve:

(a)	the Scheme;

(b)	the cancellation of the Scheme Shares;

(c)	the creation of the New Shares;

(d)	the allotment of the New Shares to New WPP;

(e)	conditional on the Scheme becoming effective, amendments to the WPP Articles to deal with transitional matters arising from the Scheme;

(f)

conditional on the Scheme becoming effective, the amendment of the rules of the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan, the WPP Group plc 1999 Leadership Equity Acquisition Plan, the WPP Group plc 2004 Leadership Equity Acquisition Plan, the WPP Group plc Performance Share Plan and the Deferred Stock Unit Awards Agreements in the manner described in paragraph 14 of Part 3 of

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this document and the adoption of existing awards under these plans and the Tempus Group PLC 1998 Long Term Incentive Plan by the directors of New WPP;

(g)	the New WPP Reduction of Capital;

(h)	conditional on the Scheme becoming effective, the change of WPP’s name to “WPP 2005 plc”; and

(i)	conditional on the Scheme becoming effective, the WPP Shares be de-listed from the Official List; and

(ii)	in relation to the Share Plans Proposals ordinary resolutions to authorise the New WPP directors to adopt the New Share Plans and the Continuing Share Plans.

The majority required for the passing of the special resolution referred to above is not less than three-fourths of the votes cast. In accordance with WPP’s articles of association, the special resolution will be put to a poll and each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held. This resolution is not conditional on the proposed resolutions relating to the New Share Plans.

The majority required for the passing of the ordinary resolutions referred to above relating to the Share Plans Proposals is a simple majority of the votes cast. In accordance with WPP’s articles of association, the ordinary resolutions would ordinarily be voted on by a show of hands, however, also in accordance with WPP’s articles of association, the Chairman will require them to be put to a poll so that WPP Share Owners’ views can be fully represented and so that the same procedure is used for all the resolutions under consideration at the Extraordinary General Meeting. On the poll each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held.

This explanatory statement relates only to the Scheme Proposals. Please see the letter from the Chairman of WPP in Part 1 of this document and paragraph 20 of Part 3 of this document in relation to the Share Plans Proposals and the related ordinary resolutions.

12.	Action to be taken

Forms of proxy for WPP Share Owners are enclosed as follows:

(a)	for the Court Meeting, a white form of proxy; and

(b)	for the Extraordinary General Meeting, a blue form of proxy.

Whether or not you propose to attend the meetings in person, you are requested, if you hold WPP Shares, to complete and sign both forms of proxy. If you hold WPP ADSs, you are requested to complete and sign the enclosed ADS proxy cards rather than the forms of proxy (see below).

Completed forms of proxy should be returned in the reply paid envelope to the Registrars, Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, as soon as possible, and in any case so as to be received by the Registrars not later than 3.30 p.m. on 24 September in relation to the white form of proxy relating to the Court Meeting and 3.45 p.m. on 24 September in relation to the blue form of proxy relating to the EGM. If you hold WPP Shares in uncertificated form you may also appoint a proxy by completing and transmitting a CREST proxy instruction in accordance with the procedures set out in the CREST manual ensuring that it is received by Computershare (under CREST Participant ID 3RA50) by no later than 48 hours before the time appointed for the relevant meeting.

The white form of proxy in respect of the Court Meeting may also be handed to the Registrars, Computershare Investor Services PLC, or the Chairman, at the Court Meeting before the start of such meeting. However, in the case of the Extraordinary General Meeting, unless the blue form of proxy is lodged so as to be received at least 48 hours before the meeting, it will be invalid.

The lodging of a form of proxy will not prevent you from attending either the Court Meeting or the Extraordinary General Meeting and voting in person should you decide to do so.

Holders of WPP ADSs will receive ADS proxy cards. A holder of WPP ADSs has three options:

(i)	each ADS holder has already been appointed as proxy over the relevant number of WPP Shares underlying their WPP ADSs (an Appointed Proxy). Therefore a holder of WPP ADSs may attend and vote at the Court Meeting and/or EGM in person by bringing the ADS proxy card(s) to the relevant meeting(s);

PART 2: EXPLANATORY STATEMENT

(ii)	the ADS holder may appoint a nominee of the US Depositary as substitute Appointed Proxy and instruct such nominee how to vote at the Court Meeting and/or the EGM in relation to the WPP Shares underlying such holder’s WPP ADSs by completing the ADS proxy card(s) and returning them to the US Depositary; or

(iii)	the ADS holder may appoint a substitute Appointed Proxy over the WPP Shares underlying such holder’s WPP ADSs. Such substitute Appointed Proxy can then vote at the Court Meeting and/or the EGM in relation to the WPP Shares underlying such holder’s WPP ADSs by bringing the completed ADS proxy card(s) so appointing them to the relevant meeting(s).

Holders of WPP ADS also have the right to cancel their WPP ADSs and withdraw the relevant WPP Shares from the ADS programme. To ensure that they become registered holders of WPP Shares by 48 hours prior to the relevant meetings, such holders should present their WPP ADSs to the US Depositary for withdrawal (upon compliance with the terms of the WPP ADS deposit agreement, including payment of the US Depositary’s fees and any applicable taxes and governmental charges) and delivery of WPP Shares at least seven business days prior to the relevant meeting.

Completed ADS proxy cards should be returned to the US Depositary, Citibank N.A., at Citibank Shareholder Services, P.O. Box 8527, Edison NJ 08818-9395 in the pre-addressed envelope as soon as possible, and in any case so as to be received by the US Depositary by noon (New York time) on 20 September 2005. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADSs. In each case, the proxy cards should be completed in accordance with the instructions printed on them.

Members of any of the 401k Plans who hold WPP ADSs under the 401k Plans have been sent a voting instruction form by the trustee of such plans. This form must be completed by the members in accordance with the accompanying instructions and delivered either by hand or post to the trustee of the 401k Plans at the address shown thereon in order to instruct the trustee how to direct the ADS Depositary to vote the WPP Shares underlying the WPP ADSs on behalf of the members at the Court Meeting and the Extraordinary General Meeting. The voting instruction form must be returned to the trustee of the 401k Plans by 10.00 a.m. (New York time) on 19 September 2005. Members of the 401k Plans will not be entitled to attend the Court Meeting or the EGM or to be present at the Court Hearing.

13.	Further information

Your attention is drawn to the letter from your Chairman set out in Part 1 of this document, the Scheme (which is set out in full in Part 4 of this document) and the additional information set out in Part 3 of this document.

Yours faithfully

Richard Taylor Managing Director for and on behalf of Merrill Lynch International

PART 3: ADDITIONAL INFORMATION

1.	Description of the WPP Group

WPP and its subsidiaries and affiliates comprise one of the largest advertising and marketing businesses in the world. For the year ended 31 December 2004, WPP Group had revenue of approximately £4,300 million and reported operating profit of approximately £485 million. In the six months ended 30 June 2005, WPP Group had revenue of approximately £2,470 million and reported operating profit of approximately £299.6 million. As of 31 December 2004, WPP Group had 57,788 employees (84,000 including associates) located in approximately 2000 offices in 106 countries.

WPP and its subsidiaries and affiliates operate through a number of established global, multinational and national advertising and marketing services companies that are organized into four business segments. WPP Group’s largest segment is advertising and media investment management where it operates well-known advertising networks such as JWT, Ogilvy & Mather Worldwide, Grey Worldwide, Red Cell, Y&R and Bates Asia as well as media investment management companies such as MindShare, Mediaedge:cia and MediaCom. WPP Group’s other segments are information, insight and consultancy (where its operations are conducted through Kantar Media Research, Millward Brown, Research International and other companies), public relations and public affairs (where it operates through well-known companies such as Burson-Marsteller, Cohn & Wolfe, Hill & Knowlton, GCI Group and Ogilvy Public Relations Worldwide) and branding and identity, healthcare and specialist communications (where its operations are conducted through Enterprise IG, Landor Associates, Fitch Worldwide, CommonHealth, Grey Healthcare Group, Sudler & Hennessey, Ogilvy Healthworld, OgilvyOne, Wunderman, 141 Worldwide and other companies).

WPP and its subsidiaries and affiliates serve over 330 clients in at least three service disciplines and more than 230 clients in four service disciplines. WPP Group serves over 200 clients in six or more countries. All together, WPP Group now serves more than 300 of the Fortune Global 500, over one-half of the NASDAQ 100, and over 30 of the Fortune e-50. WPP Group’s 10 largest clients in 2004, measured by revenues, were Altria, American Express, BAT, Ford, GlaxoSmithKline, IBM, Nestle, Pfizer, Unilever and Vodafone. Together, these clients accounted for approximately 31% of WPP’s revenues in 2004. The WPP companies have maintained long-standing relationships with many of WPP Group’s clients, with the average length of relationship for the top 10 clients being approximately 50 years.

2.	Employees

The average weekly number of WPP Group staff during the last three years were as follows:

	2004	2003	2002
United Kingdom	7,069	6,806	6,783
North America	17,271	14,755	14,687
Continental Europe	14,793	13,675	13,908
Asia Pacific, Latin America, Africa & Middle East	18,655	16,368	15,039
Total	57,788	51,604	50,417

3.	Working capital

WPP is of the opinion that, taking into account available bank and other facilities, the WPP Group, assuming the Scheme becomes effective, has sufficient working capital for its present requirements that is, for at least 12 months following the date of this document.

PART 3: ADDITIONAL INFORMATION

4.	WPP Directors

(a)	The Board

The Directors and their principal functions are:

Philip Lader	Chairman (non-executive)
Sir Martin Stuart Sorrell	Chief Executive Officer
Paul Winston George Richardson	Finance Director
Howard Paster	Executive Director
Mark Julian Read	Strategy Director
Esther Dyson	Non-Executive Director
Orit Gadiesh	Non-Executive Director
David Herman Komansky	Non-Executive Director
Christopher Alasdhair Anthony Ewan Mackenzie	Non-Executive Director
Stanley Wilbur Morten	Non-Executive Director
Koichiro Naganuma	Non-Executive Director
Lubna Sulliman Olayan	Non-Executive Director
John Anthony Quelch	Non-Executive Director
Jeffrey Allen Rosen	Non-Executive Director
Paul Spencer	Non-Executive Director
Colin Richard Day	Non-Executive Director

The business address of each of the Directors of WPP is 27 Farm Street, London W1J 5RJ.

(b)	Service contracts

The executive Directors have service agreements with WPP but effective from the Scheme becoming effective their service agreements will be novated to New WPP. Sir Martin Sorrell and Paul Richardson also have service agreements with WPP Group USA, Inc., which will remain in place but which will be amended on the Scheme becoming effective to reflect that New WPP will be the parent company of the WPP Group.

In order to terminate the service agreements written notice is required and the notice periods required to terminate the service agreements are set out below:

Director	Notice Period/Unexpired term
Sir Martin Sorrell	31 August 2005 thereafter at will
Howard Paster	31 December 2005 thereafter 6 months
Paul Richardson	12 months
Mark Read	6 months
All non-executive Directors	2 months

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The non-executive Directors do not have service contracts. No compensation is payable to any non-executive director if their appointment is terminated early. The following table sets out the terms of appointment for the non-executive directors (including services provided to WPP):

	Appointment date of current 3 year term	Expiry date of current term
Philip Lader	28 June 2004	27 June 2007
Esther Dyson	30 June 2003	29 June 2006
Orit Gadiesh	28 June 2004	27 June 2007
David Komansky	30 June 2003	29 June 2006
Christopher Mackenzie	30 June 2003	29 June 2006
Stanley Morten	27 June 2005	26 June 2006	(2)
Koichiro Naganuma	28 June 2004	27 June 2007
Lubna Olayan	27 June 2005	26 June 2008
John Quelch	27 June 2005	26 June 2006	(2)
Jeffrey Rosen	27 June 2005	26 June 2008
Paul Spencer	28 June 2004	27 June 2008
Colin Day	25 July 2005	24 July 2008	(1)

(1)	Colin Day has been appointed for a three year term but subject to his re-election at the next Annual General Meeting.

(2)	Stanley Morten and John Quelch are each subject to annual re-election as they have been non-executive directors for more than nine years.

When the Scheme becomes effective the non-executive directors’ letters of appointment will transfer to New WPP.

(c)	Remuneration

The total aggregate of the remuneration paid and benefits in kind granted to the Directors of WPP by any member of the WPP Group for the financial year ended 31 December 2004 was £5.192 million.

The amounts payable to the Directors of WPP by any member of the WPP Group for the current financial year under the arrangements in force as at the date of this document is estimated to be £5 million. This estimate includes amounts arising from the WPP Group’s short term performance-related incentive plans. These amounts will vary, depending on the performance of the WPP Group during 2005.

These amounts exclude the costs of the WPP pension plans.

There is no arrangement under which a Director has agreed to waive future WPP emoluments nor have there been any such waivers during the financial year immediately preceding the date of this document.

The emoluments receivable by the Directors will not be varied as a result of the Scheme.

5.	Interests relating to securities

(a)

Set out below are the beneficial interests of the Directors in WPP Shares, including any WPP Shares represented by WPP ADSs held by the Directors. The interests are calculated as at 30 August 2005 (the latest practicable date before the publication of this document). In the event that the Scheme becomes effective, the Directors will have the following beneficial interests in New WPP Shares by virtue of the effect of the Scheme on their existing holdings of WPP Shares (please note this table assumes that the gift back of the two subscriber shares in New WPP as described in paragraph 9(j) below will occur). The following table does not reflect the extent to

PART 3: ADDITIONAL INFORMATION

which any Directors may have additional beneficial interests by virtue of their participation in the WPP Share Plans. The interests of the Directors in this regard are set out in paragraph 5(b) of this Part 3.

Name of Director	Number of WPP Shares/ New WPP Shares		% of issued Share Capital
Philip Lader	11,950		0.001
Sir Martin Sorrell	15,553,028		1.231
Paul Richardson	226,176		0.018
Howard Paster	201,167		0.016
Mark Read	3,000		0.001
Esther Dyson	35,000		0.003
David Komansky	10,000		0.001
Christopher Mackenzie	10,000		0.001
Stanley Morten	20,000		0.002
Koichiro Naganuma	Nil	(1)	Nil
John Quelch	12,000		0.001
Colin Richard Day	3,240		0.001

(1)	Koichiro Naganuma is a director of Asatsu-Dk, Inc. which holds 31,295,646 WPP Shares and will hold 31,295,646 New WPP Shares on the Scheme becoming effective (in each case 2.48% of the issued share capital).

(b)	As at 30 August 2005 (the latest practicable date before the publication of this document) the following Directors held the following interests in WPP Shares under the WPP Executive Stock Option Plan, the WPP Group plc Performance Share Plan, the WPP Group plc 2004 Leadership Equity Acquisition Plan and restricted stock awards. In the case of awards under the WPP Group plc Performance Share Plan the awards will remain exercisable over WPP Shares on exercise of an award, the WPP Shares issued to satisfy the awards will be exchanged for New WPP Shares pursuant to the proposed changes to the WPP Articles which form part of the Scheme Proposals. In relation to the other plans under which the Directors hold awards and subject to the Scheme becoming effective, they have agreed to exchange their existing awards (which remain outstanding and are capable of exercise) for replacement awards over an identical number of New WPP Shares.

WPP Executive Stock Option Plan

	Number of Shares	Exercise Price		Exercisable Date
Howard Paster	10,688		£2.14	26/06/99
	83,499		£2.835	26/09/00
	77,180		£2.93	28/09/01
	11,834	US$	46.475	24/09/02	(1)(2)
	8,694	US$	63.2625	21/09/03	(1)(2)
	16,959	US$	35.38	21/09/04	(1)(2)
	18,072	US$	33.2	19/09/05	(1)(2)
Mark Read	5,254		£5.595	17/11/06	(2)
	5,361		£5.595	17/11/06	(2)
	9,879		£5.535	29/10/07	(2)

(1)	Options over WPP ADSs. 1 WPP ADS is equivalent to 5 WPP Shares and the WPP Share equivalent is shown above. Exercise price is shown per WPP ADS reflecting terms of grant.

(2)	These grants are subject to performance conditions which have not yet been satisfied.

PART 3: ADDITIONAL INFORMATION

Performance Share Awards

	Grant Date	Price on Grant	Number of Shares	Performance Period Ends
Howard Paster	30/04/04	£5.56	79,150	31/12/05
	30/04/04	£5.56	85,955	31/12/06
Paul Richardson	28/02/01	£8.12	4,268	31/12/03
	30/04/04	£5.56	67,912	31/12/05
	30/04/04	£5.56	92,025	31/12/06
Sir Martin Sorrell	28/02/01	£8.12	11,076	31/12/03
	30/04/04	£5.56	142,615	31/12/05
	30/04/04	£5.56	171,779	31/12/06
Mark Read	30/04/04	£5.56	6,646	31/12/06

2004 Leadership Equity Acquisition Plan

	Grant Date	Share (ADRs/ Shares)	Granted	Maximum number of marketing units
Howard Paster	28/10/04	ADRs	24,744	24,744	(2)
Paul Richardson	28/10/04	Ords	123,892	123,892
Sir Martin Sorrell	28/10/04	Ords	4,129,664	4,129,664

(2)	1 WPP ADR is equivalent to 5 WPP Shares.

Restricted Stock Awards

	Grant Date	Price on Grant	Number of Shares	Vesting Date
Mark Read	01/06/04	£5.44	5,515	01/06/06
	06/03/05	£6.23	19,262	06/03/08
	10/03/05	£6.23	4,816	10/03/07

(c)	The interests disclosed in this paragraph 5 are based upon the interests of the Directors in the ordinary share capital of WPP which (i) have been notified by each Director to WPP pursuant to section 324 or section 328 of the Companies Act 1985 before 30 August 2005 (the latest practicable date before the issue of this document), or (ii) are required to be entered in the register referred to in section 325 of the Companies Act 1985, or (iii) are interests of a connected person (within the meaning of section 346 of the Companies Act 1985) of a Director which would, if the connected person were a Director, be required to be disclosed under (i) or (ii), and the existence of which is known to or could with reasonable diligence be ascertained by that Director.

6.	Directors’ interests in transactions

No Director of WPP has or has had any interest in any transactions which are or were unusual in their nature or conditions or are or were significant to the business of WPP or any WPP Group company and which were effected by WPP or any WPP Group company during the current or immediately preceding financial year or during an earlier financial year and which remain in any respect outstanding or unperformed.

7.	Substantial shareholdings

Insofar as is known to WPP, as at 30 August 2005 (the latest practicable date before the publication of this document), the following persons, directly or indirectly, have an interest in WPP’s share capital or voting rights which is notifiable under the Companies Act 1985:

Share owner	% of issued share capital
HSBC Trustee (CI Limited) (as trustee of WPP Employee Share Ownership Plan Trusts)	4.00

PART 3: ADDITIONAL INFORMATION

8.	Incorporation and activity of New WPP

(a)	New WPP was incorporated and registered in England and Wales on 16 August 2005 under the Companies Act 1985 as a public company limited by shares and with registered number 05537577. It became entitled to do business and borrow, pursuant to section 117 of the Companies Act 1985, on 22 August 2005.

(b)	On 26 August 2005, by special resolution, the initial shareholders of New WPP resolved, conditional on the Scheme becoming effective, to change the name of New WPP to “WPP Group plc”.

(c)	The registered office of New WPP is Pennypot Industrial Estate, Hythe, Kent, CT21 6PE.

(d)	New WPP has not traded since its incorporation.

(e)	Deloitte & Touche LLP, whose address is Hill House, 1 Little New Street, London EC4A 3TR, have been the only auditors of New WPP since its incorporation.

9.	Share capital of New WPP

New WPP Shares

(a)	On incorporation, the authorised share capital of New WPP was £8,312,550,000 divided into 1,750,000,000 New WPP Shares of 475 pence each and 50,000 redeemable preference shares of £1 each.

(b)	By various special resolutions of New WPP proposed and passed at an extraordinary general meeting of New WPP on 26 August 2005, it was resolved that:

(i)	subject to and conditional upon the Scheme becoming effective New WPP’s share capital be reduced by reducing the nominal value of each issued and unissued New WPP Share by 465 pence from 475 pence to 10 pence;

(ii)	conditional upon the Scheme becoming effective, the directors be authorised pursuant to Article 6 of the New WPP Articles to allot securities up to the maximum aggregate value of:

(A)	£6,032,500,000 pursuant to the Scheme; and

(B)	£42,115,693 if the New WPP Reduction of Capital becomes effective and £2,000,500,375.50 if the New WPP Reduction of Capital does not become effective, each authority to expire on 27 June 2010;

(iii)	conditional upon the Scheme becoming effective, the directors be empowered pursuant to Article 7 of the New WPP Articles of Association to allot equity securities for cash pursuant to Article 7 up to a maximum aggregate nominal value of £6,323,693 if the New WPP Reduction of Capital becomes effective and £300,375,417.50 if the New WPP Reduction of Capital does not become effective; and

(iv)	conditional upon the Scheme becoming effective, New WPP be authorised for the period stated in the resolution to make market purchases of its ordinary shares subject to the maximum number of 126,473,866 and the minimum and maximum price which may be paid for each share as stated in the resolution.

(c)	Save as disclosed in this paragraph 9, at the date of this document there has been no issue of share or loan capital of New WPP since its incorporation and no share or loan capital of New WPP is under option or agreed to be put under option.

(d)	At the date of this document, New WPP has no subsidiaries and, accordingly, there has been no material issue of share or loan capital by any subsidiary undertaking of New WPP for cash or other consideration.

(e)	The New WPP Shares will, when issued, be in registered form and the New WPP Shares will be capable of being held in uncertificated form. No temporary documents of title have been or will be issued in respect of the New WPP Shares.

(f)	Neither the New WPP Shares nor the New WPP ADSs have been marketed, nor are they available in whole or in part to the public otherwise than pursuant to the Scheme.

(g)	No commissions, discounts, brokerages or other special terms have been granted in respect of the issue of any share capital of New WPP.

PART 3: ADDITIONAL INFORMATION

(h)	Under the Scheme New WPP will issue New WPP Shares, credited as fully paid, to the Scheme Share Owners on the following basis:

for each Scheme Share                          one New WPP Share

(i)	The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account(s). Holders of WPP ADSs will need to surrender any WPP ADSs held in the form of WPP ADR certificates to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the ADS Scheme Record Time. The holders of WPP ADSs represented by WPP ADR certificates will be able to choose to receive their New WPP ADSs in the form of New WPP ADR certificates or book-entry direct registration with the US Depositary.

(j)	As part of the arrangements for the incorporation of New WPP, two ordinary shares were issued to two of the directors of New WPP at the time of incorporation, Paul Richardson and Mark Read. In addition, 50,000 £1 redeemable preference shares have been issued to WPP Group (Nominees) Limited. This is to ensure that New WPP meets certain company law requirements for its minimum issued share capital. Such requirements will be met once ordinary shares have been issued under the Scheme. Once the Scheme has become effective, therefore, the two ordinary subscriber shares will be gifted back to New WPP and cancelled and the 50,000 redeemable preference shares, which will be fully paid at the time of redemption, will be redeemed.

(k)	One WPP Share will not form part of the Scheme and will be held by New WPP. This is to ensure that New WPP is a member of WPP at the Effective Date when the New Shares are issued to New WPP by WPP. This is to ensure compliance with a technical requirement of the Companies Act 1985.

(l)	Accordingly, the proposed authorised, issued and fully paid share capital of New WPP as it will be following the Effective Date, and before the New WPP Reduction of Capital comes into effect and the gift back and cancellation of the two ordinary subscriber shares and the redemption of the 50,000 redeemable preference shares referred to in paragraph 9(j), is as follows:

	Authorised		Issued and fully paid
	Number	Nominal value	Number	Nominal value
New WPP Shares	1,750,000,000	£175,000,000	1,263,716,330	£6,002,652,567.50
Redeemable preference shares	50,000	£50,000	50,000	£50,000

The table set out above assumes no issues of shares by WPP or New WPP after 30 August 2005 (being the latest practicable date before the publication of this document) other than in connection with the Scheme.

10.	Description of New WPP ADSs and the New WPP ADS Deposit Agreement

The following is a summary description of the New WPP ADSs and certain of the rights of holders and beneficial owners of the New WPP ADSs. Summaries, by their nature, lack the precision of the information summarised and the rights and obligations of holders and beneficial owners of New WPP ADSs will be determined by the New WPP ADS Deposit Agreement and not by the summary. Holders and beneficial owners of New WPP ADSs, as well as any holders of New WPP Shares who will elect to hold New WPP Shares in the form of New WPP ADSs, are encouraged to review the New WPP ADS Deposit Agreement in its entirety and the form of New WPP ADR attached to the New WPP ADS Deposit Agreement. A copy of the New WPP ADS Deposit Agreement will be on file with the SEC under cover of a Registration Statement on Form F-6. A copy of the New WPP Deposit Agreement may be obtained, once filed, from the SEC’s Public Reference Room at 100 F Street N.E., Washington DC 20549 and from the SEC’s website at www.sec.gov.

(a)	Dividends and distributions

Holders of New WPP ADSs generally have the right to receive the distributions made by New WPP on the securities deposited with the Custodian. Receipt by holders of these distributions may be limited, however, by

PART 3: ADDITIONAL INFORMATION

legal and practical constraints. Holders will receive such distributions under the terms of the New WPP ADS Deposit Agreement in proportion to the number of New WPP ADSs held as at a specified record date.

(b)	Distributions of cash

Whenever the US Depositary receives confirmation from the Custodian of the receipt of any cash dividend or other cash distribution on any of the securities on deposit with the Custodian, the US Depositary will arrange for the funds to be converted into US dollars and for the distribution of the US dollars to the holders of New WPP ADSs, subject to English law and regulations.

The conversion into US dollars will take place only if practicable and if the US dollars are transferable to the United States. The amounts distributed to holders of New WPP ADSs will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the New WPP ADS Deposit Agreement.

(c)	Distributions of New WPP Shares

Whenever New WPP makes a free distribution of New WPP Shares for the securities on deposit with the Custodian, the US Depositary will either (i) distribute to holders of New WPP ADSs new New WPP ADSs representing the New WPP Shares deposited or (ii) modify the New WPP ADS-to-New WPP Shares ratio, in which case each New WPP ADS will represent rights and interests in the additional New WPP Shares so deposited. Only whole new New WPP ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of New WPP ADSs or the modification of the New WPP ADS-to-New WPP Shares ratio upon a distribution of New WPP Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the New WPP ADS Deposit Agreement. In order to pay such taxes or governmental charges, the ADS Depositary may sell all or a portion of the New WPP Shares so distributed.

No such distribution of New WPP ADSs will be made if it would violate US securities laws or if it is not operationally practicable. If the US Depositary does not distribute new New WPP ADSs as described above, it may sell the New WPP Shares received upon the terms described in the New WPP ADS Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

(d)	Distributions of rights

Whenever New WPP intends to distribute rights to purchase additional New WPP Shares, New WPP will give prior notice to the US Depositary. In such case, the US Depositary shall consult with New WPP as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

The US Depositary will distribute the rights only if New WPP makes a timely request for the US Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution has been established to the reasonable satisfaction of New WPP and the US Depositary. The US Depositary will establish procedures to distribute rights to purchase additional New WPP ADSs to New WPP ADS holders and to enable such holders to exercise such rights. Holders of New WPP ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for New WPP ADSs upon the exercise of their rights. The US Depositary is not obliged to establish procedures to facilitate the distribution and exercise by holders of rights to purchase New WPP Shares other than in the form of New WPP ADSs.

The US Depositary will sell the rights that are not exercised or distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders of New WPP ADSs as in the case of a cash distribution. If the US Depositary is unable to sell the rights, it will allow the rights to lapse. There can be no assurance that holders of New WPP ADSs will be given the same opportunity to receive or exercise rights on the same terms and conditions as the share owners or be able to exercise such rights.

(e)	Elective distributions

Whenever New WPP intends to distribute a dividend payable at the election of share owners, either in cash or in additional New WPP Shares, New WPP will give prior notice thereof to the US Depositary and will indicate whether or not New WPP wishes the elective distribution to be made available to holders of New WPP ADSs. In such case, the US Depositary shall consult with New WPP as to the lawfulness of making such distribution and shall determine whether such distribution is reasonably practicable.

PART 3: ADDITIONAL INFORMATION

The US Depositary will make the elective distribution available to holders of New WPP ADSs only if New WPP makes a timely request for the US Depositary to make such distribution available, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of the US Depositary and New WPP. In such case, the US Depositary will establish procedures to enable holders of New WPP ADSs to elect to receive either cash or additional New WPP ADSs, in each case as described in the New WPP ADS Deposit Agreement.

If the election is not made available to holders of New WPP ADSs, such holders will receive either cash or additional New WPP ADSs, depending on what a share owner in England would receive upon failing to make an election, as more fully described in the New WPP ADS Deposit Agreement. There can be no assurance that holders of New WPP ADSs will be given the opportunity to receive elective distributions on the same terms and conditions as share owners.

(f)	Other distributions

Whenever New WPP intends to distribute property other than cash, New WPP Shares or rights to purchase additional New WPP Shares, New WPP will notify the US Depositary in advance. In such case, the US Depositary shall consult with New WPP as to the lawfulness of such distribution to holders of ADSs and shall determine whether such distribution is reasonably practicable.

The US Depositary will distribute the property, such distribution is reasonably practicable and the lawfulness of such distribution shall have been established to the reasonable satisfaction of New WPP and the US Depositary. In such case, the US Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders of New WPP ADSs under the terms of the New WPP ADS Deposit Agreement. In order to pay such taxes and governmental charges, the US Depositary may sell all or a portion of the property received.

If the US Depositary does not distribute the property to holders of New WPP ADSs, it will determine an equitable and practical method of effecting the distribution which may include the sale of the property and the distribution of the proceeds of such a sale to holders as in the case of a cash distribution.

(g)	Changes affecting New WPP Shares

The New WPP Shares held on deposit for holders of New WPP ADSs may change from time to time. For example, there may be a change in nominal or par value, a division, cancellation, consolidation or reclassification of New WPP Shares or a recapitalisation, reorganisation, merger, consolidation or sale of assets.

If any such change were to occur, New WPP ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the New WPP Shares held on deposit. The ADS Depositary may instead deliver new securities received in exchange for the New WPP Shares held on deposit to holders of New WPP ADSs, provided the lawfulness of such delivery has been established to the satisfaction of the US Depositary and New WPP, or call for the exchange of existing New WPP ADSs for new securities. If the US Depositary may not lawfully distribute such securities to holders of New WPP ADSs, the US Depositary may sell such securities and distribute the net proceeds to holders of New WPP ADSs as in the case of a cash distribution.

(h)	Issue of New WPP ADSs upon deposit of New WPP Shares

The US Depositary may create New WPP ADSs on behalf of the holders of New WPP ADSs if holders or their brokers deposit New WPP Shares with the Custodian. The US Depositary will deliver these New WPP ADSs to the person indicated by the holder of New WPP ADSs only after such holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the New WPP Shares to the Custodian. The ability of holders to deposit New WPP Shares and receive New WPP ADSs may be limited by US and English laws applicable at the time of deposit.

The issue of New WPP ADSs may be delayed until the US Depositary or the Custodian receives confirmation that all required approvals have been given and that the New WPP Shares have been duly transferred to the Custodian. The US Depositary will only issue New WPP ADSs in whole numbers.

PART 3: ADDITIONAL INFORMATION

When holders of New WPP ADSs make a deposit of New WPP Shares, they will be responsible for transferring good and valid title to the US Depositary. Any such holders will be deemed to represent and warrant that:

(i)	the New WPP Shares are duly authorised, validly issued, fully paid and non-assessable;

(ii)	all pre-emptive rights, if any, with respect to such New WPP Shares have been validly waived or exercised; and

(iii)	holders of New WPP ADSs are duly authorised to deposit the New WPP Shares.

If any of the representations or warranties are incorrect in any way, New WPP and the US Depositary may, at the cost and expense of the holders making such incorrect representations or warranties, take any and all actions necessary to correct the consequences of the misrepresentations.

(i)	Transferability of ADSs

New WPP ADRs evidencing the New WPP ADSs may be endorsed with, or have incorporated in the text, legends or recitals that may be necessary under the New WPP ADS Deposit Agreement, applicable laws or regulations, or any book-entry system in which New WPP ADSs are held. Holders and beneficial owners of New WPP ADSs are deemed to have notice of and to be bound by the terms and conditions of the legends set forth on the New WPP ADRs.

Subject to the limitations contained in the New WPP ADS Deposit Agreement and in the New WPP ADR, title to a New WPP ADR (and to each New WPP ADS evidenced thereby) shall be transferable upon the same terms as a certificated security under the laws of New York, provided that a New WPP ADR to be transferred has been properly endorsed or is accompanied by the proper instruments of transfer.

Neither the US Depositary nor New WPP will have any obligation, nor will they be subject to any liability to any holder or beneficial owner of New WPP ADSs under the New WPP ADS Deposit Agreement or any New WPP ADR, unless such New WPP ADSs are registered on the books of the US Depositary in the name of such holder or, in the case of a beneficial owner, such New WPP ADSs are registered on the books of the US Depositary in the name of such beneficial owner, or the beneficial owner’s representative. Such holders in whose name New WPP ADSs are registered on the books of the US Depositary shall be treated as the absolute owners of the New WPP ADSs registered in their names.

The US Depositary shall make arrangements for the acceptance of New WPP ADSs into DTC. A single New WPP ADR in the form of a balance certificate will evidence all New WPP ADSs held through DTC and will be registered in the name of the nominee for DTC. As such, the nominee will be the only registered holder of the balance certificate New WPP ADR. Each beneficial owner of New WPP ADSs held through DTC must rely upon the procedures of DTC and the DTC participants to exercise or be entitled to any rights attributable to such New WPP ADSs. Ownership interests in the balance certificate New WPP ADR registered in the name of the nominee for DTC will be shown on, and transfers of such ownership interests will be effected through, records maintained by (i) DTC or its nominee (with respect to the interests of DTC participants); or (ii) DTC participants or their nominees (with respect to the interests of clients of DTC participants).

New WPP may restrict transfers of New WPP ADSs which could result in the total number of New WPP Shares represented by New WPP ADSs owned by a single holder or beneficial owner exceeding limits imposed by applicable law or the New WPP Articles. New WPP may also, subject to applicable law, instruct the ADS Depositary to take certain actions with respect to the ownership interests of any holder or beneficial owner in excess of such limits, including restricting the transfer of, removing or restricting the voting rights of or disposing of such holder’s or beneficial owner’s New WPP ADSs.

(j)	Transfer, combination and division of New WPP ADR certificates

Holders of New WPP ADRs will be entitled to transfer, combine or divide their New WPP ADRs and the New WPP ADSs evidenced thereby. For transfers of New WPP ADRs, holders will have to surrender the New WPP ADRs to be transferred to the ADS Depositary and must also:

(i)	ensure that the surrendered New WPP ADR is properly endorsed or accompanied by proper instruments of transfer;

(ii)	provide such proof of identity and authenticity of signatures as the ADS Depositary deems appropriate;

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(iii)	provide any transfer stamps required by the State of New York or the United States; and

(iv)	pay all applicable fees, charges, expenses, taxes and other government charges payable by New WPP ADS holders pursuant to the terms of the New WPP ADS Deposit Agreement, upon the transfer of New WPP ADRs.

To have New WPP ADRs either combined or divided, holders of New WPP ADRs must surrender the New WPP ADRs in question to the US Depositary with their request to have them combined or divided, and must pay all applicable fees, charges and expenses payable by New WPP ADS holders, pursuant to the terms of the New WPP ADS Deposit Agreement, upon a combination or division of New WPP ADRs.

(k)	Withdrawal of New WPP Shares upon cancellation of ADSs

Holders of New WPP ADSs will be entitled to present their New WPP ADSs to the US Depositary for cancellation and to then receive the corresponding number of underlying New WPP Shares at the Custodian’s office. A holder’s ability to withdraw the New WPP Shares may be limited by US and English law applicable at the time of withdrawal. In order to withdraw the New WPP Shares represented by New WPP ADSs, holders of New WPP ADSs will be required to pay to the US Depositary the fees for cancellation of New WPP ADSs and any charges and taxes payable upon the transfer of the New WPP Shares being withdrawn. Holders of New WPP ADSs assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the New WPP ADSs will not have any rights under the New WPP ADS Deposit Agreement.

If a holder of New WPP ADSs holds a New WPP ADR registered in the holder’s name, the US Depositary may require such holder to provide proof of identity and authenticity of any signature and such other documents as the ADS Depositary may deem appropriate before it will cancel New WPP ADSs. The withdrawal of the New WPP Shares represented by New WPP ADSs may be delayed until the ADS Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please note that the US Depositary will only accept New WPP ADSs for cancellation that represent a whole number of securities on deposit.

Holders of New WPP ADSs will have the right to withdraw the securities represented by their New WPP ADSs at any time except for:

(i)	temporary delays that may arise because (i) the transfer books for the New WPP Shares or New WPP ADSs are closed; or (ii) New WPP Shares are immobilized on account of a share owners’ meeting or a payment of dividends;

(ii)	obligations to pay fees, taxes and similar charges;

(iii)	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and

(iv)	other circumstances contemplated by the General Instructions to Form F-6 under the Securities Act, as such General Instructions may be amended from time to time.

(l)	Voting rights

Holders of New WPP ADSs generally have the right under the New WPP ADS Deposit Agreement to act as proxy of the US Depositary in respect of a meeting at which holders of New WPP Shares are entitled to vote. Holders may appoint either a person nominated by the US Depositary or any other person, including themselves, as a substitute proxy to attend, vote and speak on behalf of the US Depositary with respect to the New WPP Shares underlying their New WPP ADSs, subject to New WPP’s Articles.

In respect of each meeting of the holders of New WPP Shares, the US Depositary will distribute to each registered holder of New WPP ADSs:

(i)	such information as is contained in the notice of the meeting or in the solicitation materials received by the US Depositary from New WPP;

(ii)	a proxy card;

(iii)

a statement that each holder of record at the close of business on the voting record date established by the US Depositary in respect of such meeting will be entitled, subject to any applicable law and New WPP’s Articles, either (x) to use the proxy card to attend, vote and speak at the meeting as the proxy of the US

PART 3: ADDITIONAL INFORMATION

Depositary solely with respect to the WPP Shares represented by such registered holder’s New WPP ADSs, (y) to appoint any other person as the substitute proxy of such registered holder, or (z) to appoint the person nominated by the US Depositary as the substitute proxy of such registered holder and to instruct such person as to the voting of the New WPP Shares represented by such New WPP ADSs; and

(iv)	if the person nominated by the US Depositary is to be appointed by such registered holder, a brief statement as to the manner in which voting instructions may be given to such person.

Please note that the ability of the US Depositary to carry out voting instructions may be limited by practical and legal constraints and the terms of the securities on deposit. New WPP cannot assure holders of New WPP ADSs that they will receive voting materials in time to enable them to return voting instructions to the US Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

(m)	Fees and charges

Holders of New WPP ADSs will be required to pay the following service fees to the ADS Depositary:

Service		Rate	By Whom Paid
(1)	Issuance of ADSs upon deposit of Shares (excluding issuances as a result of distributions described in paragraph (4) below).	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) issued.	Person depositing Shares or person receiving ADSs.

(2)	Delivery of Deposited Securities against surrender of ADSs.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) surrendered.	Person surrendering ADSs for purpose of withdrawal of Deposited Securities or person to whom deposited Securities are delivered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to U.S.$2.00 per 100 ADSs (or fraction thereof) held, unless prohibited by the exchange upon which the ADSs are listed.	Person to whom distribution is made.

(4)	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs.	Up to U.S.$5.00 per 100 ADSs (or fraction thereof) issued, unless prohibited by the exchange upon which the ADSs are listed.	Person to whom distribution is made.

(5)	Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares).	Up to U.S.$5.00 per unit of 100 securities (or fraction thereof) distributed.	Person to whom distribution is made.

(6)	Depositary Services.	Up to U.S.$2.00 per 100 ADSs (or fraction thereof) held as of the last day of each calendar year, except to the extent of any cash dividend fee(s) charged under paragraph (3) above during the applicable calendar year.	Person of record on last day of any calendar year.

(7)	Transfer of ADRs.	U.S.$1.50 per certificate presented for transfer.	Person presenting certificate for transfer.

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Holders of New WPP ADSs will also be responsible for the payment of certain fees and expenses incurred by the US Depositary, and certain taxes and governmental charges, such as:

(i)	fees for the transfer and registration of New WPP Shares charged by the Registrars for the New WPP Shares in the United Kingdom (i.e. upon deposit and withdrawal of New WPP Shares);

(ii)	expenses incurred in converting foreign currency into US dollars;

(iii)	expenses for cable, telex and fax transmissions and for delivery of securities;

(iv)	taxes and duties upon the transfer of securities (i.e. when New WPP Shares are deposited or withdrawn from deposit); and

(v)	fees and expenses incurred in connection with the delivery of New WPP Shares on deposit.

New WPP has agreed to pay various other charges and expenses of the US Depositary. Please note that the fees and charges that holders of New WPP ADSs may be required to pay may vary over time and may be changed by New WPP and by the US Depositary. Holders of New WPP ADSs will receive prior notice of such changes.

(n)	Compliance with Information Requests

Holders and beneficial owners of New WPP ADSs will be required to comply with requests to provide information from New WPP in accordance with applicable law, the rules and requirements of the London Stock Exchange or any other stock exchange on which New WPP Shares or New WPP ADSs are at any time registered, traded or listed or the New WPP Articles. Information requested may include the capacity in which a holder or beneficial owner of New WPP ADSs owns ADSs, the identity of any other persons interested in such ADSs and the nature of such interests and whether or not a person is a holder or beneficial owner of New WPP ADSs at the time of such request. Failure to comply with such requests may result in the imposition of sanctions against the holder of the New WPP ADSs in respect of which the non-complying person is or was, or appears to be or has been, interested, including the withholding of voting rights of such New WPP Shares underlying the New WPP ADSs and restrictions on the rights to receive dividends on and to transfer or withdraw such ADSs.

In addition, each holder and beneficial owner of New WPP ADSs who is or becomes directly or indirectly interested in three per cent. or more of the outstanding New WPP Shares (including those New WPP Shares underlying the New WPP ADSs), or is aware that another person for whom it holds such New WPP ADSs is so interested will be required, pursuant to the Act, to notify New WPP within two business days after becoming so interested or so aware.

(o)	Amendments and termination

New WPP may agree with the US Depositary to modify the New WPP ADS Deposit Agreement at any time without the consent of the New WPP ADS holders. New WPP will give holders 60 days’ prior notice of any modifications that would impose or increase any fees or changes or that would prejudice any of their substantial rights under the New WPP ADS Deposit Agreement. New WPP will not consider it to be materially prejudicial to the substantial rights of holders of New WPP ADSs if any modifications or supplements are made that are reasonably necessary for the New WPP ADSs to be registered under the US Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges that holders of New WPP ADSs are required to pay. In addition, New WPP may not be able to provide holders of New WPP ADSs with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders of New WPP ADSs will be bound by the modifications to the New WPP ADS Deposit Agreement if they continue to hold New WPP ADSs after the modifications to the New WPP ADS Deposit Agreement become effective. The New WPP ADS Deposit Agreement cannot be amended to prevent holders of New WPP ADSs from withdrawing the New WPP Shares represented by New WPP ADSs (except as required by law).

New WPP has the right to direct the US Depositary to terminate the New WPP ADS Deposit Agreement. Similarly, the ADS Depositary may in certain circumstances on its own initiative terminate the New WPP ADS Deposit Agreement. In either case, the US Depositary must give notice to the holders at least 30 days before termination.

PART 3: ADDITIONAL INFORMATION

Upon termination, the following will occur under the New WPP ADS Deposit Agreement:

(i)	For a period of six months after termination, holders of New WPP ADSs will be able to request the cancellation of their New WPP ADSs and the withdrawal of the New WPP Shares represented by their New WPP ADSs, and the delivery of all other property held by the US Depositary in respect of those New WPP Shares on the same terms as prior to the termination. During this six-month period, the US Depositary will continue to collect all dividends received on the New WPP Shares on deposit but will not distribute any such property to holders of New WPP ADSs until such holders request the cancellation of their New WPP ADSs.

(ii)	After the expiration of such six-month period, the US Depositary may sell the securities held on deposit. The US Depositary will hold the proceeds from such sale and any other funds then held for the holders of New WPP ADSs in a non-interest bearing account. At that point, the US Depositary will have no further obligations to holders other than to account for any funds held for the holders of New WPP ADSs that are still outstanding.

(p)	Books of US Depositary

The US Depositary will maintain New WPP ADS holder records at its depositary office in New York. Holders of New WPP ADSs may inspect such records at the office of the US Depositary during regular business hours but solely for the purpose of communicating with other New WPP ADS holders in respect of business matters relating to New WPP, the New WPP ADSs and the New WPP ADS Deposit Agreement.

The US Depositary will maintain facilities in New York to record and process the issue, cancellation, combination, division and transfer of New WPP ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

(q)	Limitations on obligations and liabilities

The New WPP ADS Deposit Agreement limits the obligations of New WPP and the US Depositary to holders of New WPP ADSs. Please note the following:

(i)	New WPP and the US Depositary are obliged only to take the actions specifically stated in the New WPP ADS Deposit Agreement without negligence or bad faith and using their reasonable judgement;

(ii)	the US Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the New WPP ADS Deposit Agreement;

(iii)	New WPP and the US Depositary disclaim any liability if New WPP is prevented or forbidden from acting on account of any law or regulation, any provision of the New WPP Articles, any provision of any securities on deposit or by reason of any act of God or war or terrorism or other circumstances beyond their control;

(iv)	New WPP and the US Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the New WPP ADS Deposit Agreement or in the New WPP Articles or in any provisions of securities on deposit; and

(v)	New WPP and the US Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting New WPP Shares for deposit, any holder of New WPP ADSs, or any other person believed by either New WPP or the US Depositary in good faith to be competent to give such advice or information.

(r)	Pre-release transactions

The US Depositary may, in certain circumstances, issue ADSs before receiving a deposit of New WPP Shares or release New WPP Shares before receiving New WPP ADSs for cancellation. These transactions are commonly referred to as pre-release transactions. The New WPP ADS Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (for example, the need to receive collateral, the type of collateral required and the representations required from brokers). The US Depositary may retain the compensation received from the pre-release transactions.

PART 3: ADDITIONAL INFORMATION

(s)	Taxes

Holders of New WPP ADSs will be responsible for the taxes and other governmental charges payable on the New WPP ADSs and the securities represented by the New WPP ADSs. New WPP, the US Depositary and the Custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of New WPP ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The US Depositary may refuse to issue New WPP ADSs, to deliver, transfer, divide and combine New WPP ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The US Depositary and the Custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on their behalf. Moreover, holders of New WPP ADSs may be required to provide to the US Depositary and to the Custodian proof of taxpayer status and residence and such other information as the US Depositary and the Custodian may require to fulfil legal obligations. Holders of New WPP ADSs are required to indemnify New WPP, the US Depositary and the Custodian for any claims with respect to taxes based on any tax benefit obtained for holders of New WPP ADSs.

(t)	Foreign currency conversion

The US Depositary will arrange for the conversion of all foreign currency received into US dollars if such conversion is practical, and it will distribute the US dollars in accordance with the terms of the New WPP ADS Deposit Agreement. Holders of New WPP ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or are not obtainable at a reasonable cost or within a reasonable period, the US Depositary may take the following actions in its discretion:

(i)	convert the foreign currency to the extent practical and lawful, and distribute the US dollars to the holders for whom the conversion and distribution is lawful and practical;

(ii)	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

(iii)	hold the foreign currency (without liability for interest) for the applicable holders.

11.	Directors of New WPP

Sir Martin Sorrell, Paul Richardson and Mark Read, who are Directors of WPP, were the only directors of New WPP on incorporation but the remaining Directors of WPP have subsequently been appointed as directors of New WPP. Therefore on the Effective Date the boards of new WPP and WPP will be the same. It is proposed that all the non-executive directors will then resign as directors of WPP.

12.	Memorandum and Articles of Association of New WPP

Memorandum of Association

The New WPP Memorandum provides that its principal objects are to carry on the business or businesses of media advertising, market research, public relations, sales promotion and specialist communications and develop concepts for advertising, marketing, research, sales promotion and similar operations and to do all such other things as may be deemed incidental or conducive to the attainment of New WPP’s objects or any of them. The objects of New WPP are set out in full in Clause 4 of the New WPP Memorandum which is available for inspection as described in paragraph 23 below.

Articles of Association

A summary of the New WPP Articles is set out in Part X of the Prospectus and a copy of the New WPP Articles is available for inspection as described in paragraph 23 below.

13.	Principal differences between the WPP Articles and the New WPP Articles

As at the date of this document, the New WPP Articles are substantially in the form of the WPP Articles. There are various minor differences which relate to amendments made to reflect current practice and to bring the New WPP

PART 3: ADDITIONAL INFORMATION

Articles up to date and are of a minor and technical nature. These require no further explanation. The other principal differences are summarised below.

A copy of the proposed New WPP Articles is available for inspection at New WPP’s registered office and at the offices of Allen & Overy LLP, One New Change, London EC4M 9QQ from the date this document is sent to share owners to the date of the EGM and copies will be available at the EGM.

Interpretation

Various definitions have been used which are different to the WPP Articles to take account of the Uncertificated Securities Regulations 2001 and a new definition of treasury shares has been included in accordance with the provisions of the Companies Act 1985. The New WPP Articles provide that when shares are held in treasury, all rights relating to those shares are suspended, including the right to attend and vote at general meetings, the right to receive a dividend and the right to receive any other distribution from New WPP.

Dis-application of pre-emption rights

The New WPP Articles include a specific reference to section 94A of the Companies Act 1985 and the fact that an allotment of equity securities will include any shares previously held by New WPP in treasury.

CREST Regulations

The New WPP Articles reflect the new CREST Regulations and incorporate the new CREST Proxy Voting Service provisions.

Directors’ fees

In 2004, WPP increased the maximum aggregate fees for the directors per annum by ordinary resolution to £1,000,000. Therefore, the New WPP Articles include this as the maximum aggregate figure for such fees.

Power to borrow money

These amendments have been made to take into account the Companies Act 1985 (International Accounting Standards and Other Accounting Amendments) Regulations 2004 which require quoted companies to prepare their consolidated accounts in accordance with International Financial Reporting Standards (IFRS) as from 1 January 2005. As a result of these changes New WPP has removed provisions including certain goodwill in the borrowing calculations and added provisions such that the impact of investments in its own shares are ignored in the borrowing calculations.

Indemnity of officers

The New WPP Articles provide that New WPP may indemnify a director or other officer (excluding an auditor) against liabilities incurred by him in connection with his duties, powers or office. This is different to the WPP Articles which provide that the directors and officers shall be indemnified against such liabilities. The change is for the purposes of clarification and reflects a recent determination by the courts that a company’s articles of association are not automatically binding as between a company and its officers and that indemnities will not be available to directors or officers unless they are also incorporated in a separate contract between New WPP and the relevant director or officer. The wording of the New WPP Articles has also been updated to reflect changes in company law relating to such indemnities.

Amendments will be made to the WPP Articles which are consequential to the Scheme. These amendments are set out in the resolution in the Notice of the Extraordinary General Meeting contained in Part 7 of this document.

A copy of the New WPP Articles and the WPP Articles (as currently in force, and as they will be following the proposed amendment at the Extraordinary General Meeting) will be available for inspection as set out in paragraph 23 below.

14.	The Scheme and the WPP Share Plans, the Y&R Plans, the Grey Plans and the Continuing Share Plans

Participants in the WPP Share Plans, the Y&R Plans and the Grey Plans will shortly be advised of the effect of the Scheme on their options and/or awards under those plans. A general summary of the effect of the Scheme on the WPP Share Plans, the Y&R Plans and the Grey Plans is set out below.

PART 3: ADDITIONAL INFORMATION

The Compensation Committee’s intention is that the existing options and awards under the WPP Share Plans, the Y&R Plans and the Grey Plans should be preserved but so that they ultimately deliver, in accordance with their terms, New WPP Shares rather than WPP Shares. The proposals for achieving this intention in relation to the WPP Share Plans, the Y&R Plans and the Grey Plans, including information on amendments necessary to certain of the WPP Share Plans, the Y&R Plans and the Grey Plans which require WPP Share Owner approval are set out below.

The WPP Executive Stock Option Plan, The WPP Worldwide Ownership Plan, The WPP Group plc Performance Share Plan

On exercise of options or awards under the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan and the WPP Group plc Performance Share Plan after the Scheme becomes effective, WPP will issue WPP Shares to the participant. However, subject to WPP Share Owner approval of the resolution to approve the Scheme at the Extraordinary General Meeting, the WPP Articles will be amended so that New WPP will automatically acquire (and a participant will be obliged to transfer) WPP Shares issued to the participant under these WPP Share Plans in exchange for the same number of New WPP Shares as would have been received in respect of those WPP Shares under the Scheme (but adjusted, if appropriate, to take into account any variations in the share capital of WPP and/or New WPP that occur after the Scheme). Minor amendments will be made to these WPP Share Plans so that existing awards can be satisfied in this way. Accordingly, participants’ rights will be protected.

In addition, minor amendments will need to be made as part of the Scheme Proposals to the WPP Executive Stock Option Plan and the WPP Worldwide Ownership Plan to reflect the commitment of New WPP to deliver or cause to be delivered New WPP Shares or New WPP ADSs to participants who exercise their options in exchange for the WPP Shares issued upon such exercise.

The Tempus Group PLC 1998 Long Term Incentive Plan

Options under this plan were originally granted over shares in Tempus Group PLC. On the acquisition of Tempus Group PLC by WPP some participants exchanged their options over shares in Tempus Group PLC for an option over WPP Shares. All of these options are already exercisable and the Scheme will not affect them. On exercise of options under this plan after the Scheme becomes effective, WPP will issue WPP Shares to the participant. However, subject to WPP Share Owner approval of the resolution to approve the Scheme at the Extraordinary General Meeting, the WPP Articles will be amended so that New WPP will automatically acquire and (and a participant will be obliged to transfer) WPP Shares issued to the participant under this plan in exchange for the same number of New WPP Shares as would have been received in respect of those WPP Shares under the Scheme (but adjusted, if appropriate, to take into account any variations in the share capital of WPP and/or New WPP that occur after the Scheme). Accordingly, participants’ rights will be protected.

WPP Group plc 1999 Leadership Equity Acquisition Plan, WPP Group plc 2004 Leadership Equity Acquisition Plan and WPP Group plc Annual Bonus Deferral Program

The Scheme would ordinarily trigger the early vesting of awards under the WPP Annual Bonus Deferral Program. Therefore, in line with the Compensation Committee’s intention, participants will be asked to consent to an amendment (subject to the approval of the WPP Share Owners of the Scheme Proposals at the Extraordinary General Meeting) to their awards, so that the Scheme does not trigger early vesting and so that awards can be satisfied in New WPP Shares.

The Scheme will not trigger the early vesting of awards under the WPP Group plc 1999 Leadership Equity Acquisition Plan or the WPP Group plc 2004 Leadership Equity Acquisition Plan. However, awards under these WPP Share Plans will be amended as part of the Scheme Proposals, to ensure that they can be satisfied with New WPP Shares.

Operating Company Long Term Incentive Plans (OpCo LTIPs) and Restricted Stock Awards

The terms of the OpCo LTIPs and the Restricted Stock Awards are broadly defined to allow existing awards to subsist and be satisfied on exercise with either New WPP Shares or New WPP ADSs.

Deferred Stock Units Awards Agreements

The Scheme would ordinarily trigger the early vesting of the Deferred Stock Units Awards Agreements (DSUs). Therefore, in line with the Compensation Committee’s intention, Sir Martin Sorrell will be asked to consent to an

PART 3: ADDITIONAL INFORMATION

amendment to his awards so that the Scheme does not trigger early vesting and so that awards can be satisfied in New WPP Shares.

401k Plans

The 401k Plans hold WPP ADSs in uncertificated book-entry form through DTC. When the Scheme becomes effective, the US Depositary will cancel the WPP ADSs held in book-entry form at DTC and issue New WPP ADSs through DTC’s book-entry transfer facilities. This will automatically convert the WPP ADSs held by the 401k Plans into New WPP ADSs.

Y&R Plans

Conditional on the Scheme becoming effective, the Board of Directors of Y&R has adopted certain resolutions and approved certain minor amendments to the Y&R Plans. As a result of these resolutions and amendments, upon the Scheme becoming effective, the existing awards under the Y&R Plans will be exchanged for awards relating to New WPP Shares and/or New WPP ADSs.

Grey Plans

Conditional on the Scheme becoming effective, the Board of Directors of Grey has adopted certain resolutions and approved certain minor amendments to the Grey Plans. As a result of these resolutions and amendments, upon the Scheme becoming effective, the existing awards under the Grey Plans will be exchanged for awards relating to New WPP Shares and/or New WPP ADSs.

A summary of the WPP Share Plans is set out in paragraph 9 of Part X of the Prospectus.

The Continuing Share Plans

It is also proposed that the terms of the Continuing Share Plans should be amended so that grants may be made under them to employees of the WPP Group after the Scheme has become effective over New WPP Shares. However, awards will only be made under a Continuing Share Plan after the Scheme becomes effective if the resolution approving the adoption of that plan by the New WPP directors is passed at the Extraordinary General Meeting.

A summary of the New Share Plans and the Continuing Share Plans, which will be operated going forward, is set out in paragraph 20 of Part 3 of this document.

15.	Material litigation

No member of the WPP Group (including New WPP) is or has been engaged in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which WPP is aware) during the period covering at least the 12 months preceding the date of this document which may have, or have had in the recent past significant effects on WPP and/or the WPP Group’s financial position or profitability.

16.	Material contracts

The following is a summary of each material contract, other than contracts entered into in the ordinary course of business, to which New WPP or any member of the WPP Group is a party, for the two years immediately preceding the date of publication of this document and a summary of any other contract (not being a contract entered into in the ordinary course of business) entered into by any member of the WPP Group which contains any provision under which any member of the WPP Group has any obligation or entitlement which is material to the WPP Group as at the date of this document:

(a)	On 3 August 1998 WPP entered into an agreement with Asatsu-DK, Inc (Asatsu) pursuant to which WPP subscribed for approximately 23% (at that time) of the share capital of Asatsu for approximately £139 million and Asatsu subscribed for 31,295,646 WPP Shares representing approximately 4% (at that time) of the issued share capital of WPP. Each party agreed not to transfer any shares held by them in the other for a period of five years and thereafter only to transfer such shares following a procedure set out in the agreement. Each party is further entitled to nominate a non-executive director to the board of the other subject to retaining its shareholding in the other. On the same date, Asatsu and WPP entered into a co-operation and alliance agreement to exploit mutual opportunities for business both inside and outside Japan. Due to the disparity of the percentage shareholdings of WPP in Asatsu and of Asatsu in WPP, an agreement was also entered into on 3 August 1998 imposing, inter alia, limitations, in certain circumstances, on the voting rights in respect of the shares held by WPP in Asatsu.

PART 3: ADDITIONAL INFORMATION

(b)	On 23 August 2005 WPP, WPP Finance Co. Limited and WPP Group U.S. Finance Corp. (as borrowers), guaranteed by WPP, entered into an agreement for a seven year multi-currency revolving credit facility (with US Dollar swingline option) of $1,600 million with a syndicate of banks and Citibank International plc as facility agent. The facility is available for drawing by way of multi-currency cash advances on a revolving basis, with an option to draw US Dollar swingline advances up to a sub-limit of $1,400 million. The rate of margin for the facility is 0.25 per cent. per annum (ratcheting up to 0.275 per cent. per annum following the fifth anniversary of the date of the facility) above LIBOR. The commitment fee payable on undrawn commitments is equal to 30 per cent. of the then applicable margin. The interest rate for swingline advances is the higher of the US prime commercial lending rate and 0.25 per cent. per annum above the federal funds rate.

(c)	On June 23, 2004, WPP Finance (UK) issued US$650,000,000 of 5.875% Notes due 2014 pursuant to the Indenture dated as of June 23, 2004 among WPP Finance (UK), as Issuer, WPP, as guarantor and Citibank N.A., as Trustee, as supplemented by the First Supplemental Indenture dated as of June 23, 2004 among WPP Finance (UK), as Issuer, WPP, as Guarantor and Citibank N.A., as Trustee. In February 2005, the Notes were exchanged by the holders for new Notes having substantially the same terms that were registered under the Securities Act. The Notes are fully and unconditionally guaranteed by WPP. The Notes are listed on the Luxembourg Stock Exchange.

(d)	On July 21, 1998, WPP Finance (USA) Corporation issued US$100,000,000 of 6 7/8% Notes due July 15, 2008 pursuant to the Indenture dated as of July 15, 1998 among WPP Finance (USA) Corporation, as Issuer, WPP, as Guarantor and Bankers Trust Company (now known as Deutsche Bank Trust Company), as Trustee, as supplemented by the Supplemental Indenture, dated as of December 30, 2003, among WPP Finance (USA) Corporation, WPP Group plc and Deutsche Bank Trust Company (formerly Bankers Trust Company). The Notes are unconditionally guaranteed as to the payment of principal and interest by WPP. The Notes are not listed on an exchange.

(e)	In connection with WPP’s acquisition of Grey Global Group Inc. on 7 March 2005, WPP became a co-obligor of US$150,000,000 aggregate principal amount of 5 per cent. Contingent Convertible Subordinated Debentures due 2033 issued by Grey Global Group Inc. Pursuant to supplemental indentures dated as of 28 February 2005, each US$1,000 principal amount of debentures is convertible into US$499.31 in cash and 59.10181 ordinary shares (for an aggregate of US$74,896,500 in cash and 8,865,271 ordinary shares), subject to adjustment. Holders of debentures also have the right to require Grey Global Group Inc. to repurchase all or part of the debentures at par on 28 October, 2008, 2010 and 2013. The indenture contains an indemnity granted by WPP and Grey Global Group Inc. to American Stock Transfer & Trust Company, as trustee. In accordance with the terms of the indenture relating to the Contingent Convertible Subordinated Debentures, WPP and New WPP will enter into a supplemental indenture pursuant to which the Contingent Convertible Subordinated Debentures will be convertible, from and after completion of the Scheme, into New WPP ADSs instead of WPP ADSs.

(f)	On 18 June 2001, WPP issued EUR650,000,000 6 per cent. bonds due 2008; the bonds are constituted by a Trust Deed dated 18 June 2001 between Citicorp Trustee Company Limited (as amended by a supplemental Trust Deed dated 4 November 2003) and the administration of payments to bondholders is provided for in a Paying Agency Agreement, dated 18 June 2001, between WPP, Citicorp Trustee Company Limited and others. The bonds are listed on the London Stock Exchange. The trust deed contains an indemnity granted by WPP Group plc in favour of Citicorp Trustee Company Limited.

(g)

On 11 April 2002, WPP issued GBP450,000,000 2.00 per cent. convertible bonds due 2007, convertible into ordinary shares of WPP. The bonds are constituted by a Trust Deed with Citicorp Trustee Company Limited, dated 2 April 2003, (as amended by supplemental trust deeds dated 2 April 2003, 4 November 2003 and 17 December 2004) and the administration of payments to bondholders and conversion of the bonds into ordinary shares of WPP is provided for in a Paying and Conversion Agency Agreement, dated 11 April 2002, between WPP, Citibank N.A., Dexia Banque International and Citicorp Trustee Company Limited. The bonds are listed on the London Stock Exchange. The trust deed contains an indemnity granted by WPP in favour of Citicorp Trustee Company Limited. WPP is not entitled to elect to pay a cash-alternative to bondholders requesting the conversion of their bonds into ordinary shares of WPP. The trustee of the Convertible Bonds has indicated that in principle it is minded to consent to the WPP Shares being delisted. The articles of association of WPP will be amended after the Scheme becomes effective and the WPP Shares are delisted such that on conversion of a bond the WPP

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Shares issued are automatically transferred to New WPP in exchange for New WPP issuing New WPP Shares, such number of New WPP Shares being calculated on an equivalent basis to the existing provisions of the bond.

(h)	WPP and New WPP entered into a sponsor’s agreement with Merrill Lynch International on 31 August 2005 which sets out the terms on which New WPP has appointed Merrill Lynch International as its sponsor for the purposes of its application for Admission. This sponsor’s agreement contains, amongst other things (i) customary warranties given by WPP and New WPP to Merrill Lynch International and (ii) a customary indemnity from each of WPP and New WPP in favour of Merrill Lynch International.

17.	Information on the Crest Settlement System

CREST is a paperless settlement procedure enabling securities to be evidenced otherwise than by a certificate and transferred otherwise than by a written instrument. The articles of association of New WPP permit the holding of New WPP Shares under the CREST system. New WPP has applied for the New WPP Shares to be admitted to CREST with effect from Admission. Accordingly, settlement of transactions in the New WPP Shares following Admission may take place within the CREST system if any share owner so wishes.

CREST is a voluntary system and holders of New WPP Shares who wish to receive and retain share certificates will be able to do so. Share owners may, however, elect to receive New WPP Shares in uncertificated form if they are a system-share owner (as defined in the CREST Regulations) in relation to CREST.

18.	UK taxation

General

The following comments summarise certain UK tax implications of the Scheme. They are based on current UK tax law and the current practice of HM Revenue & Customs (HMRC), both of which are subject to change, possibly with retrospective effect. The summary is intended to apply only to WPP Share Owners who are resident (or, in the case of an individual, ordinarily resident) in the UK for UK tax purposes, who hold their shares as investments and who are the beneficial owners of those shares. The summary is not intended to apply to certain classes of WPP Share Owner such as dealers in securities. Any WPP Share Owners who are in any doubt as to their tax position or who are subject to tax in a jurisdiction other than the UK should consult their own tax advisers.

Taxation of capital gains

The Scheme will be a scheme of reconstruction for the purposes of UK taxation of chargeable gains. Accordingly, a WPP Share Owner who receives New WPP Shares under the Scheme should be treated as not having made a disposal of his WPP Shares. Instead “roll-over” treatment should apply, which means that the New WPP Shares should be treated as the same asset as the WPP Shares in respect of which they are issued and treated as acquired at the same time as those WPP Shares and for the same acquisition cost.

A subsequent disposal of New WPP Shares may, depending on the holder’s circumstances, give rise to a liability to UK taxation of chargeable gains.

For a corporate WPP Share Owner, indexation allowance will continue to be available in respect of the acquisition cost of the WPP Shares which is rolled-over into the New WPP Shares until the New WPP Shares are disposed of. Broadly, indexation allowance increases the acquisition cost of an asset for tax purposes in line with the rise in the retail prices index, except that indexation allowance cannot be used to create or increase a loss for tax purposes.

If a WPP Share Owner, alone or together with persons connected with him, holds more than 5% of the WPP Shares, such a WPP Share Owner will be eligible for the “roll-over” treatment described above only if the Scheme is effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax. Clearance has been obtained from HMRC under section 138 Taxation of Chargeable Gains Act 1992 that HMRC is satisfied that the Scheme will be effected for bona fide commercial reasons and will not form part of such a scheme or arrangement.

Further information regarding certain UK taxation consequences for certain categories of UK resident (or, in the case of an individual, ordinarily resident) share owner of holding and disposing of the New WPP Shares is set out in paragraph 14 of Part VIII of the Prospectus.

Taxation of income

The Scheme should not be treated as involving a distribution subject to UK tax as income.

PART 3: ADDITIONAL INFORMATION

Stamp duty and stamp duty reserve tax (SDRT)

No stamp duty or SDRT will generally be payable by WPP Share Owners as a result of the cancellation of WPP Shares and the issue of New WPP Shares under the Scheme.

Special rules apply to New WPP Shares that are held in or issued or transferred into a US Depositary clearance service and a charge to stamp duty or SDRT may arise in these circumstances. However, there should be no charge to stamp duty or SDRT on issue of New WPP Shares to the US Depositary as replacements for the Scheme Shares held by the US Depositary pursuant to the Scheme.

A general guide to the stamp duty and SDRT treatment of the New WPP Shares for certain categories of share owner is set out in paragraph 14 of Part VIII of the Prospectus.

19.	US taxation

The following is a summary based on present law of certain US federal income tax considerations relevant to the exchange of WPP Shares for New WPP Shares in the Scheme and the cancellation of WPP ADSs and the issuance of New WPP ADSs by the US Depositary at the time the Scheme becomes effective. The discussion is not a complete description of all the tax considerations that may be relevant to a particular share owner. The discussion addresses only US Holders who (as defined below) hold the WPP Shares or WPP ADSs as capital assets and use the US dollar as their functional currency. It does not address the tax treatment of investors subject to special rules, such as banks, dealers, traders in securities that elect mark to market treatment, insurance companies, tax-exempt entities, persons who have ceased to be US citizens, or to be taxed as resident aliens, persons holding the New WPP Shares or New WPP ADSs through a partnership, estate or trust, or as part of a hedge, straddle, conversion or other integrated financial transaction, and persons resident or ordinarily resident in the UK. In addition, it does not address consequences relevant to holders of an equity interest in a holder of WPP Shares or WPP ADSs.

Further, this summary does not address any additional U.S. federal income tax considerations applicable to US Holders that own five per cent. or more (directly, indirectly, or by attribution) by voting power or value of New WPP Shares and/or New WPP ADSs immediately after the Scheme becomes effective. Any such US Holders should consult their own tax advisors concerning additional applicable US federal, state and local income tax consequences of and filing requirements connected with either the exchange of WPP Shares for New WPP Shares in the Scheme or the cancellation of WPP ADSs and the issuance of New WPP ADSs by the US Depositary at the time the Scheme becomes effective.

Each US Holder is urged to consult its own tax adviser about the US federal, state and local income tax consequences to it of either the exchange of WPP Shares for New WPP Shares in the Scheme or the cancellation of WPP ADSs and the issuance of New WPP ADSs by the US Depositary at the time the Scheme becomes effective.

Please also see paragraph 10 above in relation to New WPP ADSs.

As used here, US Holder means a beneficial owner of WPP Shares or WPP ADSs that (i) either exchanges WPP Shares for New WPP Shares in the Scheme or with respect to whom WPP ADSs are cancelled and New WPP ADSs are issued at the time the Scheme becomes effective; and (ii) is for US federal income tax purposes (a) a US citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all the substantial decisions of such trust, or (d) an estate the income of which is subject to US federal income tax regardless of its source.

The summary is based on the tax laws of the United States including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. We can give no assurance that after such change, the US federal income tax consequences of the Scheme for a US Holder would not be different. This summary is not binding on the U.S. Internal Revenue Service or the courts.

Notwithstanding anything herein to the contrary, all persons may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction described herein and all materials of any kind that are provided to such persons relating to such tax treatment and tax structure, except to the extent that any such disclosure could reasonably be expected to cause this transaction not to be in compliance with securities laws. For purposes of this paragraph, the tax treatment of this transaction is the purported or claimed US federal income tax treatment of this transaction and the tax structure of this transaction is any fact that may be relevant to understanding the purported or claimed US federal income tax treatment of this transaction.

PART 3: ADDITIONAL INFORMATION

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any tax discussion herein was not written and is not intended to be used and cannot be used by any taxpayer for purposes of avoiding US federal income tax penalties that may be imposed on the taxpayer. Any such tax discussion was written to support the promotion or marketing of the proposals described herein. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax adviser.

The Scheme

A US Holder should not recognise any gain or loss as a result of the Scheme. The US Holder’s basis in the New WPP Shares or New WPP ADSs received should be the same as its basis in the WPP Shares exchanged or the WPP ADSs cancelled, and its holding period with respect to the New WPP Shares or New WPP ADSs should include the holding period of the WPP Shares exchanged or the WPP ADSs cancelled.

Information reporting

Each US Holder will be required to retain certain records and file with its US federal income tax return a statement setting forth certain facts relating to the Scheme.

20.	The New Share Plans and the Continuing Share Plans

Following implementation of the Scheme, New WPP proposes to continue to use employee share plans to incentivise and reward employees of the WPP Group. Accordingly, it is proposed that, subject to approval by WPP Share Owners at the Extraordinary General Meeting and conditional on the Scheme becoming effective, the New Share Plans and the Continuing Share Plans should be adopted by the New WPP directors.

Of the New Share Plans, the WPP 2005 Executive Stock Option Plan is a replacement for and broadly similar to the WPP Executive Stock Option Plan and the WPP 2005 Worldwide Ownership Plan is a replacement for and broadly similar to the WPP Worldwide Ownership Plan. The Continuing Share Plans which, subject to WPP Share Owner approval at the proposed Extraordinary General Meeting and conditional on the Scheme becoming effective, will be adopted by the New WPP directors are current plans operated by WPP but amended to permit the grant of awards after the Scheme over New WPP Shares. In the summaries of the Continuing Share Plans below references are made to WPP, WPP Shares and WPP ADS. These plans will be amended as part of the Scheme Proposals so that, where relevant, after the Scheme becomes effective these references will be to New WPP, New WPP Shares and New WPP ADS.

The New Share Plans

(a)	WPP 2005 Executive Stock Option Plan (2005 ExSOP)

Outline

The 2005 ExSOP will be constituted by a set of rules (the terms of which are available for inspection as set out in paragraph 8 of the notes to the notice of the Extraordinary General Meeting in Part 7 of this document) and will include a section to be approved by HM Revenue & Customs under the Income Tax (Earnings and Pensions) Act 2003 and will contain additional sections which amend the rules in certain jurisdictions. The 2005 ExSOP will be administered by the directors of New WPP.

The 2005 ExSOP will permit the grant of options over New WPP Shares or New WPP ADSs.

Eligibility

Options may be granted to employees or directors of any member of the WPP Group. The directors of New WPP will determine which employees and directors participate.

Grant of options

Normally, options may only be granted within the period of six weeks following the announcement of New WPP’s results for any period. In exceptional circumstances, such as to facilitate the recruitment of a new employee, options may be granted at other times.

Options granted to executive directors of New WPP will be subject to performance conditions set by the directors of New WPP. The default performance condition in the plan is that the growth in earnings per share of New WPP must exceed the growth in the UK retail prices index by at least 5% per annum over a fixed three year period. The directors of WPP may, at their discretion, make other grants of options conditional on the meeting of performance conditions (either the default performance condition or otherwise).

PART 3: ADDITIONAL INFORMATION

Option price

The price payable per New WPP Share for the exercise of an option must not be less than the lower of the two prices shown for New WPP Shares on the grant date plus one quarter of the difference between them (as derived from the Daily Official List of the London Stock Exchange or other reputable market source) or, in the case of an option over a New WPP ADS, the fair market value of a New WPP ADS as quoted on the NASDAQ over any number of consecutive dealing days (being not more than 5) immediately preceding or ending on the grant date.

Exercise of options

Options granted under the 2005 ExSOP will normally be exercisable after the third anniversary of grant. The options may also be exercised (to the extent permitted under any performance conditions) for a period of 6 months (12 months in the case of death) after the optionholder ceases employment, if the optionholder ceases employment by reason of injury, disability, death or retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or following the sale of the business in which the optionholder is employed. If an optionholder ceases employment for any other reason, the directors of New WPP may permit options to be exercised within 6 months of ceasing employment. In the event that an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro-rata time basis unless the directors of New WPP determine otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP and if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro-rata time basis.

In the event that exercise of an option that is subject to performance conditions is permitted before the end of the performance period, the directors of New WPP will make an early determination as to the extent to which the performance condition has been met.

Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

Scheme limits

WPP will not issue options under the 2005 ExSOP which would, when aggregated with other options or awards granted or made by WPP and New WPP in the 10 years prior to the grant of the award being considered, result in the number of WPP Shares and New WPP Shares which are required to be issued to satisfy those awards exceeding 10% of the issued share capital of New WPP.

For the purposes of this limit rights to acquire shares which are released or which lapse without being exercised cease to count and the transfer of treasury shares is treated as equivalent to the issue of new shares.

No individual may, in any twelve month period, receive options over WPP Shares under the 2005 ExSOP with a value exceeding four times that individual’s basic annual salary.

Variation of share capital

In the event of a variation of the share capital of New WPP, the Board may make appropriate adjustments to the number of New WPP Shares or New WPP ADSs subject to an option and to the option exercise price provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. If an option is an option to subscribe for New WPP Shares to be issued on exercise, an adjustment may only reduce the price at which those New WPP Shares are acquired upon exercise to less than their nominal value if the New WPP Directors are authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such New WPP Shares.

Pensionability

Benefits under the 2005 ExSOP are not pensionable.

Amendments

The New WPP directors may amend the provisions of the 2005 ExSOP or the terms of options granted under it provided that no amendment to the advantage of participants in the 2005 ExSOP will be made without the prior approval by ordinary resolution of the share owners of New WPP unless the amendment is a minor amendment to

PART 3: ADDITIONAL INFORMATION

benefit the administration of the plan, take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to key features of the approved section of the 2005 ExSOP cannot be made without the approval of HM Revenue & Customs.

(b)	WPP 2005 Worldwide Ownership Plan (2005 WWOP)

Outline

The 2005 WWOP will be constituted by a set of rules (the terms of which are available for inspection as set out in paragraph 8 of the notes to the notice of the Extraordinary General Meeting in Part 7 of this document) and will include a section to be approved by the H M Revenue & Customs under the Income Tax (Earnings and Pensions) Act 2003 and will contain additional sections which amend the rules in certain overseas jurisdictions.

Eligibility

Options may be granted to employees of the WPP Group or any subsidiary designated as a participating company who are employees of the WPP Group with at least two years’ continuous service.

Grant of options

Normally, options may only be granted within the period of six weeks following the announcement of New WPP’s results to the London Stock Exchange for any period. In exceptional circumstances, options may be granted at other times.

It is not envisaged that grants of options under the 2005 WWOP will be subject to performance conditions; however, the directors can apply performance conditions to a grant where they consider it appropriate to do so.

Option price

The price payable per New WPP Share for the exercise of an option must not be less than the lower of the two prices shown for New WPP Shares on the grant date plus one quarter of the difference between them (as derived from the Daily Official List of the London Stock Exchange or other reputable market source) or, in the case of an option over a New WPP ADS, the fair market value of a New WPP ADS as quoted on the NASDAQ over any number of consecutive dealing days (being not more than 5) immediately preceding or ending on the grant date.

Exercise of options

Options granted under the 2005 WWOP will generally be exercisable on the third anniversary of grant. The options may be exercised for a period of 6 months (12 months in the case of death) after the optionholder ceases employment, if the optionholder ceases employment by reason of injury, disability, death, retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or following the sale of the WPP Group or the business in which the optionholder is employed. If an optionholder ceases employment for any other reason, the directors may permit options to be exercised within 6 months of ceasing employment. In the event that an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro-rata time basis unless the directors of New WPP determine otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP and if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro-rata time basis.

Issue of shares

Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

Scheme limits

WPP will not issue options under the 2005 WWOP which would, when aggregated with other options or awards granted or made by WPP and New WPP in the 10 years prior to the grant of the award being considered, result in the number of WPP Shares and New WPP Shares which are required to be issued to satisfy those awards exceeding 10% of the issued share capital of New WPP.

For the purposes of this limit, rights to acquire New WPP Shares which are released or which lapse without being exercised cease to count and the transfer of treasury shares is treated as equivalent to the issue of new shares.

No individual may, in any twelve month period, receive options over WPP Shares under the 2005 WWOP with a value exceeding that individual’s basic annual salary.

PART 3: ADDITIONAL INFORMATION

Variation of share capital

In the event of a variation of the share capital of New WPP, the New WPP directors may make appropriate adjustments provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. If an option is an option to subscribe for New WPP Shares to be issued on exercise, an adjustment may only reduce the price at which those New WPP Shares are acquired upon the exercise to less than their nominal value if the New WPP directors are authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such New WPP Shares.

Pensionability

Benefits under the 2005 WWOP are not pensionable.

Amendments

The New WPP directors may amend the provisions of the 2005 WWOP or the terms of options granted under it provided that no amendment to the advantage of participants in the 2005 WWOP will be made without the prior approval by ordinary resolution of the share owners of New WPP, unless the amendment is a minor amendment to benefit the administration of the plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to key features of the approved section of the 2005 WWOP cannot be made without the approval of HM Revenue & Customs.

The Continuing Share Plans

In the summaries of the Continuing Share Plans below, references are made to WPP, WPP shares and WPP ADSs. These plans will be amended as part of the Scheme Proposals so that, where relevant, references after the Scheme becomes effective will be to New WPP, New WPP shares and New WPP ADSs. These amendments will form part of the Scheme Proposals but no new awards will be made under any Continuing Share Plan unless its adoption is approved at the Extraordinary General Meeting as part of the Share Plans Proposals.

(c)	WPP Group plc Leadership Equity Acquisition Plan (LEAP)

Outline

In September 1999, WPP share owners approved the introduction of LEAP to reward performance which is superior to that of WPP’s peer companies, so as to create strong shared interests with WPP share owners through significant personal investment and ownership in stock by executives and to ensure competitive total rewards in the relevant market place (Original LEAP).

In 2004, a new plan was adopted to replace Original LEAP (Renewed LEAP). The summary set out below reflects the terms of Renewed LEAP. The terms of Original LEAP and Renewed LEAP will be available for inspection as set out in paragraph 8 of the notes to the notice of the Extraordinary General Meeting in Part 7 of this document.

The effect of the Scheme on awards under LEAP is summarised in paragraph 14 of Part 3 of this document.

Investment shares

A participant must commit investment shares (investment shares) in order to qualify for matching shares. With the exception of Sir Martin Sorrell (in respect of whom the relevant limits are investment shares to the maximum value of $10 million in respect of his award in 2004 and to the maximum value of $2 million in respect of any year thereafter), the maximum aggregate value of investment shares is determined by the Compensation Committee and cannot exceed 400 per cent. of annual earnings. Investment shares are committed to LEAP for a 5 year period, four years in respect of awards made in 2004 (the investment period). The Compensation Committee will decide the timing of a participant’s investment. Following any offer to participate in LEAP, investment shares will be held under arrangements approved by the Compensation Committee.

Matching shares

The Compensation Committee will make matching shares available to participants who commit investment shares to LEAP. For each investment share committed to LEAP the participant may earn up to five matching shares (four in respect of awards granted in 2004) if the performance condition is fully satisfied over the performance period. The number of matching shares which a participant may receive at the end of the investment period will depend on the performance of WPP measured over five financial years commencing with the financial year in which the WPP Shares

PART 3: ADDITIONAL INFORMATION

are committed (performance period). The number of matching shares will depend on the total share owner return achieved by WPP relative to a number of comparator businesses in the global communication services industry. The maximum number of matching shares is five for every investment share (four in respect of awards granted in 2004) for which WPP must rank first or second over the performance period. If WPP performance is below the median of the comparator group no matching shares vest except in the case of participants who did not participate in Original LEAP for whom the Compensation Committee may determine (at the time of the grant of the award) that, half a matching share will vest for every investment share. Unless the Compensation Committee otherwise determines, the performance condition set out in Renewed LEAP compares WPP Group’s total shareholder return (TSR) with that of a group of comparator companies. For awards granted in 2004, the comparator group of companies was Aegis Group plc, Arbitron Inc, Dentsu Inc, Digitas LLC, GfK AG, Grey Global Group Inc, Havas SA, Interpublic Group of Companies Inc, Ipsos SA, Omnicom Group Inc, Publicis Groupe SA, Taylor Nelson Sofres PLC and VNU nv. It is proposed that Grey Global Group Inc be removed from the comparator group (following its acquisition by WPP) for awards to be granted in 2005. It is also proposed that Digitas LLC be removed from the comparator group for awards to be granted in 2005 as this maintains an appropriate balance in the peer group between the close competitors and the more distant peers. Also, its size, geographical spread and narrow focus makes it an unsuitable comparator for a broad based marketing services company such as WPP. As a result of the removal of these two comparator group companies, the vesting schedule will also need to be amended. The Compensation Committee acknowledges that TSR may not always accurately reflect the true performance of WPP Group and so it has the discretion to vary the number of matching shares that will vest if during a performance period it determines that there have been exceptional circumstances. In respect of the right to receive dividends on the number of matching shares which vest at the end of a performance period, the Compensation Committee may provide that participants who are not entitled to the minimum half matching share vesting right will be entitled to receive an issue or transfer at the end of a performance period of that number of WPP Shares which could have been purchased if the dividend which would have been paid on an award in the form of actual WPP Shares had been reinvested in WPP Shares on the respective payment dates of the relevant dividend.

Participation

Normally, awards may only be made during the period of 42 days commencing on the day on which WPP releases its results for any financial period. In exceptional circumstances, such as to facilitate the recruitment of new employees, awards may be granted at other times. The Compensation Committee select the executive directors of WPP and the senior executives throughout WPP Group to participate in LEAP. To date, awards under Renewed LEAP have been made to 15 directors and executives. Sir Martin Sorrell, the group chief executive has committed to LEAP WPP Shares worth $10 million calculated at a price of US$9.686 per WPP Share. Employees within two years of their normal retirement date may only participate in exceptional circumstances.

Form of awards

The rules confer discretion on the Compensation Committee to decide the form in which awards will be made. The Compensation Committee will decide which form is most appropriate for each award in the light of the accounting and tax consequences. The manner in which an award is satisfied at the end of the investment period depends on the form of the particular award. Awards will normally be satisfied by transferring the number of WPP Shares in respect of which the award has vested to the participant or, in the case of WPP ADSs, to the US Depositary from one of the WPP employee share trusts. Awards are personal to each participant and cannot be transferred except on a limited basis, approved by the Compensation Committee, within a participant’s close family or family interest.

Scheme Limits

In accordance with previous undertakings given by WPP to the Association of British Insurers, WPP will not grant awards under LEAP before 31 December 2006 which would, when aggregated with the other options or awards granted or made by WPP or New WPP in the 10 years prior to the grant of the award being considered, result in the average over each of the ten years to 31 December 2006 of the percentage of the issued share capital of WPP required to be newly issued to satisfy those options and awards exceeding 10% of the issued ordinary share capital of WPP. In addition (but again before 31 December 2006), New WPP will not grant awards under LEAP which would, when aggregated with the other options or awards granted by WPP and New WPP in the 10 years prior to the grant of the award being considered, result in the number of New WPP Shares which are required to be newly issued to satisfy those options and awards exceeding 13% of the issued ordinary share capital of WPP or New WPP (as appropriate) on the date that such award is to be granted.

PART 3: ADDITIONAL INFORMATION

After 31 December 2006, the Compensation Committee shall determine such limits on the issue of New WPP Shares to satisfy the awards under the Plan as they consider appropriate but having regard to all relevant institutional guidelines in existence at that time.

Special situations

If, during the investment period, a participant ceases to be employed by WPP Group for any reason other than voluntary resignation or termination for cause, the number of matching shares which is capable of vesting shall be reduced proportionately based on the part of the investment period that the participant remained in employment (but the award will lapse altogether if the participant ceases to be in employment during the first year of the investment period or if the participant does not retain all of his investment shares until the end of the investment period except to the extent that the Compensation Committee decides otherwise). The reduced number of matching shares may vest, to the extent to which the performance condition is satisfied, at the end of the investment period. If the participant resigns voluntarily from the WPP Group or his employment is terminated for cause during the investment period, no matching shares will vest, except to the extent that the Compensation Committee decides otherwise.

Change of control

Following a change of control of WPP as a result of a takeover offer, a number of matching shares may vest depending on the extent to which the performance condition pro-rated to the date of the change of control is satisfied.

If a court sanctions a compromise or arrangement under Section 425 of the Companies Act or a resolution is passed for the voluntary winding up of WPP, the terms for awards and the terms on which the investment shares have been committed to LEAP may be varied in such manner as the Compensation Committee decides and the auditors (or other advisers) confirm to be, in their opinion, fair and reasonable.

Pensionability

Benefits under LEAP are not pensionable.

Amendments

The Compensation Committee may amend the provisions of LEAP or the terms of any outstanding awards under it provided that no amendment to the advantage of eligible employees or participants will be made without the prior approval by ordinary resolution of the share owners of WPP unless the amendment is a minor amendment to benefit the administration of LEAP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in LEAP or for any member of the WPP Group.

Variation of share capital

In the event of a variation of the share capital of WPP, the Compensation Committee may make such amendments to the terms of outstanding awards and the terms on which investment shares are held as they consider appropriate and the auditors (or other advisers) confirm to be, in their opinion, fair and reasonable.

(d)	WPP Group plc Performance Share Plan (the PSP)

Outline

PSP was adopted by WPP in June 1993 to motivate senior executives by notionally allocating performance shares representing WPP Shares or bonus units under PSP. The Compensation Committee has amended PSP on various occasions since 1993. The effect of the Scheme on awards under PSP is summarised in paragraph 14 of Part 3 of this document. It is not proposed to continue making regular awards under PSP. However, WPP wishes to have the ability to use PSP in the future if circumstances change or, indeed, it is necessary in a particular case. The terms of the plan will be available for inspection as set out in paragraph 8 of the notes to the notice of the Extraordinary General Meeting in Part 7 of this document.

Eligibility

Participants in PSP are executive directors or full-time employees of the WPP Group who are determined by the Compensation Committee to be senior management personnel who are important to the success of the WPP Group. Awards may be conditional on the participant’s continued employment in the WPP Group over the performance period or in any other manner the Compensation Committee may determine.

PART 3: ADDITIONAL INFORMATION

Performance period and performance objectives

The performance period over which the achievement of any performance objectives is to be determined is generally not less than three years. The Compensation Committee determines performance share payments on the basis of performance over the applicable performance period. If the performance objective is not satisfied for any performance period no payments or transfer of WPP Shares will be made to any participant on account of that performance period. Unless the Compensation Committee determines otherwise, awards under PSP lapse on termination of employment at any time prior to the expiration of the performance period or, if Compensation Committee determines otherwise, on the date for valuing WPP shares for the purposes of determining the payment which a participant will be entitled to receive.

Performance Shares

The term performance shares is a reference to units of bonus or WPP Shares and the award represents the contingent right to receive a sum of money per unit held or a transfer of WPP Shares.

Form of Awards

The Compensation Committee may make an award in the following forms:

•	as two separate awards, including either or both of a bonus award payable at the end of the performance period and an award of an option to acquire WPP Shares;

•	an option to acquire the WPP Shares exercisable for a nil or a nominal consideration;

•	an award of WPP Shares, subject to restrictions, or a promise to receive WPP Shares; and

•	such other form which the Compensation Committee considers has a substantially similar purpose or effect.

Scheme Limits

PSP does not contain any scheme limits. However if New WPP Shares are delivered pursuant to the PSP they will be New WPP Shares held by one of WPP’s employee benefit trusts. No New WPP Shares will be issued to satisfy existing awards under PSP (on exchange of shares for WPP Shares) or on any future awards granted by New WPP.

There are no maximum entitlements under the rules of the PSP.

Optional Deferred Payments

Payments or transfers of WPP Shares to which a participant is entitled are generally made as soon as practicable from 6th March in the year following the end of the performance period. Prior to the end of the performance period the participant may make an election to defer distribution of any amount he may be entitled to receive in respect to such performance shares.

Pensionability

Benefits under PSP are not pensionable.

Variation of share capital

In the event of a variation of the share capital of WPP, the Compensation Committee may make such amendments to the terms of outstanding awards and the terms on which investment shares are held as they consider appropriate.

Amendments

The Compensation Committee may amend the provisions of the PSP or the terms of any outstanding awards under it provided that no amendments to the advantage of eligible employees or participants will be made without prior approval by ordinary resolution of the share owners of WPP unless the amendment is a minor amendment to benefit the administration of the PSP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the PSP or for any member of the WPP Group.

21.	Amendments to the WPP Articles of Association

Part of the resolution to approve the Scheme Proposals relates to the approval of certain changes to the WPP Articles of Association (conditional on the Scheme becoming effective). These changes are set out in full in the notice of Extraordinary General Meeting in Part 7 of this document.

The proposed new Article 137 set out in paragraph (c) of the resolution relating to the Scheme Proposals provides a mechanism to deal with existing rights over WPP Shares (for example under certain WPP Share Plans). Under the

PART 3: ADDITIONAL INFORMATION

proposed new Article 137, if WPP issues WPP Shares after the Scheme becomes effective other than to New WPP (for example, to an optionholder or exercise of an option), New WPP will automatically become entitled to acquire such WPP Shares in consideration for itself issuing or procuring the transfer of an equivalent number of New WPP Shares. This mechanism is necessary because not all rights over WPP Shares can be transferred into rights over New WPP Shares (see paragraph 14 of this Part 3 for a more detailed explanation in relation to the WPP Share Plans).

22.	Consent

Merrill Lynch International has given and not withdrawn its written consent to the issue of this document with the inclusion herein of its letter and the references to its name in the form and context in which they appear.

23.	Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Allen & Overy LLP, One New Change, London EC4M 9QQ and at the registered office of WPP during normal business hours on any business day from the date of this document until the Scheme becomes effective or lapses and will also be available for inspection at the Extraordinary General Meeting and the Court Meeting:

(a)	the Memorandum and Articles of Association of WPP (as currently in force, and as they will be following the proposed amendment at the Extraordinary General Meeting);

(b)	the Memorandum and Articles of Association of New WPP;

(c)	the rules of the WPP Share Plans referred to in paragraph (D) of the resolution numbered 1 to be proposed at the Extraordinary General Meeting marked up to reflect the proposed amendments to the rules of those plans and the rules of the Tempus Group PLC 1998 Long Term Incentive Plan;

(d)	the rules of the Continuing Share Plans marked up to reflect the proposed amendments to these plans;

(e)	the rules of the New Share Plans;

(f)	the service contracts and letters of appointment for non-executive Directors referred to in paragraph 4(b) above;

(g)	the consent letter referred to in paragraph 22 above;

(h)	the audited consolidated financial statements of WPP for the three years ended 31 December 2002, 31 December 2003 and 31 December 2004;

(i)	the unaudited interim financial statements of WPP for the six months ended 30 June 2005;

(j)	the Prospectus; and

(k)	a copy of this Circular.

A copy of the Prospectus is also available to WPP Share Owners free of charge, by calling the Share Owner Helpline. Please see the details of the Share Owner Helpline set out on page 5 of this document.

24.	Incorporation of certain documents by reference

WPP’s annual report on Form 20-F for the fiscal year ended December 31, 2004 is incorporated into this document by this reference.

WPP and New WPP also incorporate by reference into this document additional documents that they may file with or furnish to the SEC after the date of this document and prior to the Effective Date. These include reports such as Annual Reports on Form 20-F and any Reports on Form 6-K expressly designated as being incorporated by reference into this document.

WPP and New WPP will provide without charge to each person to whom a copy of this document has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this document, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Written requests for copies of any such document should be directed to: WPP Group plc, 27 Farm Street, London W1J 5RJ, UK, marked for the attention of: Marie Capes, Group Company Secretary. Oral requests for copies of any such document should be directed to: Marie Capes, Group Company Secretary, WPP Group plc, Telephone: +44-20-7408-2204.

PART 4: SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 5655 of 2005

IN THE MATTER OF WPP GROUP plc

and

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under Section 425 of the Companies Act 1985)

between

WPP GROUP plc

and

THE HOLDERS OF THE SCHEME SHARES

(as hereinafter defined)

PRELIMINARY

(A)	In this Scheme of Arrangement, unless the context otherwise requires, the following expressions shall bear the following meanings:

Act	the Companies Act 1985, as amended

business day	a day (excluding Saturday or Sunday) on which banks generally are open for business in the City of London for the transaction of normal banking business

Clause	a clause of this Scheme

Court	the High Court of Justice of England and Wales

Court Hearing	the hearing by the Court of the petition to sanction the Scheme and to confirm the reduction of share capital of WPP pursuant to the Scheme under section 137 of the Act

Court Meeting	the meeting of the holders of WPP Shares convened by order of the Court pursuant to section 425 of the Act to consider and, if thought fit, approve this Scheme, and any adjournment thereof

CREST	the system for the paperless settlement of trades in listed securities operated by CRESTCo

CRESTCo	CRESTCo Limited

CREST Regulations	the Uncertificated Securities Regulations 2001, as amended

Effective Date	the date on which this Scheme becomes effective in accordance with Clause 7

New Shares	ordinary shares of 10 pence each in the capital of WPP created following the cancellation of the Scheme Shares and to be issued credited as fully paid to New WPP pursuant to the Scheme

New WPP	WPP 2005 plc, a public limited company incorporated in England and Wales with registered number 05537577

PART 4: SCHEME OF ARRANGEMENT

New WPP Shares	ordinary shares of 475 pence each (or such lower nominal value as the directors of New WPP shall decide before the date on which the Court is asked to sanction the Scheme) in the capital of New WPP to be issued credited as fully paid pursuant to the Scheme

pence or £	the lawful currency of the United Kingdom

Scheme or Scheme of Arrangement	this scheme of arrangement proposed to be made under section 425 of the Act with or subject to any modification, addition or condition approved or imposed by the Court

Scheme Record Time	6.00 p.m. (London time) on the later of 24 October 2005 and the business day immediately preceding the Effective Date

Scheme Share Owner	a holder of Scheme Shares as appearing in the register of members of WPP at the Scheme Record Time

Scheme Shares

(a)    all the WPP Shares in issue at the date of this Scheme;

(b)    all (if any) additional WPP Shares in issue at the Scheme Voting Record Time; and

(c)    all (if any) further WPP Shares which may be in issue immediately before the confirmation by the Court of the reduction of capital provided for by Clause 1 of this Scheme in respect of which the original or any subsequent holders shall be bound by the Scheme or in respect of which the original or any subsequent holders shall have agreed in writing to be so bound

Scheme Voting Record Time	6.00 p.m. on 24 September 2005 or, if the Court Meeting is adjourned, 48 hours before the time appointed for any adjourned Court Meeting

share owner	a registered holder of WPP Shares or New WPP Shares (as the case may be) and includes any person(s) entitled by transmission

uncertificated or in uncertificated form	in relation to a share or other security, a share or other security title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

WPP	WPP Group plc, a public limited company incorporated in England and Wales with registered number 01003653

WPP Shares	ordinary shares of 10 pence each in the capital of WPP

(B)	The authorised share capital of WPP at the date of this Scheme is £175,000,000 divided as follows:

	Authorised
	Number	Nominal value
WPP Shares	1,750,000,000	10	p

of which, as at 30 August 2005, 1,263,716,330 WPP Shares had been issued and were credited as fully paid and the remainder were unissued.

(C)	New WPP was incorporated in England and Wales as a public limited company on 16 August 2005, with registered number 05537577.

(D)

The authorised share capital of New WPP at the date of this Scheme is £8,312,550,000 divided into 1,750,000,000 New WPP Shares of 475 pence each and 50,000 redeemable preference shares of £1 each. Two subscriber shares

PART 4: SCHEME OF ARRANGEMENT

have been issued and are fully paid and the 50,000 redeemable preference shares have been issued and are paid up in full. All other shares are unissued.

(E)	The existing shareholders of New WPP passed a special resolution on 26 August 2005 to, subject to Court approval and the Scheme becoming effective, reduce the capital of New WPP by decreasing the nominal value of each New WPP Share and each unissued share in the capital of New WPP from 475 pence (or such lower nominal value as the directors of New WPP shall decide before the date on which the Court is asked to sanction the Scheme) by 465 pence to 10 pence. The New WPP Shares to be issued pursuant to the Scheme will be issued subject to this resolution.

(F)	New WPP has agreed to appear by Counsel at the Court Hearing to consent to the Scheme and to undertake to be bound thereby and, in the case of New WPP, to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

(G)	Conditional on the Scheme becoming effective, New WPP shall change its name to WPP Group plc and WPP shall change its name to WPP 2005 plc. It is likely that WPP will be re-registered as a private limited company shortly after the Scheme becomes effective.

THE SCHEME

1.	Cancellation of Scheme Shares

(a)	The issued share capital of WPP shall be reduced by cancelling and extinguishing the Scheme Shares.

(b)	Forthwith and contingent upon the reduction of capital referred to in Clause 1(a) taking effect:

(i)	the authorised share capital of WPP shall be increased to its former amount by the creation of such number of New Shares as shall be equal to the aggregate number of Scheme Shares cancelled pursuant to Clause 1(a); and

(ii)	WPP shall apply the credit arising in its books of account as a result of such reduction of capital in paying up, in full at par, the New Shares created pursuant to Clause 1(b)(i) and shall allot and issue the same, credited as fully paid up, to New WPP and/or its nominee or nominees.

2.	Consideration for the cancellation of the Scheme Shares

In consideration of the cancellation of the Scheme Shares and the issue of the New Shares to New WPP and/or its nominee or nominees pursuant to Clause 1, New WPP shall (subject to the remaining provisions of this Clause and to the provisions of Clauses 3, 4 and 5), allot and issue (credited as fully paid) New WPP Shares to the Scheme Share Owners on the basis of one New WPP Share for each Scheme Share held at the Scheme Record Time.

3.	Allotment and issue of New WPP Shares

(a)	The New WPP Shares to be issued pursuant to Clause 2 shall rank in full for all dividends or distributions made, paid or declared after the Effective Date on the ordinary share capital of New WPP.

(b)	The provisions of Clause 2 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any Scheme Share Owner who is a citizen, resident or national of any jurisdiction outside the United Kingdom (overseas share owner), New WPP is advised that the allotment and issue of New WPP Shares pursuant to Clause 2 would infringe the laws of any jurisdiction outside the United Kingdom or would require New WPP to observe any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of New WPP, it would be unable to comply or which it regards as unduly onerous, then New WPP may in its sole discretion either:

(i)

determine that no such New WPP Shares shall be allotted and issued to such share owner under Clause 2 but instead such shares shall be allotted and issued to a nominee appointed by New WPP as trustee for such share owner, on terms that they shall, as soon as practicable following the Scheme Record Time, be sold on behalf of such share owner at the best price which can reasonably be obtained and the net proceeds of such sale shall (after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) be paid to such share owner by sending a cheque or warrant to such share owner in accordance with the provisions of Clause 4. In the absence of bad faith or wilful default, none of WPP, New

PART 4: SCHEME OF ARRANGEMENT

WPP or any broker or agent of either of them shall have any liability for any loss arising as a result of the timing or terms of any such sale; or

(ii)	determine that such New WPP Shares shall be sold, in which event the New WPP Shares shall be issued to such share owner and New WPP shall appoint a person to act pursuant to this Clause 3(b)(ii) and such person shall be authorised on behalf of such share owner to procure that any shares in respect of which New WPP has made such a determination shall, as soon as practicable following the Scheme Record Time, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) shall be paid to such share owner by sending a cheque or warrant to such share owner in accordance with the provisions of Clause 4. To give effect to any such sale, the person so appointed shall be authorised on behalf of such share owner to execute and deliver a form of transfer and to give such instructions and do all such things which he may consider necessary or expedient in connection with such sale. In the absence of bad faith or wilful default, none of WPP, New WPP or the person so appointed shall have any liability for any loss or damage arising as a result of the timing or terms of such sale.

4.	Certificates and payments

(a)	Not later than five business days after the Effective Date, New WPP shall allot and issue all New WPP Shares which it is required to allot and issue to give effect to this Scheme.

(b)	As soon as reasonably practicable after the Effective Date, and not less than 15 days after the Effective Date, New WPP shall send by post to the allottees of the New WPP Shares certificates in respect of such shares, pursuant to Clause 2, save that where Scheme Shares are held in uncertificated form, New WPP will procure that CRESTCo is instructed to cancel the entitlement to Scheme Shares of each of the Scheme Share Owners concerned and to credit to the appropriate stock account in CREST of each such Scheme Share Owner the due entitlement to New WPP Shares.

(c)	Not later than 15 days following the sale of any relevant New WPP Shares pursuant to Clause 3(b), New WPP shall procure that the nominee referred to in Clause 3(b)(i) or such person appointed to act under Clause 3(b)(ii) shall account for the cash payable by despatching to the persons respectively entitled thereto cheques and/or warrants by post.

(d)	All certificates required to be sent by New WPP pursuant to Clause 4(b) and all cheques or warrants required to be sent pursuant to Clause 4(c) shall be sent through the post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the register of members of WPP at the Scheme Record Time (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the register in respect of the joint holding) or in accordance with any special instructions regarding communications received at the registered office of WPP before the Scheme Record Time.

(e)	If New WPP Shares are consolidated or subdivided or if the nominal value of New WPP Shares is reduced before the despatch of any certificates or the giving of any instructions in accordance with this Clause 4, the certificates or instructions shall relate to such New WPP Shares as so consolidated, subdivided and/or reduced.

(f)	None of WPP, New WPP, any nominee referred to in Clause 3(b)(i), such person appointed to act under Clause 3(b)(ii) or any agent of any of them shall be responsible for any loss or delay in transmission of certificates, cheques or warrants sent in accordance with this Clause 4.

(g)	All cheques and warrants shall be made payable to the share owner or, in the case of joint holders, to the first-named share owner in respect of the Scheme Shares concerned in sterling drawn down on UK clearing bank and the encashment of any such cheque or warrant shall be a complete discharge to New WPP for the monies represented thereby.

(h)	This Clause 4 shall be subject to any prohibition or condition imposed by law.

5.	Certificates representing Scheme Shares

With effect from and including the Effective Date, all certificates representing holdings of Scheme Shares shall cease to be valid in respect of such holdings. The share owners in respect of such shares shall be bound at the request of WPP to deliver such certificates for cancellation to WPP or to any person appointed by WPP to receive the same, unless such certificates have already been destroyed.

PART 4: SCHEME OF ARRANGEMENT

6.	Mandated payments and other instructions

Each mandate in force at the Scheme Record Time relating to the payment of dividends on Scheme Shares and each instruction then in force as to notices and other communications from WPP shall, unless and until varied or revoked, be deemed as from the Effective Date to be a valid and effective mandate or instruction to New WPP in relation to the corresponding New WPP Shares to be allotted and issued pursuant to this Scheme.

7.	Effective Date

(a)	This Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Scheme under section 425 of the Act shall have been duly delivered to the Registrar of Companies for registration and the Minute confirming under section 137 of the Act the reduction of capital provided for by this Scheme is registered by the Registrar of Companies.

(b)	Unless this Scheme shall have become effective on or before 30 June 2006 or such later date, if any, as WPP and New WPP may agree and the Court may allow, it shall lapse.

8.	Modification

WPP and New WPP may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

Dated: 31 August 2005

PART 5: DEFINITIONS

The following definitions apply throughout this document (except in those parts of this document containing the Scheme, the Notice of Extraordinary General Meeting and the Notice of Court Meeting, which contain separate definitions) unless the context requires otherwise.

401k Plans	the J. Walter Thompson Company U.S. Employees Profit Sharing and Matched Savings Plan, The M Plan, the Ogilvy & Mather Profit Sharing Retirement and 401(k) Plan, and the Hill and Knowlton Retirement and 401k Savings Plan

Admission	admission of the New WPP Shares to the Official List and to trading on the market for listed securities of the London Stock Exchange and “Admission becoming effective” means it becoming effective in accordance with paragraph 3.2.7 of the Listing Rules and the Admission and Disclosure Standards published by the London Stock Exchange

ADRs	American Depositary Receipts

the Board or the Directors	the directors of WPP, whose names are set out in paragraph 4(a) of Part 3 of this document

business day	a day (excluding Saturday or Sunday) on which banks generally are open for business in the City of London for the transaction of normal banking business

Companies Act 1985 or Act	the Companies Act 1985, as amended

Compensation Committee	the compensation committee of the Board

Continuing Share Plans	the WPP Group plc 2004 Leadership Equity Acquisition Plan and the WPP Group plc Performance Share Plan, each as described in paragraph 20 of Part 3 of this document

Court	the High Court of Justice of England and Wales

Court Hearing	the hearing by the Court of the petition to sanction the Scheme and to confirm the reduction of share capital of WPP pursuant to the Scheme under section 137 of the Act

Court Meeting	the meeting, notice of which is set out in Part 6 of this document, of the WPP Share Owners convened by order of the Court pursuant to section 425 of the Companies Act 1985 for 26 September 2005 at 3.30 p.m. to consider and, if thought fit, approve the Scheme, and any adjournment of it

CREST	the system for the paperless settlement of trades in listed securities operated by CRESTCo

CRESTCo	CRESTCo Limited

DTC	the Depositary Trust Company

CREST Regulations	the Uncertificated Securities Regulations 2001, as amended

Effective Date	the date on which the Scheme becomes effective in accordance with Clause 7 of the Scheme, expected to be 25 October 2005

Exchange Act	the United States Securities Exchange Act of 1934, as amended

Extraordinary General Meeting or EGM	the extraordinary general meeting of WPP convened for 26 September 2005 at 3.45 p.m., notice of which is set out in Part 7 of this document, and any adjournment of it

PART 5: DEFINITIONS

Grey Plans	the Grey Advertising Inc. 1994 Stock Incentive Plan and the Grey Global Group Inc. 2003 Senior Management Incentive Plan

in certificated form	in relation to a share or other security, a share or other security which is not in uncertificated form

ISA	individual savings accounts

Listing Rules	the listing rules of the UK Listing Authority

London Stock Exchange	London Stock Exchange plc

NASDAQ	National Association of Securities Dealers Automated Quotation System National Market

New Share Plans	the WPP Group plc 2005 Executive Stock Option Plan and the WPP Group plc 2005 Worldwide Ownership Plan both as described in paragraph 20 of Part 3 of this document

New Shares	the ordinary shares of 10 pence each in the capital of WPP created following the cancellation of the Scheme Shares which shall be of an aggregate nominal amount equal to the aggregate nominal amount of the shares cancelled

New WPP	WPP 2005 plc, a public limited company incorporated in England and Wales with registered number 05537577, which conditional on the Scheme becoming effective will be renamed WPP Group plc

New WPP ADSs	American Depositary Shares to be issued by the US Depositary in respect of and representing the right to receive five (5) New WPP Shares

New WPP Articles	the articles of association of New WPP

New WPP ADS Deposit Agreement	the deposit agreement relating to New WPP ADSs between New WPP and Citibank N.A. as described in paragraph 10 of Part 3 of this document

New WPP Memorandum	the memorandum of association of New WPP

New WPP Reduction of Capital	the proposed reduction of capital of New WPP under section 135 of the Companies Act 1985, as described in Part 1 of this document

New WPP Share Owner	a holder of New WPP Shares

New WPP Shares	means:

(i)     prior to the New WPP Reduction of Capital, the ordinary shares of 475 pence (or such lower nominal value as the directors of New WPP shall decide before the date on which the Court is asked to sanction the Scheme) each in New WPP to be allotted and issued pursuant to the Scheme; and

(ii) following the New WPP Reduction of Capital becoming effective, the ordinary shares of 10 pence each in New WPP

Official List	the Official List of the UK Listing Authority

pence or £	the lawful currency of the United Kingdom

PEP	personal equity plan

Proposals	collectively the Scheme Proposals and the Share Plans Proposals

Prospectus	the prospectus dated 31 August 2005 relating to New WPP and the New WPP Shares, prepared in accordance with the Prospectus Rules

PART 5: DEFINITIONS

Prospectus Rules	the prospectus rules of the UK Listing Authority made under section 73A of the Financial Services and Markets Act 2000

Registrars	the Company’s registrars, Computershare Investor Services PLC, P.O. Box 82, The Pavilions, Bridgwater Road, Bristol BS99 7NH

Scheme	the scheme of arrangement in its present form as set out in Part 4 of this document or with or subject to any modification, addition or condition approved or imposed by the Court

Scheme ADS Record Time	5.00 p.m. (New York time) on the later of 24 October 2005 and the business day immediately preceding the Effective Date

Scheme ADS	an ADS which represents Scheme Shares

Scheme Proposals	collectively the proposed Scheme and the subsequent New WPP Reduction of Capital as described in this document

Scheme Record Time	6.00 p.m. (London time) on the later of 24 October 2005 and the business day immediately preceding the Effective Date

Scheme Share Owner	a holder of Scheme Shares as appearing in the register of members of WPP at the Scheme Record Time

Scheme Shares	means:

(a) all the WPP Shares in issue at the date of the Scheme;

(b) all (if any) additional WPP Shares in issue at the Scheme Voting Record Time; and

(c)    all (if any) further WPP Shares which may be in issue immediately before the confirmation by the Court of the reduction of capital provided for by Clause 1 of the Scheme in respect of which the original, or any subsequent, holders shall be bound by the Scheme or in respect of which the original, or any subsequent, holders shall have agreed in writing to be so bound

Scheme Voting Record Time	6.00 p.m. (London time) on 24 September 2005 or, if the Court Meeting is adjourned, 48 hours before the time appointed for any adjourned Court Meeting

SEC	the United States Securities and Exchange Commission

Securities Act	the US Securities Act of 1933, as amended

share owner or holder	a registered holder of WPP Shares or New WPP Shares, as the context requires, including any person(s) entitled by transmission

Share Plans Proposals	the proposals relating to the approval of the New Share Plans and their adoption by the New WPP directors and the approval of the adoption by the New WPP directors of the Continuing Share Plans as described in this document

UK Listing Authority	the Financial Services Authority acting in its capacity as competent authority under the Financial Services and Markets Act 2000

uncertificated or in uncertificated form	in relation to a share or other security, a share or other security title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST

PART 5: DEFINITIONS

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US or USA	the United States of America, its territories and possessions, any state in the United States of America and the District of Columbia

US Depositary	Citibank N.A., including where the context requires, its nominee

WPP or the Company	WPP Group plc, a public limited company incorporated in England and Wales with registered number 01003653, which conditional on the Scheme becoming effective will be renamed WPP 2005 plc

WPP ADRs	American Depositary Receipt certificates evidencing WPP ADSs

WPP ADS	American Depositary Shares issued by the US Depositary in respect of and representing five WPP Shares

WPP Articles	Articles of Association of WPP

WPP Group or the Group	before the Effective Date, WPP and its subsidiaries and subsidiary undertakings, and, where the context requires, its associated undertakings and, after the Effective Date, New WPP and its subsidiaries and subsidiary undertakings, and, where the context requires, its associated undertakings

WPP Share Owner	a holder of WPP Shares

WPP Share Plans	the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan, the WPP Group plc Leadership Equity Acquisition Plan, the WPP Group plc 2004 Leadership Equity Acquisition Plan, the WPP Group plc Performance Share Plan, the WPP Group plc Annual Bonus Deferral Program, the Deferred Stock Units Awards Agreements, the Operating Company Long Term Incentive Plans, the Restricted Stock Awards, the Tempus Group PLC 1998 Long Term Incentive Plan, the Y&R Plans and the Grey Plans

WPP Shares	the ordinary shares of 10 pence each in the capital of WPP

Y&R Plans	the Young & Rubicam Inc. Directors Stock Option Plan, the Young & Rubicam 1997 Incentive Compensation Plan and the Young & Rubicam Holdings Inc. Management Stock Option Plan

PART 6: NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE	No. 5655 of 2005
CHANCERY DIVISION
COMPANIES COURT

Mr Registrar Jaques

IN THE MATTER OF WPP GROUP plc

AND

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an order dated the 26 day of August 2005 made in the above matters the Court has directed a meeting (the Court Meeting) to be convened of the holders (the WPP Share Owners) of ordinary shares of 10 pence each in the capital of WPP Group plc (the Company) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the holders of the Scheme Shares (as defined in the Scheme of Arrangement hereinafter mentioned) and that such meeting will be held at Allen & Overy LLP, One New Change, London EC4M 9QQ on 26 September 2005 at 3.30 p.m., at which place and time all holders of the said shares are requested to attend.

A copy of the Scheme of Arrangement and the Explanatory Statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this Notice forms a part.

WPP Share Owners may vote in person at the Court Meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead.

A white form of proxy for use at the Court Meeting is enclosed herewith.

It is requested that forms of proxy be lodged with the Registrars of the Company, Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, no later than 3.30 p.m. on 24 September 2005 or, in the event that the Court Meeting is adjourned, 48 hours before the time fixed for any adjourned meeting but, if forms are not so lodged, they may be handed to the Registrars, Computershare Investor Services PLC, or to the Chairman, at the Court Meeting.

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names appear in the register of members of the Company in respect of the joint holding.

The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that only those share owners registered in the register of members of the Company as at 6.00 p.m. (London time) on 24 September 2005 or, in the event that the Court Meeting is adjourned, in the register of members 48 hours before the time of any adjourned meeting shall be entitled to attend or vote in respect of the number of shares registered in their name at the relevant time. Changes to entries in the relevant register of members after 6.00 p.m. (London time) on 24 September 2005 or, in the event that the Court Meeting is adjourned, less than 48 hours before the time of any adjourned meeting shall be disregarded in determining the rights of any person to attend or vote at the Court Meeting.

By the said order, the Court has appointed Philip Lader or, failing him, Sir Martin Sorrell or failing him, Paul Richardson to act as chairman of the Court Meeting and has directed the chairman to report the result thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Dated 31 August 2005

Allen & Overy LLP

One New Change

London EC4M 9QQ

Solicitors for the Company

PART 7: NOTICE OF EXTRAORDINARY GENERAL MEETING

WPP Group plc

(Registered in England No. 01003653)

NOTICE IS HEREBY GIVEN THAT an Extraordinary General Meeting of WPP Group plc (the Company) will be held at Allen & Overy LLP, One New Change, London EC4M 9QQ on 26 September 2005 at 3.45 p.m. (or as soon thereafter as the Court Meeting of holders of WPP Shares of the Company convened for the same place and date shall have been concluded or adjourned) for the following purposes:

1.	to consider and, if thought fit, to pass the following resolution which will be proposed as a special resolution:

That:

(A)	the Scheme of Arrangement dated 31 August 2005 in its original form or with or subject to any modification, addition or condition approved or imposed by the Court (the Scheme) proposed to be made between the Company and the Scheme Share Owners (as defined in the Scheme) be approved and the Directors of the Company be and are hereby authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

(B)	for the purpose of giving effect to the Scheme:

(a)	the issued share capital of the Company be reduced by cancelling and extinguishing the Scheme Shares (as defined in the Scheme)

(b)	forthwith and contingently upon such reduction of capital taking effect:

(i)	the authorised share capital of the Company be increased to its former amount by the creation of such number of ordinary shares of 10 pence each in the capital of the Company (New Shares) as shall be of an aggregate nominal amount equal to the aggregate nominal amount of the Scheme Shares (as defined in the Scheme) cancelled pursuant to sub-paragraph (B)(a) of this resolution;

(ii)	the Company shall apply the credit arising in its books of account on such reduction of capital in paying up, in full at par, the New Shares which shall be allotted and issued, credited as fully paid, to New WPP (as defined in the Scheme) and/or its nominee or nominees; and

(iii)	the directors of the Company be and they are hereby generally and unconditionally authorised, for the purposes of Section 80 of the Companies Act 1985, to allot the New Shares provided that (a) the maximum number of shares which may be allotted hereunder shall be £175,000,000, (b) this authority shall expire on 30 June 2006, and (c) this authority shall be in addition to any subsisting authority conferred on the directors of the Company pursuant to the said Section 80;

(C)	conditional on the Scheme becoming effective, the Articles of Association of the Company be amended by the adoption and inclusion of the following new Article as Article 137:

“Scheme of Arrangement

137(A)	For the purpose of this Article 137, references to the Scheme are to the Scheme of Arrangement between the Company and the Scheme Share Owners dated 31 August 2005 under Section 425 of the Act in its original form or with or subject to any modification, addition or condition approved or imposed by the Court. Terms defined in the Scheme shall have the same meanings in this Article.

137(B)	Notwithstanding any other provisions of these Articles, if any WPP Shares are allotted and issued to any person (a new member) other than New WPP and/or its nominee or nominees or on conversion of 2.00 per cent. Convertible Bonds due 2007 after the time at which this Article becomes effective they will:

(i)	if allotment and issue is prior to the confirmation by the Court of the reduction of capital provided for under the Scheme, be allotted and issued subject to the terms of the Scheme and shall be Scheme Shares for the purposes thereof and the new member, and any subsequent holder other than New WPP and/or its nominee or nominees, shall be bound by the terms of the Scheme; and

PART 7: NOTICE OF EXTRAORDINARY GENERAL MEETING

(ii)	if allotment and issue is after the Scheme has become effective, be immediately transferred to New WPP and/or its nominee or nominees in consideration of and conditional on the issue or transfer to the new member of one New WPP Share for each WPP Share so transferred. Any New WPP Shares issued pursuant to this Article 137(B)(ii) to the new member will be credited as fully paid and will rank equally in all respects with all New WPP Shares in issue at the time and be subject to the Articles of Association of New WPP.

137(C)	The number of New WPP Shares to be issued or transferred to the new member under this Article 137 may be adjusted by the directors of the Company in such manner as the Company’s auditors may determine on any reorganisation of or material alteration of the share capital of either the Company or of New WPP or any other return of value to holders of New WPP Shares effected after the Effective Date, provided always that any fractions of a New WPP Share shall be disregarded and shall be aggregated and sold for the benefit of New WPP.

137(D)	In order to give effect to any such transfer required by this Article 137, the Company may appoint any person to execute and deliver a form of transfer on behalf of the new member in favour of New WPP and/or its nominee or nominees and to agree for and on behalf of the new member to become a member of New WPP. Pending the registration of New WPP as a holder of any share to be transferred pursuant to this Article 137, New WPP shall be empowered to appoint a person nominated by the directors of the Company to act as attorney on behalf of any holder of such share in accordance with such directions as New WPP may give in relation to any dealings with or disposal of such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and any holder of such share shall exercise all rights attached thereto in accordance with the directions of New WPP but not otherwise.”;

(D)	conditional on the Scheme becoming effective, (a) the rules of the WPP Group plc Performance Share Plan, the WPP Group plc 1999 Leadership Equity Acquisition Plan, the WPP Group plc 2004 Leadership Equity Acquisition Plan, Deferred Stock Unit Awards Agreements, the WPP Executive Stock Option Plan and the WPP Worldwide Ownership Plan be amended in the manner described in paragraph 14 of Part 3 of the Circular to share owners dated 31 August 2005 (and as set out in the revised rules as presented to the meeting) and (b) the directors of New WPP (as defined in the Scheme referred to and defined in resolution numbered 1 above) be and they are hereby authorised to adopt subsisting awards under such plans (with the exception of the Deferred Stock Unit Award Agreement granted by WPP Group USA, Inc.) and the Tempus Group plc 1998 Long Term Incentive Plan;

(E)	the New WPP Reduction of Capital (as described in Part 1 of the document containing the explanatory statement sent out with the Scheme pursuant to the provisions of Section 426 of the Act) be approved;

(F)	conditional on the Scheme becoming effective, the name of the Company be changed to WPP 2005 plc; and

(G)	conditional on the Scheme becoming effective, the Company’s shares be de-listed from the Official List.

2.	To consider and, if thought fit, to pass the following resolution which will be proposed as an ordinary resolution:

That the WPP 2005 Executive Stock Option Plan, the principal terms of which are summarised in paragraph 20 of Part 3 of the Circular to share owners dated 31 August 2005, as set out in the rules of the WPP 2005 Executive Stock Option Plan produced to the meeting and initialled by the Chairman for the purposes of identification, be and it is hereby approved and the directors of New WPP (as defined in the Scheme referred to and defined in resolution numbered 1 above) be and they are hereby authorised (a) to adopt it conditional only on the Scheme becoming effective and to do all other such acts and things as they may consider appropriate to implement the WPP 2005 Executive Stock Option Plan, and (b) to establish further plans based on the WPP 2005 Executive Stock Option Plan in any jurisdiction but modified to take account of local tax, exchange control or securities laws in those jurisdictions provided that any New WPP Shares allocated under any further plans will count against the limits on the number of New WPP Shares that may be allocated under the WPP 2005 Executive Stock Option Plan.

PART 7: NOTICE OF EXTRAORDINARY GENERAL MEETING

3.	To consider and, if thought fit, to pass the following resolution which will be proposed as an ordinary resolution:

That the WPP 2005 Worldwide Ownership Plan, the principal terms of which are summarised in paragraph 20 of Part 3 of the Circular to share owners dated 31 August 2005, as set out in the rules of the WPP 2005 Worldwide Ownership Plan produced to the meeting and initialled by the Chairman for the purposes of identification, be and it is hereby approved and the directors of New WPP (as defined in the Scheme referred to and defined in resolution numbered 1 above) be and they are hereby authorised (a) to adopt it conditional only on the Scheme becoming effective and to do all other such acts and things as they may consider appropriate to implement the WPP 2005 Worldwide Ownership Plan, and (b) to establish further plans based on the WPP 2005 Worldwide Ownership Plan in any jurisdiction but modified to take account of local tax, exchange control or securities laws in those jurisdictions provided that any New WPP Shares allocated under any further plans will count against the limits on the number of New WPP Shares that may be allocated under the WPP 2005 Worldwide Ownership Plan.

4.	To consider and, if thought fit, to pass the following resolution which will be proposed as an ordinary resolution:

That conditional only on the Scheme becoming effective, the directors of New WPP (as defined in the Scheme referred to and defined in resolution numbered 1 above) be and they are hereby authorised (a) to adopt the WPP Group plc 2004 Leadership Equity Acquisition Plan as currently operated by the Company and as amended at the Extraordinary General Meeting of the Company at which this resolution is passed and to do all other such acts and things as they may consider appropriate to operate the WPP Group plc 2004 Leadership Equity Acquisition Plan, and (b) to establish further plans based on the WPP Group plc 2004 Leadership Equity Acquisition Plan in any jurisdiction but modified to take account of local tax, exchange control or securities laws in those jurisdictions provided that any New WPP Shares allocated under any further plans will count against the limit on the number of New WPP Shares that may be allocated under the WPP Group plc 2004 Leadership Equity Acquisition Plan.

5.	To consider and, if thought fit, to pass the following resolution which will be proposed as an ordinary resolution:

That conditional only on the Scheme becoming effective, the directors of New WPP (as defined in the Scheme referred to and defined in resolution numbered 1 above) be and they are hereby authorised (a) to adopt the WPP Performance Share Plan as currently operated by the Company and as amended at the Extraordinary General Meeting of the Company at which this resolution is passed and to do all other such acts and things as they may consider appropriate to operate the WPP Group plc Performance Share Plan, and (b) to establish further plans based on the WPP Group plc Performance Share Plan in any jurisdiction but modified to take account of local tax, exchange control or securities laws in those jurisdictions provided that any New WPP Shares allocated under any further plans will count against the limit on the number of New WPP Shares that may be allocated under the WPP Group plc Performance Share Plan.

By order of the Board

M W Capes, Secretary 31 August 2005 Registered Office Pennypot Industrial Estate, Hythe, Kent CT21 6PE

Notes:

(1)	You are requested to lodge the enclosed Form of Proxy with the Company’s registrars, Computershare Investor Services PLC at P.O. Box 1075 The Pavilions, Bridgewater Road, Bristol BS99 3FA (together with any power of attorney or other authority under which it is signed, or a notarially certified copy of such power or authority) so as to be received not less than 48 hours before the time appointed for the meeting.

(2)

To be entitled to attend and vote at the meeting (and for the purpose of the determination by the Company of the number of votes that can be cast), members must be entered on the Company’s register of members at 6.00 p.m. on 24 September 2005 (the “Specified Time”). If the meeting is adjourned to a time not more than 48 hours after the Specified Time applicable to the original meeting, the Specified Time will also apply for the purpose of determining the entitlement of members to attend and vote (and for the purpose of determining the number of votes they may cast) at the adjourned meeting. If, however, the meeting is adjourned for a longer period then, to be so entitled, members must be entered on the Company’s register of members at 6.00 p.m. on the day which is

PART 7: NOTICE OF EXTRAORDINARY GENERAL MEETING

two days before the date fixed for the adjourned meeting or, if the Company gives notice of this adjourned meeting and an entitlement time is specified in that notice, at the time specified in that notice.

(3)	In the case of joint share owners, the vote of the first named in the Register of Members who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other share owner(s).

(4)	In the case of a share owner which is a corporation, this form must be executed either under its common seal, or under the hand of an officer or attorney duly authorised in writing in that behalf.

(5)	You are entitled to appoint one or more proxies of your choice who need not be share owners of the Company but must attend the meeting in person to represent you.

(6)	To submit your proxy instructions electronically:

(a)	you may submit your proxy over the internet by accessing the Company’s website www.wppinvestor.com. You will need your unique share owner reference number (SRN) and personal identification number (PIN) printed on this form in order to log in. You can access the Company’s website from any internet-enabled PC with Internet Explorer 4 or Netscape 4 or above. The use by share owners of the electronic proxy appointment service will be governed by the terms and conditions of use which will appear on the website. Electronic proxies must be completed and lodged in accordance with the instructions on the website by no later than 48 hours before the time appointed for the meeting; or

(b)	alternatively CREST members can submit their vote through CREST electronic proxy appointment service.

(7)	Completion and return of the Form of Proxy or appointing your proxy electronically will not prevent you from attending and voting at the meeting instead of your proxy, if you so wish.

(8)	Copies of the following documents are available for inspection during normal business hours at the Registered Office of the Company and at the offices of Allen & Overy LLP, One New Change, London EC4M 9QQ on any weekday (Saturdays, Sundays and public holidays excepted) from the date of this Notice of Extraordinary General Meeting and at the place of the meeting from 3.00 p.m. until the close of the meeting:

(a)	the register of directors’ interests in shares of the Company;

(b)	the directors’ contracts of service and letters of appointment for the non-executive directors;

(c)	the existing and proposed revised Articles of Association of the Company;

(d)	the Memorandum and Articles of Association of New WPP;

(e)	rules of the WPP Share Plans listed in paragraph (D) of resolution 1 including the proposed revisions to the rules of those plans;

(f)	the New Share Plans and the Continuing Share Plans;

(g)	the Prospectus; and

(h)	the Circular to share owners dated 31 August 2005.

Explanatory notes to the Notice of Extraordinary General Meeting

The above Notice of Extraordinary General Meeting and these explanatory notes are important and require your immediate attention. If you are in any doubt as to what action you should take, you should consult your stockbroker, bank manager, solicitor, accountant or other appropriately authorised financial adviser.

The Extraordinary General Meeting is a meeting to enable WPP Share Owners to vote on various matters in connection with the proposed scheme of arrangement under the Companies Act 1985. The Directors of WPP Group plc unanimously recommend that Share Owners should vote in favour of the resolutions.

Resolution 1: To implement the Scheme

The Company proposes to introduce a new parent company, currently called WPP 2005 plc but proposed to be renamed WPP Group plc, for the WPP group of companies by way of a scheme of arrangement (the Scheme). The background to and reasons for the Scheme are set out in the Chairman’s letter included in the Circular to share owners

PART 7: NOTICE OF EXTRAORDINARY GENERAL MEETING

dated 31 August 2005 which includes the Notice of Extraordinary General Meeting (the Circular). The resolution seeks to obtain share owner approval for certain matters in connection with the Scheme.

Paragraphs (A) and (B) of the resolution are proposed to give the Directors the necessary powers and authorities to implement the Scheme. Paragraph (C) of the resolution seeks to amend the Articles of Association of WPP to ensure that New WPP will automatically acquire any WPP Share allotted and issued to any person after the Scheme becomes effective. This amendment is being made principally to facilitate the continuation of subsisting awards under the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan and the WPP Group plc Performance Share Plan.

Paragraph (D) of the resolution is proposed:

(i)	to amend the rules of the WPP Group plc 1999 Leadership Equity Plan, the WPP Group plc 2004 Leadership Equity Acquisition Plan, the WPP Group plc Performance Share Plan and the Deferred Stock Units Awards Agreements so as to enable subsisting awards granted under these plans to be operated in relation to New WPP Shares;

(ii)	to amend the rules of the WPP Executive Stock Option Plan and the WPP Worldwide Ownership Plan to enable subsisting options to continue as options to acquire WPP Shares and to reflect the commitment of New WPP to acquire such shares immediately on issue by the Company under the amended Articles of Association of the Company and to authorise the directors of New WPP to accept the commitment to acquire such shares on such terms; and

(iii)	to authorise the directors of New WPP to adopt subsisting awards under the above plans (with the exception of the Deferred Stock Units Awards Agreement granted by WPP Group USA, Inc.) and the Tempus Group 1998 Long Term Incentive Plan.

Paragraph (E) of the resolution is proposed to enable WPP Share Owners, who will become share owners of New WPP if the Scheme becomes effective, to approve the reduction of capital of New WPP. The background to and reasons for the reduction of capital are set out in Part 1 of the Circular.

Paragraph (F) of the resolution is proposed to change the name of WPP Group plc to WPP 2005 plc, conditional on the Scheme becoming effective. This is to enable the proposed new parent company to be renamed WPP Group plc once it becomes the parent company of the WPP Group.

Paragraph (G) of the resolution is proposed to approve the de-listing of the Company’s shares from the Official List, conditional on the Scheme becoming effective. Once the Scheme is effective the Company will be a wholly owned subsidiary of the proposed new parent company and so its shares will no longer need to be listed. This resolution to formally approve the de-listing is a requirement of the Listing Rules. The New WPP Shares that share owners will receive through the Scheme will be listed, as set out in the Circular.

Resolutions 2 and 3: To authorise the New WPP directors to adopt the New Share Plans

The resolutions are to authorise the directors of New WPP to adopt the New Share Plans (for the purposes of making future awards) conditional only on the Scheme becoming effective. The New Share Plans are to be used as part of the arrangements to provide incentives to employees of the WPP Group once New WPP becomes the new parent company of the WPP Group. Further details are set out in Part 1 of the Circular. A summary of the principal terms of the New Share Plans are set out in paragraph 20 of Part 3 of the Circular.

Each resolution proposes to authorise the adoption of a New Share Plan and to permit the New WPP directors to adopt further plans based on them but tailored to apply in particular countries.

Resolutions 4 and 5: To authorise the New WPP directors to adopt the Continuing Share Plans

The resolutions are to authorise the directors of New WPP to adopt the Continuing Share Plans (for the purposes of making future awards) conditional only on the Scheme becoming effective. The Continuing Share Plans are some of the plans currently operated by WPP but amended, where required, to permit them to be operated over New WPP Shares. The Continuing Share Plans are to be used as part of the arrangements to provide incentives to employees of the WPP Group once New WPP becomes the new parent company of the WPP Group. Further details are set out in Part 1 of the Circular. A summary of the principal terms of the Continuing Share Plans is set out in paragraph 20 of Part 3 of the Circular.

Each resolution proposes to authorise the adoption of a Continuing Share Plan and to permit the New WPP directors to adopt further plans based on them but tailored to apply in particular countries.